   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                       UNITED STATES FILTER CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

           DELAWARE                         3589                        33-266015
 (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
     OF INCORPORATION OR
        ORGANIZATION)           CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211
                                (760) 340-0098
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              DAMIAN C. GEORGINO
       EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                       UNITED STATES FILTER CORPORATION
                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211
                                (760) 340-0098
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

               THOMAS J. LEARY                                 NICK E. YOCCA
            O'MELVENY & MYERS LLP                             JEFFREY B. COYNE
    610 NEWPORT CENTER DRIVE, 17TH FLOOR              STRADLING YOCCA CARLSON & RAUTH
    NEWPORT BEACH, CALIFORNIA 92660-6429            660 NEWPORT CENTER DRIVE, SUITE 1600
               (949) 760-9600                         NEWPORT BEACH, CALIFORNIA 92660
                                                               (949) 725-4000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the Merger has become effective under the Merger Agreement as described herein.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                                    PROPOSED        PROPOSED     AMOUNT OF
                                    MAXIMUM         MAXIMUM      AGGREGATE
     TITLE OF EACH CLASS OF       AMOUNT TO BE   OFFERING PRICE  OFFERING   REGISTRATION
   SECURITIES TO BE REGISTERED   REGISTERED(2)     PER SHARE     PRICE(3)      FEE(4)
----------------------------------------------------------------------------------------
 Common Stock, par value
 $.01 per share (including
 Rights)(5).................... 3,196,094 shares Not applicable $31,401,627    $8,730
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

                                        (Footnotes continued on following page)

(Footnotes continued from previous page)

(1) This Registration Statement relates to Common Stock, par value $.01 per share (including the associated Rights, "U.S. Filter Common Stock"), of United States Filter Corporation (the "Registrant") to be issued to holders of Common Stock, par value $0.15 per share ("Unit Common Stock"), of Unit Instruments, Inc. ("Unit") in connection with the merger (the "Merger") of Kinetics Acquisition Corp. ("Subcorp"), a wholly owned subsidiary of the Registrant, with and into Unit, as described in the Agreement and Plan of Merger among the Registrant, Subcorp and Unit, dated as of July 2, 1998, and amended by the First Amendment thereto dated August 5, 1998 and the Second Amendment thereto dated November 10, 1998, attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement (such Agreement and Plan of Merger, as amended by such First Amendment and Second Amendment to Agreement and Plan of Merger, is referred to herein as the "Merger Agreement").

(2) The number of shares of U.S. Filter Common Stock to be registered is based upon the expected number of shares of Unit Common Stock to be converted into shares of U.S. Filter Common Stock pursuant to the Merger Agreement (3,995,118, which was the number of shares of Unit Common Stock outstanding as of December 4, 1998), multiplied by the exchange ratio that would result pursuant to the Merger Agreement if the average of the closing price per share for shares of U.S. Filter Common Stock as reported on the New York Stock Exchange Composite Tape on each of the 20 days ending on the fifth trading day preceding the closing date of the Merger was $10.00 (.8000).

(3) Pursuant to Rule 457(f)(1) of the Securities Act, this amount was calculated upon the basis of the average of the high and low prices of Unit Common Stock reported on the Nasdaq National Market as of
    December 15, 1998 ($7.86 per share), multiplied by the number of shares of Unit Common Stock expected to be exchanged for U.S. Filter Common Stock pursuant to the Merger Agreement as calculated in note (2) above (3,995,118 shares). This amount is estimated solely for the purpose of calculating the Registration Fee.

(4) A fee of $5,911.00 was paid on September 24, 1998 pursuant to Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-6(i)(1) and Rule 0-11 promulgated under the Exchange Act in respect of the Merger upon the filing by Unit of preliminary proxy statement materials relating to the Merger. Pursuant to Rule 457(b) under the Securities Act and Section 14(g)(1)(B) of the Exchange Act and Rule 0-11(2) promulgated thereunder, the amount of such previously paid fee may be credited against the registration fee payable in connection with this filing. Accordingly, only $2,819 of the total registration fee of $8,730, calculated pursuant to Section 6(b) of the Securities Act which requires a fee of $278 per $1,000,000 of the maximum aggregate price at which the U.S. Filter Common Stock is proposed to be offered, is required to be paid with this Registration Statement.

(5) A Preferred Stock Purchase Right (a "Right" or, collectively, "Rights") is a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Registrant. One Right is initially attached to each share of U.S. Filter Common Stock being registered hereby. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing the U.S. Filter Common Stock, and will be transferred only with such shares of U.S. Filter Common Stock.

                               ----------------

  Pursuant to Rule 416(a), the number of shares registered herein shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                    [LOGO OF UNIT INSTRUMENTS APPEARS HERE]

                               December 17, 1998

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of the Shareholders (the "Unit Special Meeting") of Unit Instruments, Inc., a California corporation ("Unit") to be held on January 22, 1999 at 8:00 a.m., local time, at Unit's principal executive offices located at 22600 Savi Ranch Parkway, Yorba Linda, California 92887.

  As described in the enclosed Proxy Statement/Prospectus, at the Unit Special Meeting, shareholders will be asked to vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 2, 1998, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of August 5, 1998, and by that certain Second Amendment to Agreement and Plan of Merger dated as of November 10, 1998 (such Agreement and Plan of Merger, as amended by such First Amendment and Second Amendment thereto, is referred to herein as the "Merger Agreement"), among Unit, United States Filter Corporation, a Delaware corporation ("U.S. Filter"), and Kinetics Acquisition Corp., a California corporation and a wholly-owned subsidiary of U.S. Filter ("Subcorp"), and the merger of Subcorp with and into Unit in accordance with the Merger Agreement (the "Merger"). As a result of the Merger, Unit will become a wholly-owned subsidiary of U.S. Filter and each outstanding share of Unit's common stock (the "Unit Common Stock") will be converted into the right to receive a number of shares of U.S. Filter's common stock (including the associated Preferred Stock purchase rights, "U.S. Filter Common Stock") equal to the exchange ratio calculated pursuant to the Merger Agreement by dividing the Merger Consideration (as defined below) by the average of the closing price per share for shares of U.S. Filter Common Stock as reported on the New York Stock Exchange Composite Tape on each of the 20 consecutive trading days ending on the fifth trading day preceding the closing date of the Merger (the "U.S. Filter Share Value"). The "Merger Consideration" will be determined as follows: (i) if the U.S. Filter Share Value is greater than or equal to $22.00, then the Merger Consideration will equal $10.00; (ii) if the U.S. Filter Share Value is less than $22.00 and greater than $12.00, then the Merger Consideration will equal $8.00 plus the dollar amount equal to a fraction, the numerator of which will be the U.S. Filter Share Value minus $12.00 and the denominator of which will be five; and (iii) if the U.S. Filter Share Value is less than or equal to $12.00, then the Merger Consideration will equal $8.00. If the U.S. Filter Share Value is less than $11.00, then U.S. Filter may terminate the Merger Agreement. You are urged to read the enclosed Proxy Statement/Prospectus, which provides you with a description of certain of the terms of the proposed Merger. A copy of the Merger Agreement is included as Appendix A to the enclosed Proxy Statement/Prospectus.

  THE BOARD HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF, AND IS ON TERMS THAT ARE FAIR TO, UNIT'S SHAREHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT THE SHAREHOLDERS OF UNIT APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

  Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the outstanding shares of the Unit Common Stock entitled to vote thereon.

  Only holders of Unit Common Stock of record at the close of business on December 4, 1998 are entitled to notice of and to vote at the Unit Special Meeting or any adjournments or postponements thereof.

  In the material accompanying this letter, you will find a Notice of Special Meeting of Unit Shareholders, a Proxy Statement/Prospectus relating to the actions to be taken by Unit's shareholders at the Unit Special Meeting and a proxy. The Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Unit and U.S. Filter.

  It is important that your shares are represented and voted at the Unit Special Meeting. All shareholders of Unit are invited to attend the Unit Special Meeting in person. However, whether or not you plan to attend the Unit Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Unit Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. Executed proxies with no instructions indicated thereon will be voted "FOR" approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

  Please do not send in your stock certificate at this time. In the event that the Merger is approved by the requisite vote of Unit's shareholders, you will be sent a letter of transmittal for that purpose after the Merger is consummated.

                                     Sincerely,

                                     /s/ Michael J. Doyle, President

                                     Michael J. Doyle, President

                            UNIT INSTRUMENTS, INC.
                           22600 SAVI RANCH PARKWAY
                         YORBA LINDA, CALIFORNIA 92887

                               ---------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY 22, 1999

                               ---------------

To the Shareholders of Unit Instruments, Inc.:

  A Special Meeting of Shareholders of UNIT INSTRUMENTS, INC., a California corporation ("Unit"), will be held on Friday, January 22, 1999, at 8:00 a.m., local time, at the principal executive offices of Unit, located at 22600 Savi Ranch Parkway, Yorba Linda, California 92887 for the following purposes:

    1. To consider and vote upon a proposal to approve (i) the Agreement and Plan of Merger, dated as of July 2, 1998, as amended by a First Amendment to Agreement and Plan of Merger dated as of August 5, 1998, and by a Second Amendment to Agreement and Plan of Merger dated as of November 10, 1998 (such Agreement and Plan of Merger, as amended by such First Amendment and Second Amendment thereto, is referred to herein as the "Merger Agreement"), among Unit, United States Filter Corporation, a Delaware corporation ("U.S. Filter"), and Kinetics Acquisition Corp., a California corporation and a wholly-owned subsidiary of U.S. Filter ("Subcorp"); and (ii) the merger of Subcorp with and into Unit in accordance with the Merger Agreement (the "Merger"). As a result of the Merger, Unit will become a wholly-owned subsidiary of U.S. Filter and each outstanding share of Unit's common stock will be converted into the right to receive a number of shares of U.S. Filter's common stock (including the associated Preferred Stock purchase rights, "U.S. Filter Common Stock") equal to the exchange ratio calculated pursuant to the Merger Agreement by dividing the Merger Consideration (as defined below) by the average of the closing price per share for shares of U.S. Filter Common Stock as reported on the New York Stock Exchange Composite Tape on each of the 20 consecutive trading days ending on the fifth trading day preceding the closing date of the Merger (the "U.S. Filter Share Value"). The "Merger Consideration" will be determined as follows: (i) if the U.S. Filter Share Value is greater than or equal to $22.00, then the Merger Consideration will equal $10.00; (ii) if the U.S. Filter Share Value is less than $22.00 and greater than $12.00, then the Merger Consideration will equal $8.00 plus the dollar amount equal to a fraction, the numerator of which will be the U.S. Filter Share Value minus $12.00 and the denominator of which will be five; and (iii) if the U.S. Filter Share Value is less than or equal to $12.00, then the Merger Consideration will equal $8.00. If the U.S. Filter Share Value is less than $11.00, then U.S. Filter may terminate the Merger Agreement.

    2. To act upon procedural matters, including (without limitation) potential adjournments of the Special Meeting.

  Only shareholders of record of Unit's common stock at the close of business on December 4, 1998 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment or postponement thereof. Approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Unit's common stock entitled to vote thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval of the Merger Agreement and the Merger. If votes sufficient for approval of the Merger Agreement and the Merger are not received, it is expected that the Special Meeting will be postponed or adjourned to a later time in order to permit further solicitation of proxies or votes by Unit. Executed proxies indicating votes "AGAINST" approval of the Merger Agreement and the Merger will not be voted in favor of any such postponement or adjournment.

                                       By Order of the Board of Directors

                                       /s/ Gary N. Patten

                                       Gary N. Patten
                                       Secretary

Yorba Linda, California
December 17, 1998

   TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED BY ONE OF THE METHODS SPECIFIED IN THE PROXY STATEMENT/PROSPECTUS. DO NOT SEND STOCK CERTIFICATES AT THIS TIME.

                   PROXY STATEMENT OF UNIT INSTRUMENTS, INC./
                 PROSPECTUS OF UNITED STATES FILTER CORPORATION

  This Proxy Statement/Prospectus is furnished to shareholders ("Unit Shareholders") of Unit Instruments, Inc., a California corporation ("Unit"), in connection with the solicitation of proxies by Unit's Board of Directors (the "Unit Board") for a Special Meeting of Unit Shareholders scheduled to be held on Friday, January 22, 1999, at 8:00 a.m. local time, at Unit's principal executive offices, located at 22600 Savi Ranch Parkway, Yorba Linda, California 92887 (the "Unit Special Meeting") to consider and vote upon a proposal to approve (i) the Agreement and Plan of Merger, dated as of July 2, 1998, as amended by a First Amendment to Agreement and Plan of Merger dated August 5, 1998, and by a Second Amendment to Agreement and Plan of Merger dated November 10, 1998 (such Agreement and Plan of Merger, as amended by such First Amendment and Second Amendment thereto, is referred to herein as the "Merger Agreement"), among Unit, United States Filter Corporation, a Delaware corporation ("U.S. Filter"), and Kinetics Acquisition Corp., a California corporation and wholly-owned subsidiary of U.S. Filter ("Subcorp"), and (ii) the merger of Subcorp with and into Unit in accordance with the Merger Agreement (the "Merger").

  This Proxy Statement/Prospectus also relates to up to 3,196,094 shares of Common Stock of U.S. Filter, par value $0.01 per share (including the associated Rights, as hereinafter defined, "U.S. Filter Common Stock"), offered hereby to Unit Shareholders upon consummation of the Merger. Upon the effectiveness of the Merger, each outstanding share of Unit's common stock, par value $0.15 per share ("Unit Common Stock"), will be converted into the right to receive a number of shares of U.S. Filter Common Stock equal to the exchange ratio calculated pursuant to the Merger Agreement (the "Exchange Ratio") by dividing the Merger Consideration (as defined below) by the average of the closing price per share for shares of U.S. Filter Common Stock as reported on the New York Stock Exchange Composite Tape on each of the 20 consecutive trading days ending on the fifth trading day preceding the closing date (the "Closing Date") of the Merger (the "U.S. Filter Share Value"). The "Merger Consideration" will be determined as follows: (i) if the U.S. Filter Share Value is greater than or equal to $22.00, then the Merger Consideration will equal $10.00; (ii) if the U.S. Filter Share Value is less than $22.00 and greater than $12.00, then the Merger Consideration will equal $8.00 plus the dollar amount equal to a fraction, the numerator of which will be the U.S. Filter Share Value minus $12.00 and the denominator of which will be five; and
(iii) if the U.S. Filter Share Value is less than or equal to $12.00, then the Merger Consideration will equal $8.00. If the U.S. Filter Share Value is less than $11.00, then U.S. Filter may terminate the Merger Agreement. Needham & Company, Inc. ("Needham"), has delivered an opinion to the Unit Board dated November 10, 1998 that, as of such date, the Exchange Ratio is fair to the Unit Shareholders from a financial point of view.

  On December 16, 1998, the last full trading day prior to the date of this Proxy Statement/Prospectus, the closing sale price of U.S. Filter Common Stock on the NYSE Composite Tape was $20.81 per share, and the closing sale price of Unit's Common Stock on the Nasdaq National Market was $7.94 per share. Because the market price of U.S. Filter Common Stock is subject to fluctuation, the value of the shares of U.S. Filter Common Stock that holders of Unit Common Stock will receive in the Merger may increase or decrease prior to and after the Merger. See "SUMMARY--The Merger--Effects of Merger" for a table setting forth the number of shares of U.S. Filter Common Stock which would be issuable per share of Unit Common Stock based on various assumed U.S. Filter Share Value determinations. Unit Shareholders should obtain current quotes for the U.S. Filter Common Stock and Unit Common Stock. See "COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION."

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to Unit Shareholders on or about December 17, 1998.

  UNIT SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO BEGINNING ON PAGE 12 UNDER "RISK FACTORS."

  THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is December 17, 1998.

  NO PERSON HAS BEEN AUTHORIZED BY U.S. FILTER OR UNIT TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY U.S. FILTER OR UNIT. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

  NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF U.S. FILTER OR UNIT SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

  U.S. Filter and Unit are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet web site that contains certain reports, proxy statements and other information regarding issuers, like U.S. Filter and Unit, who file electronically with the Commission. The address of that site is http://www.sec.gov. The reports, proxy statements and other information filed by U.S. Filter with the Commission may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The reports, proxy statements and other information filed by Unit with the Commission may also be inspected at the offices of the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, Washington, D.C. 20006.

  U.S. Filter has filed with the Commission a Registration Statement on Form S-4 under the U.S. Securities Act of 1933, as amended (the "Securities Act"), with respect to the U.S. Filter Common Stock to be issued in connection with the Merger (the "Registration Statement"). This Proxy Statement/Prospectus constitutes the prospectus of U.S. Filter that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the offices of the Commission referred to above, or obtained as set forth above.

  Statements made in this Proxy Statement/Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

  ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO U.S. FILTER HAS BEEN FURNISHED BY U.S. FILTER, AND ALL INFORMATION HEREIN RELATING TO UNIT HAS BEEN FURNISHED BY UNIT.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by U.S. Filter (File No. 1-10728) with the Commission pursuant to the Exchange Act are incorporated herein by reference:
U.S. Filter's Annual Report on Form 10-K for the fiscal year ended March 31, 1998; U.S. Filter's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1998 as amended by a Form 10-Q/A dated November 9, 1998) and for the quarter ended September 30, 1998; U.S. Filter's Current Reports on Form 8-K dated December 9, 1997, January 16, 1998, May 12, 1998, May 19, 1998, June 15,
1998, August 14, 1998, November 9, 1998, November 10, 1998, November 27, 1998
and December 3, 1998; U.S. Filter's Current Reports on Form 8-K/A dated February 6, 1998 and March 4, 1998 (amending the Current Report on Form 8-K dated December 9, 1997), February 6, 1998, March 4, 1998, May 12, 1998 and May 14, 1998 (amending the Current Report on Form 8-K dated January 16, 1998), May 14, 1998 (amending the Current Report on Form 8-K dated May 12, 1998), August 17, 1998 (amending the Current Report on Form 8-K dated August 14, 1998) and September 18, 1998 (amending the Current Report on Form 8-K dated June 15,
1998); U.S. Filter's Definitive Proxy Statement on Schedule 14A dated July 7, 1998; and the descriptions of U.S. Filter Common Stock, and the associated rights to purchase Series A Junior Participating Preferred Stock of U.S. Filter (the "Rights"), set forth in U.S. Filter's Registration Statements filed pursuant to Section 12 of the Exchange Act, and any report or amendment filed for the purpose of updating any such descriptions.

  The following documents previously filed by Unit with the Commission are hereby incorporated by reference in this Proxy Statement/Prospectus: (i) Unit's Annual Report on Form 10-K for the year ended May 31, 1998; (ii) Unit's Quarterly Report on Form 10-Q for the quarter ended August 28, 1998; and (iii) Unit's Current Reports on Form 8-K dated July 2, 1998, and November 10, 1998.

  In addition, all documents filed by U.S. Filter and Unit with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial filing of the Registration Statement and prior to effectiveness of the Registration Statement and subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Unit Special Meeting shall be deemed incorporated by reference into this Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  This Proxy Statement/Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Although U.S. Filter and Unit believe that the expectations reflected in such forward-looking statements are reasonable at this time, they can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations are set forth in "Risk Factors" as well as elsewhere in this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR DOCUMENTS RELATING TO U.S. FILTER SHOULD BE DIRECTED TO UNITED STATES FILTER CORPORATION, ATTN: DAMIAN GEORGINO, ESQ., EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, 40-004 COOK STREET, PALM DESERT, CALIFORNIA 92211 (TELEPHONE (760) 340-0098). REQUESTS FOR DOCUMENTS RELATING TO UNIT SHOULD BE DIRECTED TO UNIT INSTRUMENTS, INC., ATTN: GARY N. PATTEN, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, 22600 SAVI RANCH PARKWAY, YORBA LINDA, CALIFORNIA 92887 (TELEPHONE (714) 921-2640). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE BY JANUARY 16, 1999.

                                    SUMMARY

  The following is a summary of all material information contained elsewhere in this Proxy Statement/Prospectus. This summary does not contain a complete description of the Merger Agreement, a copy of which is attached as Appendix A, or the other matters contained in this Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the full text of this Proxy Statement/Prospectus and the attached Appendices. Shareholders are urged to read carefully this Proxy Statement/Prospectus and the attached Appendices in their entirety before voting.

THE PARTIES

 Unit

  Unit was incorporated in 1984 and is the successor-in-interest to Autoclave Engineers, Inc. ("Autoclave"), a Pennsylvania corporation founded in 1946. Unit commenced operations in 1980 and was acquired by Autoclave in 1984. From 1986 to 1995, the predecessor company consisted of three operating segments: Burton Corblin, Autoclave Engineers Group and Unit Instruments. Burton Corblin designed and manufactured high pressure diaphragm and piston compressors. Autoclave Engineers Group designed, manufactured and marketed autoclaves, compressors, valves, fittings and related systems, components and accessories, principally for elevated temperatures and/or pressure applications. During fiscal 1995, Burton Corblin was sold and a formal plan for the disposition of Autoclave Engineers Group was adopted by the Board of Directors of the predecessor company. In the second quarter of fiscal 1996, Autoclave Engineers Group was sold. At the Annual Meeting of Shareholders held in November, 1995, the shareholders approved the change of the predecessor company's state of incorporation from Pennsylvania to California, pursuant to a Plan of Merger which provided for Autoclave to be merged into its wholly-owned subsidiary, Unit Instruments, Inc. In conjunction with this action, the corporate office in Erie, Pennsylvania was relocated to Unit's facilities in Yorba Linda, California. As used herein, the term "Unit" shall mean and refer to Unit, its predecessor company and its subsidiary, as appropriate.

  Since the restructuring, Unit has consisted of a single operating segment which designs, manufactures and markets mass flow controllers that are used to control the flow of process gases into semiconductor wafer fabrication chambers and other related semiconductor fabrication equipment. Also included in this segment is the design, manufacturing and marketing of ultra high purity gas isolation boxes, gas panels and valve manifold boxes for use in semiconductor wafer manufacturing processes. Wafer fabrication involves deposition, etching and stripping processes that each require the introduction of process gases that must be precisely controlled to ensure system throughput and process yields. Unit's products are marketed and sold worldwide through a direct sales force and sales representatives. Principal marketing and service centers are maintained in the United States, Ireland, Japan and Korea. See "BUSINESS OF UNIT."

  Unit's principal executive offices are located at 22600 Savi Ranch Parkway, Yorba Linda, California 92887 and its telephone number is (714) 921-2640.

 U.S. Filter

  U.S. Filter is a leading global provider of industrial, municipal, commercial and consumer water and wastewater treatment systems, products and services, with an installed base of systems that U.S. Filter believes is one of the largest worldwide. U.S. Filter offers a single-source solution to its customers through what U.S. Filter believes is the industry's broadest range of cost-effective systems, products, services and proven technologies. In addition, U.S. Filter markets a broad line of waterworks distribution products and services. U.S. Filter has one of the industry's largest networks of sales and service and distribution facilities through approximately 1,500 locations, including over 600 franchised dealerships, and approximately 850 company-owned or leased facilities, including manufacturing plants. U.S. Filter capitalizes on its large installed base, extensive distribution network and manufacturing capabilities to provide customers with ongoing local service and maintenance. U.S. Filter is a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. In addition, U.S. Filter is actively involved in the development of privatization initiatives for municipal water treatment facilities throughout the world and, specifically, in the United States, Mexico and Canada. U.S. Filter also owns a significant amount of properties with appurtenant water rights in the Western and Southwestern United States, substantially all of which are leased to agricultural tenants. See "BUSINESS OF U.S. FILTER."

  U.S. Filter's principal executive offices are located at 40-004 Cook Street, Palm Desert, California 92211 and its telephone number is (760) 340-0098.

 Subcorp

  Subcorp is a newly-formed, wholly-owned subsidiary of U.S. Filter formed solely for the purposes of the Merger. Subcorp's principal executive offices are located at 40-004 Cook Street, Palm Desert, California 92211 and its telephone number is (760) 340-0098.

SPECIAL MEETING OF SHAREHOLDERS

 Date, Time and Place

  The Unit Special Meeting is scheduled to be held on January 22, 1999 at 8:00 a.m., local time, at Unit's principal executive offices located at 22600 Savi Ranch Parkway, Yorba Linda, California 92887.

 Purpose of the Special Meeting

  At the Unit Special Meeting, Unit Shareholders of record as of the close of business on the Record Date (as defined below) will be asked to consider and vote upon a proposal to approve the Merger Agreement and the Merger, and such other matters as may properly be brought before the Unit Special Meeting.

 Record Date; Shares Outstanding and Entitled to Vote; Quorum

  Only Unit Shareholders of record at the close of business on December 4, 1998 (the "Record Date") will be entitled to notice of and to vote at the Unit Special Meeting. At the close of business on the Record Date, there were 3,995,118 shares of Unit Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon. The required quorum for the transaction of business at the Unit Special Meeting is a majority of the shares of Unit Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes each will be included in determining the number of shares present for purposes of determining the presence of a quorum.

 Vote Required; Revocability of Proxies

  Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Unit Common Stock issued and outstanding and entitled to vote thereon as of the close of business on the Record Date. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the Merger. As of December 4 , 1998, the directors and officers of Unit and their affiliates had the right to vote an aggregate of 3.3% of the Unit Common Stock outstanding as of such date. Any Unit Shareholder who has given a proxy may revoke it at any time before it is exercised at the Unit Special Meeting, by (i) delivering to the Secretary of Unit (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date than the earlier proxy prior to the vote at the Unit Special Meeting or
(iii) attending the Unit Special Meeting and voting in person (although attendance at the Unit Special Meeting will not, by itself, revoke a proxy). See "THE UNIT SPECIAL MEETING--Voting of Proxies."

THE MERGER

  General. Pursuant to the Merger, Subcorp will be merged with and into Unit and Unit will be the surviving corporation of the Merger and become a wholly-owned subsidiary of U.S. Filter. If the requisite approval of the Unit Shareholders is received, the Merger is expected to be consummated as soon as practicable after the satisfaction or waiver of each of the conditions to the consummation of the Merger, which is expected to occur as soon as practicable following receipt of shareholder approval at the Unit Special Meeting.

  Effects of Merger. Upon consummation of the Merger, each then-outstanding share of Unit Common Stock, other than shares owned by Unit, U.S. Filter, Subcorp or any subsidiary of Unit, U.S. Filter or Subcorp, if any and other than Dissenting Shares (as defined below), will be converted automatically into the right to receive a number of shares of U.S. Filter Common Stock equal to the Exchange Ratio calculated pursuant to the Merger Agreement as the Merger Consideration divided by the U.S. Filter Share Value (calculated as the average of the closing price per share for shares of U.S. Filter Common Stock as reported on the New York Stock Exchange Composite Tape on each of the 20 consecutive trading days ending on the fifth trading day preceding the Closing
Date). The Merger Consideration will be determined as follows: (i) if the U.S. Filter Share Value is greater than or equal to $22.00, then the Merger Consideration will equal $10.00; (ii) if the U.S. Filter Share Value is less than $22.00 and greater than $12.00, then the Merger Consideration will equal $8.00 plus the dollar amount equal to a fraction, the numerator of which will be the U.S. Filter Share Value minus $12.00 and the denominator of which will be five; and (iii) if the U.S. Filter Share Value is less than or equal to $12.00, then the Merger Consideration will equal $8.00.

  The following table sets forth the number of shares of U.S. Filter Common Stock which would be issuable per share of Unit Common Stock based upon certain assumed U.S. Filter Share Value determinations:

                                  NUMBER OF SHARES OF      AGGREGATE VALUE OF
   U.S. FILTER SHARE VALUE      U.S. FILTER COMMON STOCK MERGER CONSIDERATION(1)
   -----------------------      ------------------------ -----------------------
     $10.00...................          0.80000                  $ 8.00
      12.00...................          0.66667                    8.00
      14.00...................          0.60000                    8.40
      16.00...................          0.55000                    8.80
      18.00...................          0.51111                    9.20
      20.00...................          0.48000                    9.60
      22.00...................          0.45455                   10.00
      24.00...................          0.41667                   10.00
      26.00...................          0.38462                   10.00
      30.00...................          0.33333                   10.00

--------
(1) The Aggregate Value of Merger Consideration data presented above is based upon the assumed U.S. Filter Share Value and therefore does not necessarily reflect the value of such consideration as of the date of the Unit Special Meeting, the effective time of the Merger, or any other time.

  In the event that the U.S. Filter Share Value is less than $11.00, U.S. Filter may terminate the Merger Agreement.

  As a result of the method used to calculate the Merger Consideration, changes in the trading price of U.S. Filter Common Stock may have certain effects on the trading price of Unit Common Stock. For example, as the trading price of U.S. Filter Common Stock increases, the trading price of Unit Common Stock may increase, provided that because the maximum Merger Consideration is $10.00, an increase in the trading price of U.S. Filter Common Stock would not be expected to be a factor that, by itself, would cause the trading price of Unit Common Stock to exceed $10.00. Conversely, as the trading price of U.S. Filter Common Stock decreases, the trading price of Unit Common Stock may decrease, provided that because the minimum Merger Consideration is

$8.00, a decrease in the trading price of U.S. Filter Common Stock would not be expected to be a factor that, by itself, would cause the trading price of Unit Common Stock to fall below $8.00. However, in the event that the U.S. Filter Share Value decreases to and below $11.00, the trading price of Unit Common Stock may potentially decrease below $8.00 due to the risk that U.S. Filter may exercise its right to terminate the Merger Agreement.

  The foregoing statements regarding the possible effects that changes in the trading price of U.S. Filter Common Stock could have on Unit Common Stock are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the possible effects described in or implied by such forward-looking statements will actually occur, or that the effect of changes in the trading price of U.S. Filter Common Stock on the trading price of Unit Common Stock would be limited to the possible effects described. Actual trading prices of Unit Common Stock depend on many factors that are unrelated to the trading price of U.S. Filter Common Stock. For example, the trading price of Unit Common Stock could increase or decrease, including increases above $10.00 or decreases below $8.00, as a result of factors unrelated to the trading price of U.S. Filter Common Stock. See Unit's Annual Report on Form 10-K for the fiscal year ended May 31, 1998 for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from those described in or implied by such forward-looking statements.

  The actual value of the shares of U.S. Filter Common Stock as of the Closing Date could vary significantly from the U.S. Filter Share Value. The actual value of the shares of U.S. Filter Common Stock to be issued in the Merger cannot be determined until the effective date of the Merger and such value could be significantly more or less than the U.S. Filter Share Value as of the Closing Date or the value of the shares of U.S. Filter Common Stock as of the date of this Proxy Statement/Prospectus or the date of the Special Meeting.

  No fractional shares of U.S. Filter Common Stock will be issued in the Merger. In lieu of the issuance of any fractional shares of U.S. Filter Common Stock, cash equal to the value (determined with reference to the closing price of shares of U.S. Filter Common Stock as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Closing Date) of such fractional share will be paid to holders in respect of such fractional share that would otherwise be issuable.

  Exchange of Certificates. If the Merger is consummated, Unit Shareholders will be notified as soon as practicable of the consummation of the Merger and will be advised of the procedure for surrender of their stock certificates in exchange for the Merger Consideration, which will be delivered within five business days after such surrender. SHAREHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES AT THIS TIME. See "THE MERGER AND RELATED TRANSACTIONS--Exchange of Certificates."

  Effective Time of the Merger. The Merger will become effective upon the filing of an agreement of merger with the Secretary of State of California, in accordance with the Merger Agreement and the California General Corporation Law (the "Agreement of Merger"), or such later time as may be specified in the Agreement of Merger (the "Effective Time"). The Agreement of Merger is expected to be filed as soon as practicable after the satisfaction or waiver of each of the conditions to consummation of the Merger, which is expected to occur as soon as practicable following receipt of shareholder approval at the Unit Special Meeting.

RECOMMENDATION OF THE UNIT BOARD OF DIRECTORS; UNIT'S REASONS FOR THE MERGER

  The Unit Board has unanimously approved the Merger Agreement and the Merger and believes that the Merger is fair to and in the best interests of Unit Shareholders and unanimously recommends that Unit Shareholders vote for the approval of the Merger Agreement and the Merger. In reaching its unanimous determination, the Unit Board considered a number of factors, set forth in more detail in "THE MERGER AND RELATED TRANSACTIONS--Reasons for the Merger," including its knowledge of the business of Unit, management's assessments, the historical and current value of the Unit Common Stock, the terms of the Merger Agreement, and the fairness opinion of Needham. The Unit Board believes that Unit's recent operating results have been adversely affected by a trend of reduced market demand and by the current and prospective environment in which Unit operates. Though Unit has taken steps to address the reduced demand by reducing its workforce and instituting other cost-reduction measures, the Unit Board believes that there is substantial risk that in the long-term, Unit will not produce shareholder value in excess of the Merger Consideration by continuing to operate as an independent entity.

U.S. FILTER'S REASONS FOR THE MERGER

  U.S. Filter believes that its acquisition of Unit through the Merger will further its strategy for its Industrial Products and Services Group (the "IP&S Group") by bringing to the IP&S Group complementary technology, an increased international presence, and opportunities for reduced costs and increased efficiencies.

INTERESTS OF CERTAIN PERSONS

  In considering the recommendation of the Unit Board with respect to the Merger, Unit Shareholders should be aware that the Unit Board and certain officers of Unit have interests that may present them with potential conflicts of interests. See "THE MERGER AND RELATED TRANSACTIONS--Interests of Certain Persons."

OPINION OF FINANCIAL ADVISOR

  Needham has delivered its written opinion to the Unit Board dated November 10, 1998, to the effect that, as of such date, and based upon and subject to certain matters stated in such opinion, the Exchange Ratio is fair to the Unit Shareholders from a financial point of view. The full text of the November 10, 1998 written opinion of Needham, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Needham in connection with such opinion, is attached as Appendix B to this Proxy Statement/Prospectus. Unit Shareholders are urged to read the opinion in its entirety. See "THE MERGER AND RELATED TRANSACTIONS--Opinion of Financial Advisor."

THE MERGER AGREEMENT

 Representations and Warranties; Covenants

  Under the Merger Agreement, Unit made a number of representations regarding its capital structure, operations, financial condition and other matters, including its authority to enter into the Merger Agreement and, subject to the approval of the Merger Agreement and the Merger by the Unit Shareholders, to consummate the Merger. See "THE MERGER AGREEMENT--Representations and Warranties; Covenants."

  Unit has agreed that, until the consummation of the Merger or the termination of the Merger Agreement, it will maintain its business, it will not take certain actions outside the ordinary course of its business without U.S. Filter's consent and it will use reasonable efforts to consummate the Merger. Unit has agreed not to directly or indirectly solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal or offer with respect to any recapitalization, merger, consolidation or other business combination involving, or any purchase of any material assets or any equity securities of, Unit and its subsidiaries, taken as a whole, or any acquisition by Unit of any material assets or capital stock of any other person, or any combination of the foregoing (a "Competing Transaction"), except that the Unit Board may provide information to and engage in negotiations with a third party regarding a Competing Transaction if failure to do so would constitute a breach of the Unit Board's fiduciary duties, as determined by the Unit Board in good faith after receipt of advice from Unit's outside counsel. See "THE MERGER AGREEMENT--Representations and Warranties; Covenants."

  U.S. Filter has agreed, if the Merger is consummated, to provide employees of Unit retained by U.S. Filter with employee benefits in the aggregate no less favorable than those benefits provided to U.S. Filter's similarly situated employees for a period of twelve months following the effectiveness of the Merger. U.S. Filter has also agreed, if the Merger is consummated, to indemnify the officers and directors of Unit, subject to any limitations imposed by applicable law, with respect to acts or omissions occurring prior to the Merger. See "THE MERGER AGREEMENT--Representations and Warranties; Covenants."

 Conditions Precedent to the Merger

  In addition to the approval of the Unit Shareholders sought hereby, the obligations of Unit, U.S. Filter and Subcorp to consummate the Merger are also conditioned upon (i) the accuracy in all material respects of the representations and warranties made by the other party and the performance in all material respects of the covenants of the other party; (ii) the absence of any judgement, injunction, order or decree prohibiting or enjoining the consummation of the Merger; (iii) the absence of any action by any governmental entity challenging or seeking to restrain the consummation of the Merger; (iv) the declaration by the Securities and Exchange Commission of the effectiveness of the Registration Statement under the Securities Act; and (v) the approval by NYSE, subject to official notice of issuance, of the listing of U.S. Filter Common Stock to be issued in the Merger. Unit's obligations under the Merger Agreement are also conditioned upon the receipt by Unit of the opinion of its counsel to the effect that the Merger will constitute a reorganization under section 368(a) of the Internal Revenue Code (the "Code") and that the Unit Shareholders will not recognize any gain or loss as a result thereof, except with respect to cash received in lieu of fractional share interests in U.S. Filter Common Stock. U.S. Filter's obligations under the Merger Agreement are also conditioned upon the following: (i) the consent and approval of each person is required in connection with the Merger under all agreements to which Unit or any of its subsidiaries is a party, and (ii) the absence of any material adverse change in the value, condition, prospects, business or results of operations of Unit (provided, however, that any deterioration in Unit's prospects or operating results, to the extent attributable to a decline in the market demand for semiconductor manufacturing equipment, shall not be deemed a material adverse change for purposes of this condition). See "THE MERGER AGREEMENT--Conditions to the Merger."

 Stock Options and Warrants

  At the Effective Time, those outstanding options and warrants to purchase shares of Unit Common Stock that (a) were granted prior to the date of the Merger Agreement and (b) are unexpired and unexercised as of the Effective Time, shall be automatically converted into an option or a warrant, as the case may be, to purchase a number of shares of U.S. Filter Common Stock equal to (x) the number of shares of Unit Common Stock issuable immediately as of the date of the Merger Agreement upon exercise of such option or warrant multiplied by
(y) the Exchange Ratio, with an exercise price equal to (i) the exercise price which existed under the corresponding Unit option or warrant divided by (ii) the Exchange Ratio, and with such other terms and conditions, subject to U.S. Filter's approval, as were in effect under such option and warrant as of the date of the Merger Agreement. See "THE MERGER AGREEMENT--Stock Options and Warrants."

  U.S. Filter has reached an agreement with certain current employees of Unit who are also holders of options to purchase Unit Common Stock ("Unit Options") and entitled pursuant to the Merger Agreement to have their Unit Options converted into options to purchase shares of U.S. Filter Common Stock ("Exchange Options") at the Effective Time (the "Employee-Optionees"), whereby
(i) the number of shares of U.S. Filter Common Stock underlying each such Employee Optionee's Exchange Options would be adjusted to equal the number of shares of Unit Common Stock underlying his or her corresponding Unit Options multiplied by a fraction, the numerator of which will be $10.00 and the denominator of which will be the U.S. Filter Share Value and (ii) the exercise price under his or her Exchange Options would be adjusted to equal (x) the lesser of (A) the exercise price per share of Unit Common Stock under his or her corresponding Unit Options or (B) $10.00, divided by (y) a fraction, the numerator of which will be $10.00 and the denominator of which will be the U.S. Filter Share Value, provided he or she continues as an employee of U.S. Filter or Unit after the Effective Time. See "THE MERGER AND RELATED TRANSACTIONS-- Interests of Certain Persons in the Merger."

 Amendment of Merger Agreement

  The Merger Agreement may be amended by Unit, U.S. Filter and Subcorp prior to the Effective Time, at any time before or after approval of the Merger by the Unit Shareholders; provided, however, that after such shareholder approval, no amendment may be made without the further approval of such shareholders which would by law require further approval or authorization by Unit Shareholders. See "THE MERGER AGREEMENT--Amendment or Termination of the Merger Agreement."

 Termination of Merger Agreement

  The Merger Agreement may be terminated by mutual agreement of U.S. Filter and Unit or by either such party if (i) there shall have been a material breach by the other party of any of its representatives warranties, covenants or agreements in the Merger Agreement to be complied with or performed by such party at or prior to such date of termination, (ii) if the required approval of the shareholders of Unit is not obtained by reason of the failure to obtain the required vote, (iii) if the Merger has not been consummated by January 29, 1999, other than as a result of a material breach of the Merger Agreement by the terminating party, or (iv) if there shall be any judgment, injunction, order or decree enjoining U.S. Filter or Unit from consummating the Merger is entered and such judgment, injunction, order or decree has become final and nonappealable. See "THE MERGER AGREEMENT--Amendment or Termination of the Merger Agreement."

  The Merger Agreement may be terminated by U.S. Filter if (i) the Unit Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to U.S. Filter or Subcorp, or (ii) the U.S. Filter Share Value is less than $11.00. The Merger Agreement may be terminated by Unit if Unit receives a proposal with respect to a Competing Transaction on terms Unit Board (after consultation with its financial advisors) determines to be more favorable to Unit Shareholders than the terms of the Merger, and Unit Board determines, after consultation with Unit's outside counsel, that to continue to recommend that Unit Shareholders vote in favor of the Merger, notwithstanding the receipt of such offer with respect to a Competing Transaction, would violate the fiduciary duties of the Unit Board to the Unit Shareholders; provided, however, that Unit has provided U.S. Filter the material terms and conditions of such Competing Transaction and a reasonable opportunity of at least 48 hours to respond to such Competing Transaction; and provided, further, that Unit shall promptly pay the termination fees described below (a "Company Fiduciary Termination").

 Reimbursement of Expenses; Breakup Fee

  The Merger Agreement provides for the reimbursement of U.S. Filter's fees and expenses in connection with this transaction and the payment of an additional breakup fee of $1.5 million by Unit if (a) Unit terminates the Agreement pursuant to a Company Fiduciary Termination, or (b) Unit terminates the Merger Agreement because the required approval of the Unit Shareholders is not obtained by reason of the failure to obtain the required vote or U.S. Filter terminates the Merger Agreement as a result of Unit Board's withdrawal or modification of (or resolution to withdraw or modify) its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to U.S. Filter or Subcorp, and at the time of such termination there is a publicly announced or disclosed Competing Transaction with respect to Unit involving a third party or, in the case of a termination as a result of Unit Board's withdrawal or modification of its approval or recommendation, at the time of such termination there is a Competing Transaction with respect to Unit involving a third party of which Unit is aware, and within nine months after such termination Unit has consummated, or has entered into an agreement for, a "Business Combination." For the purposes of the Merger Agreement, "Business Combination" is defined to mean (i) a merger or similar transaction, (ii) a sale or other disposition of any material asset of Unit or its subsidiaries, or
(iii) the acquisition of beneficial ownership of more than 20% of the Unit Common Stock. See "THE MERGER AGREEMENT--Reimbursement of Expenses; Breakup Fee".

RIGHTS OF DISSENTING SHAREHOLDERS

  If the Merger is approved by the shareholders and is consummated, shareholders of Unit who disapprove of the Merger may, if they satisfy certain conditions, pursue rights as dissenting shareholders to have their shares purchased at fair market value as determined in a judicial appraisal action. Under the provisions of Sections 1300 through 1312 of the California General Corporation Law (the "CGCL"), Unit's shares are not eligible to be treated as dissenting shares unless demands under the CGCL for appraisal are filed with respect to 5% or more of the outstanding shares. Accordingly, shareholders of Unit will not have dissenters' rights unless holders of at least 5% of the Unit Common Stock file timely demands. In order to perfect dissenters' rights, Unit Shareholders must (i) deliver written demand for the purchase of their shares before the Unit Special Meeting, (ii) vote against the Merger and (iii) surrender their stock certificates to Unit or its transfer agent within 30 days after the mailing to Unit Shareholders of notice of approval of the Merger.

  THE REQUIRED PROCEDURES MUST BE FOLLOWED EXACTLY OR DISSENTERS' RIGHTS, IF AVAILABLE, MAY BE LOST. For a summary of these rights, see "THE MERGER AND RELATED TRANSACTIONS--Rights of Dissenting Shareholders." The full text of Sections 1300 through 1312 of the CGCL is attached to the Proxy Statement/Prospectus as Appendix C and incorporated herein by this reference.

COMPARISON OF RIGHTS OF SHAREHOLDERS

  Upon consummation of the Merger, holders of Unit Common Stock will become holders of U.S. Filter Common Stock. As a result, their rights as shareholders, which are now governed by the CGCL and Unit's Articles of Incorporation and Bylaws will be governed by the Delaware General Corporation Law (the "DGCL") and U.S. Filter's Certificate of Incorporation and Bylaws. Because of certain differences between California and Delaware corporate law and between provisions of Unit's Articles of Incorporation and Bylaws and those of U.S. Filter, the rights of Unit Shareholders before the Merger will be different than their rights as U.S. Filter stockholders after the Merger. For a discussion of various differences between the rights of shareholders of Unit and the rights of stockholders of U.S. Filter, see "Comparison of Rights of Shareholders of U.S. Filter and Unit."

MARKET PRICE DATA

  U.S. Filter Common Stock is listed on the NYSE and traded under the symbol "USF." Unit Common Stock is traded on the over-the-counter market under the Nasdaq National Market symbol "UNII." The following table sets forth for the periods indicated the high and low per share sales prices for shares of U.S. Filter Common Stock and Unit Common Stock as reported on the NYSE Composite Transactions Tape and the Nasdaq National Market, respectively.

 U.S. Filter Common Stock

                                                                   HIGH   LOW
                                                                  ------ ------
   Fiscal Year Ending March 31, 1999
     Third Quarter (through December 16, 1998)................... $25.50 $11.44
     Second Quarter..............................................  31.25  14.06
     First Quarter...............................................  36.25  26.38
   Fiscal Year Ended March 31, 1998
     Fourth Quarter.............................................. $36.44 $28.75
     Third Quarter...............................................  44.44  27.63
     Second Quarter..............................................  43.19  26.94
     First Quarter...............................................  33.38  25.75
   Fiscal Year Ended March 31, 1997
     Fourth Quarter.............................................. $39.00 $28.88
     Third Quarter...............................................  36.25  30.38
     Second Quarter..............................................  34.75  18.50
     First Quarter...............................................  23.75  18.42

 Unit Common Stock

                                                                   HIGH   LOW
                                                                  ------ ------
   Fiscal Year Ending May 31, 1999
     Third Quarter (through December 16, 1998)................... $ 8.88 $ 7.69
     Second Quarter..............................................   9.00   3.13
     First Quarter...............................................  10.75   6.00
   Fiscal Year Ended May 31, 1998
     Fourth Quarter.............................................. $ 9.75 $ 6.38
     Third Quarter...............................................  10.50   8.50
     Second Quarter..............................................  14.25   9.75
     First Quarter...............................................  14.50   8.94
   Fiscal Year Ended May 31, 1997
     Fourth Quarter.............................................. $ 9.63 $ 7.25
     Third Quarter...............................................  10.63   8.13
     Second Quarter..............................................  10.63   8.25
     First Quarter...............................................  14.50   8.63

  The following table sets forth the last reported trading price per share of Unit Common Stock and U.S. Filter Common Stock as of June 26, 1998, the last full trading day preceding Unit's announcement that it was in merger discussions with an undisclosed party, on July 1, 1998, the last full trading day prior to Unit's announcement that the Merger Agreement had been executed, on August 4, 1998, the last full trading day prior to Unit's announcement that the First Amendment to Agreement and Plan of Merger dated as of August 5, 1998, had been executed, and on November 10, 1998, the last full trading day prior to Unit's announcement that the Second Amendment to Agreement and Plan of Merger dated as of November 10, 1998 had been executed:

                                                           UNIT     U.S. FILTER
                                                       COMMON STOCK COMMON STOCK
                                                       ------------ ------------
   June 26, 1998......................................    $6.56        $26.75
   July 1, 1998.......................................     8.88         29.50
   August 4, 1998.....................................     9.38         27.50
   November 10, 1998..................................     7.88         20.50

  On December 16, 1998, the last full trading day for which stock prices were available at the time of printing of this Proxy Statement/Prospectus, the high and low sales price for Unit Common Stock were $8.00 and $7.94, respectively, and the high and low sales price for U.S. Filter Common Stock were $21.19 and $20.31, respectively. SHAREHOLDERS ARE URGED TO OBTAIN THE CURRENT STOCK PRICE FOR U.S. FILTER COMMON STOCK AND UNIT COMMON STOCK. Current stock prices for Unit Common Stock and U.S. Filter Common Stock can be obtained from Unit by telephone at (800) 229-8648.

  U.S. Filter currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on U.S. Filter Common Stock in the foreseeable future. Any payment of cash dividends on U.S. Filter Common Stock in the future will depend upon U.S. Filter's financial condition, earnings, capital requirements and such other factors as the U.S. Filter Board of Directors deems relevant. U.S. Filter's Amended and Restated Multicurrency Credit Agreement, dated as of October 20, 1997, imposes, and future debt or equity instruments or securities of U.S. Filter may impose, restrictions on U.S. Filter's ability to pay dividends.

  Unit has not declared any cash dividends on the shares of Unit Common Stock since the first quarter of fiscal 1996. Unit currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on Unit Common Stock in the foreseeable future. Any payment of cash dividends on Unit Common Stock in the future will depend upon Unit's financial condition, earnings, capital requirements and such other factors as the Unit Board of Directors deems relevant. Certain of Unit's future debt or equity instruments or securities may impose restrictions on Unit's ability to pay dividends.

U.S. FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, so that no gain or loss will generally be recognized by the Unit Shareholders on the exchange of their shares of Unit Common Stock for shares of U.S. Filter Common Stock. Income will be recognized to the extent that Unit Shareholders receive cash in the exchange (i.e., cash in lieu of fractional shares or cash for dissenting shares). The obligations of Unit to consummate the Merger are conditioned upon the receipt by Unit of an opinion that the Merger qualifies as a tax-free reorganization. Shareholders are urged to consult their own tax advisors as to the tax consequences of the Merger. See "THE MERGER--Federal Income Tax Consequences" and "--Conditions to the Merger."

ACCOUNTING TREATMENT

  U.S. Filter has advised Unit that it intends to treat the Merger as a "purchase" for accounting purposes. See "THE MERGER--Accounting Treatment."

REGULATORY MATTERS

  Consummation of the Merger is subject to the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act. Unit and U.S. Filter filed notification and report forms under the HSR Act on August 12, 1998, and received notice of early termination of the pre-merger waiting period on August 25, 1998.

COMPARATIVE PER SHARE DATA

  The following table sets forth for the U.S. Filter Common Stock certain historical and pro forma combined per share financial information for the fiscal year ended March 31, 1998 and the six-month period ended September 30, 1998, and for the Unit Common Stock certain historical and pro forma equivalent per share financial information for the fiscal year ended May 31, 1998 and the six-month period ended August 29, 1998. The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of U.S. Filter and the consolidated financial statements and accompanying notes of Unit included elsewhere in this Proxy Statement/Prospectus.

                                               FISCAL YEAR       SIX MONTHS
                                                  ENDED            ENDED
                                              MARCH 31, 1998 SEPTEMBER 30, 1998
                                              -------------- ------------------
   U.S. FILTER COMMON STOCK
   Income (loss) per common share (Diluted):
     Historical.............................      $(2.18)          $(0.59)
     Pro forma combined.....................      $(2.19)          $(0.60)
   Dividends per common share:
     Historical.............................         --               --
     Pro forma combined.....................         --               --
   Book value per common share at end of pe-
    riod:
     Historical.............................      $10.21           $ 9.22
     Pro forma combined.....................      $10.31           $ 9.34
                                               FISCAL YEAR       SIX MONTHS
                                                  ENDED            ENDED
                                               MAY 31, 1998   AUGUST 29, 1998
                                              -------------- ------------------
   UNIT'S COMMON STOCK
   Income (loss) per common share:
     Historical.............................      $(1.08)          $(0.52)
     Pro forma equivalent(1)................      $(0.98)          $(0.27)
   Dividends per common share:
     Historical.............................         --               --
     Pro forma equivalent(1)................         --               --
   Book value per share at end of period:
     Historical.............................      $ 8.26           $ 7.88
     Pro forma equivalent(1)................      $ 4.61           $ 4.17

--------
(1) Pro forma equivalent amounts are calculated by multiplying U.S. Filter pro forma combined amounts by an assumed Exchange Ratio of .4470 (based upon an assumed U.S. Filter Share Value of $22.37, which would be the U.S. Filter Share Value if calculated based on the average of the closing price per share for shares of U.S. Filter Common Stock as reported on the NYSE Composite Tape on each of the 20 days ending on December 16, 1998, the last full trading day prior to the date of this Proxy Statement/Prospectus).

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors relating to the business of U.S. Filter, together with the other information and financial data included or incorporated by reference in this Prospectus, before acquiring the securities offered hereby. Information contained or incorporated by reference in this Prospectus includes "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "contemplates," "expects," "may," "will," "could," "should," "would," "anticipates" or "continue" or the negative thereof or other variations thereon or comparable terminology. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements.

EARNINGS VARIATION DUE TO BUSINESS CYCLES AND SEASONAL FACTORS

  The sale of capital equipment within the water treatment industry is cyclical and influenced by various economic factors including interest rates and general fluctuations of the business cycle. A significant portion of U.S. Filter's revenues are derived from capital equipment sales. While U.S. Filter sells capital equipment to customers in diverse industries and in global markets, cyclicality of capital equipment sales and instability of general economic conditions, including those currently unfolding in Asian and certain other markets, could have a material adverse effect on U.S. Filter's revenues and profitability.

  The sale of water and wastewater distribution equipment and supplies is also cyclical and influenced by various economic factors including interest rates, land development and housing construction industry cycles. Sales of such equipment and supplies are also subject to seasonal fluctuation in temperate climates. The sale of water and wastewater distribution equipment and supplies is a significant component of U.S. Filter's business. Cyclicality and seasonality of water and wastewater distribution equipment and supplies sales could have a material adverse effect on U.S. Filter's revenues and profitability.

  U.S. Filter's high-purity process piping systems have been sold principally to companies in the semiconductor and, to a lesser extent, pharmaceutical and biotechnology industries, and sales of those systems are critically dependent on these industries. The success of customers and potential customers for high-purity process piping systems is linked to economic conditions in these respective industries, which in turn are each subject to intense competitive pressure and are affected by overall economic conditions. The semiconductor industry in particular has historically been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the economy. The semiconductor and pharmaceutical industries also represent significant markets for U.S. Filter's water and wastewater treatment systems. Downturns in these industries could have a material adverse effect on U.S. Filter's revenues and profitability.

  Operating results from the sale of high-purity process piping systems also can be expected to fluctuate significantly as a result of the limited pool of existing and potential customers for these systems, the timing of new contracts, possible deferrals or cancellations of existing contracts and the evolving and unpredictable nature of the markets for high-purity process piping systems.

  As a result of these and other factors, U.S. Filter's operating results may be subject to quarterly or annual fluctuations. There can be no assurance that at any given time U.S. Filter's operating results will meet or exceed stock market analysts' expectations.

PROFIT UNCERTAINTY IN FIXED-PRICE CONTRACTS

  A significant portion of U.S. Filter's revenues are generated under fixed price contracts. To the extent that original cost estimates are inaccurate, scheduled deliveries are delayed or progress under a contract is otherwise impeded, revenue recognition and profitability from a particular contract may be adversely affected. U.S. Filter routinely records upward or downward adjustments with respect to fixed price contracts due to changes in estimates of costs to complete such contracts. There can be no assurance that future downward adjustments will not be material.

COMPETITION

  All of the markets in which U.S. Filter competes are highly competitive, and most are fragmented, with numerous regional and local participants. There are competitors of U.S. Filter in certain markets that are divisions or subsidiaries of companies that have significantly greater resources than U.S. Filter. U.S. Filter's process water treatment business competes in the United States and internationally principally on the basis of product quality and specifications, technology, reliability, price, customized design and technical qualifications, reputation and prompt availability of local service. U.S. Filter's wastewater treatment business competes in the United States and internationally largely on the basis of the same factors, except that pricing considerations can be predominant among competitors that have sufficient technical qualifications, particularly in the municipal contract bid process. U.S. Filter's filtration and separation business competes in the United States and internationally principally on the basis of price, technical expertise, product quality and responsiveness to customer needs, including service and technical support. U.S. Filter's industrial products and services business competes in the United States and internationally principally on the basis of quality, service and price. In connection with the marketing of waterworks distribution equipment and supplies, U.S. Filter competes not only with a large number of independent wholesalers and with other distribution chains similar to U.S. Filter, but also with manufacturers who sell directly to customers. The principal methods of competition for U.S. Filter's waterworks distribution business include prompt local service capability, product knowledge by the sales force and service branch management, and price. U.S. Filter's consumer products business competes with companies with national distribution networks, businesses with regional scope, and local product assemblers or service companies, as well as retail outlets. U.S. Filter believes that there are thousands of participants in the residential water business. The consumer products business competes principally on the basis of price, product quality and "taste," service, distribution capabilities, geographic presence and reputation. Competitive pressures, including those described above, and other factors could cause U.S. Filter to lose market share or could result in significant price erosion, either of which could have a material adverse effect upon U.S. Filter's financial position, results of operations and cash flows.

RISKS RELATED TO ACQUISITIONS

  In pursuit of its strategic objective of becoming the leading global single-source provider of water and wastewater treatment systems and services, U.S. Filter has, since 1991, acquired more than 150 United States based and international businesses. U.S. Filter plans to continue to pursue acquisitions that expand the segments of the water and wastewater treatment and water-related industries in which it participates, complement its technologies, products or services, broaden its customer base and geographic areas served and/or expand its global distribution network, as well as acquisitions which provide opportunities to further and implement U.S. Filter's one-stop-shop approach in terms of technology, distribution or service. U.S. Filter's acquisition strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. In addition, U.S. Filter's acquisition of Memtec Limited ("Memtec") was accomplished through an unsolicited tender offer, and U.S. Filter could make other such acquisitions. The level of risk associated with such acquisitions is generally greater because frequently they are accomplished, as was the case with the acquisition of Memtec, without the customary representations or due diligence typical of negotiated transactions. Although U.S. Filter generally has been successful in pursuing acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that U.S. Filter will have access to the capital required to finance potential acquisitions, that U.S. Filter will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable.

RISKS OF DOING BUSINESS IN OTHER COUNTRIES

  U.S. Filter has made and expects it will continue to make acquisitions and expects to obtain contracts in markets outside the United States. While these activities may provide important opportunities for U.S. Filter to offer its products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency fluctuations, slower payment of invoices, the lack in some jurisdictions of well-developed legal systems, nationalization and possible social, political and economic instability. In particular, U.S. Filter has significant operations in Asia and Latin America which have been and may in the future be adversely affected by current economic conditions in those regions. While the full impact of this economic instability cannot be predicted, it could have a material adverse effect on U.S. Filter's revenues and profitability.

IMPORTANCE OF SENIOR OFFICERS

  The operations of U.S. Filter are dependent on the continued efforts of senior management, in particular Richard J. Heckmann, U.S. Filter's Chairman of the Board, President and Chief Executive Officer. U.S. Filter has entered into various agreements and compensation arrangements with its senior management, including Mr. Heckmann, designed to encourage their retention. There can be no assurance, however, that members of U.S. Filter's senior management will continue in their present roles, and should any of U.S. Filter's senior managers be unable or choose not to do so, U.S. Filter's prospects could be adversely affected.

YEAR 2000 RISKS

  The Year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using six digits (e.g., 12/31/99), rather than eight (e.g., 12/31/1999), to define the applicable year of business transactions. Many products and systems could experience malfunctions when attempting to process certain dates, such as January 1, 2000 or September 9, 1999 (a date programmers sometimes used as a default date). U.S. Filter is currently identifying which of its information technology ("IT") and non-IT systems will be affected by Year 2000 issues.

  U.S. Filter's Year 2000 compliance program consists of three phases: identification and assessment; remediation; and testing. For any given system, the phases occur in sequential order, from identification and assessment of Year 2000 problems, to remediation, and, finally, to testing U.S. Filter's solutions. Most of U.S. Filter's IT systems with Year 2000 issues have been modified to address those issues. U.S. Filter has also commenced identification and assessment of its non-IT systems, which include, among other things, components found in water and wastewater treatment plants and process water treatment systems operated and/or owned under contract by U.S. Filter and in U.S. Filter's hazardous waste treatment facilities, as well as components of equipment in U.S. Filter's manufacturing facilities. U.S. Filter is in the identification and assessment phase with respect to all non-IT systems, which is projected to continue until September 1999 for currently-owned businesses.

  With the possible exception of the remediation and testing phases for certain of U.S. Filter's non-IT systems, all phases of U.S. Filter's Year 2000 compliance program are expected to be completed by September 1999, although there can be no assurance that all phases for all businesses will be completed by that date. As U.S. Filter acquires additional businesses, each IT and non-IT system of the acquired business must be independently identified and assessed. As a result, all three phases of U.S. Filter's Year 2000 compliance program may be occurring simultaneously insofar as they relate to systems acquired at different times, with varying timetables to completion, depending upon the system and the date when a particular business was acquired by U.S. Filter. There can be no assurance that acquired businesses will be Year 2000 compliant, although U.S. Filter currently has a policy that requires an acquisition candidate to represent that such business is Year 2000 compliant and U.S. Filter reviews the Year 2000 status of acquisition candidates to the extent feasible prior to completing an acquisition. In addition to its internal systems, U.S. Filter has begun to assess the level of Year 2000 problems associated with various suppliers, customers and creditors of U.S. Filter. To test the Year 2000 compliance status of its suppliers, U.S. Filter plans to submit hypothetical orders to its suppliers dated after December 31, 1999 requesting confirmation that the orders have been correctly processed. U.S. Filter's costs to date for its Year 2000 compliance program, excluding the salaries of its employees, has not been material. Although U.S. Filter has not completed its assessment, it does not currently believe that the future costs associated with its Year 2000 compliance program will be material.

  U.S. Filter is currently unable to determine its most reasonably likely worst case Year 2000 scenario, as it has not identified and assessed all of its systems, particularly its non-IT systems. As U.S. Filter completes its identification and assessment of internal and third-party systems, it expects to develop contingency plans for various worst case scenarios. U.S. Filter expects to have such contingency plans in place by September 1999. A failure to address Year 2000 issues successfully could have a material adverse effect on U.S. Filter's business, financial condition or results of operations.

POTENTIAL ENVIRONMENTAL RISKS

  U.S. Filter's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. U.S. Filter is also subject to inherent risks associated with environmental conditions at facilities owned, and the state of compliance with environmental laws by businesses acquired, by U.S. Filter. While U.S. Filter endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that U.S. Filter's operations or activities, or historical operations by others at U.S. Filter's locations, will not result in cleanup obligations, civil or criminal enforcement actions or private actions that could have a material adverse effect on U.S. Filter.

  U.S. Filter has been notified by the U.S. Environmental Protection Agency ("USEPA") that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") at certain sites to which U.S. Filter or its predecessors allegedly sent waste in the past. It is possible that U.S. Filter could receive other such notices under CERCLA or analogous state laws in the future. In particular, in 1995, Culligan Water Technologies, Inc., a wholly owned subsidiary of U.S. Filter ("Culligan"), purchased an equity interest in Anvil Holdings, Inc. ("Anvil"). As a result of this transaction, Culligan assumed certain environmental liabilities associated with soil and groundwater contamination at Anvil Knitwear's Asheville Dyeing and Finishing Plant (the "Plant") in Swannanoa, North Carolina. Since 1990, Culligan and Anvil have delineated and monitored the contamination pursuant to an Administrative Consent Order entered into with the North Carolina Department of Environment, Health and Natural Resources related to the closure of an underground storage tank at the site. Groundwater testing at the Plant and at two adjoining properties has shown levels of a cleaning solvent believed to be from the Plant that are above action levels under state guidelines. U.S. Filter has begun remediation of the contamination. U.S. Filter currently estimates that the costs of future site remediation will range from $1.0 million to $1.8 million and that it has sufficient reserves for the site cleanup. U.S. Filter anticipates that the potential costs of further monitoring and corrective measures to address the groundwater problem under applicable laws will not have a material adverse effect on the financial position or the results of operations of U.S. Filter. However, because the full extent of the required cleanup has not been determined, there can be no assurance that this matter will not have a material adverse effect on U.S. Filter's financial position or results of operations. Based on sites which are currently known to U.S. Filter that may require remediation, including the Anvil site, U.S. Filter does not believe that its liability, if any, relating to such sites will be material. However, there can be no assurance that such matters will not be material.

  U.S. Filter's activities as owner and operator of certain hazardous waste treatment and recovery facilities are subject to stringent laws and regulations and compliance reviews. Failure of these facilities to comply with those regulations could result in substantial fines and the suspension or revocation of the facility's hazardous waste permit. U.S. Filter serves as contract operator of various municipal and industrial wastewater collection and treatment facilities, which were developed and are owned by governmental or private entities. U.S. Filter also operates other facilities, including service deionization centers and manufacturing facilities, that discharge wastewater in connection with routine operations. Under certain service contracts and applicable environmental laws, U.S. Filter as operator of such facilities may incur certain liabilities in the event those facilities experience malfunctions or discharge wastewater which does not meet applicable permit limits and regulatory requirements. In some cases, the potential for such liabilities depends upon design or operational conditions over which U.S. Filter has limited, if any, control.

  Certain of U.S. Filter's facilities contain or in the past contained underground storage tanks which may have caused soil or groundwater contamination. At one site formerly owned by Culligan, U.S. Filter is investigating, and has taken certain actions to correct, contamination that may have resulted from a former underground storage tank. Based on the amount of contamination believed to have been present when the tank was removed, and the probability that some of the contamination may have originated from nearby properties, U.S. Filter believes, although there can be no assurance, that this matter will not have a material adverse effect on U.S. Filter's financial position or results of operations.

  To some extent, the liabilities and risks imposed by environmental laws on U.S. Filter's customers may adversely impact demand for certain of U.S. Filter's products or services or impose greater liabilities and risks on U.S. Filter, which could also have an adverse effect on U.S. Filter's competitive and financial position.

RISKS RELATED TO MUNICIPAL WATER AND WASTEWATER BUSINESS

  A significant percentage of U.S. Filter's revenues is derived from municipal customers. While municipalities represent an important part of the water and wastewater treatment industry, contractor selection processes and funding for projects in the municipal sector entail certain additional risks not typically encountered with industrial customers. Competition for selection of a municipal contractor typically occurs through a formal bidding process which can require the commitment of resources and greater lead times than industrial projects. In addition, this segment is dependent upon the availability of funding at the local level, which may be the subject of increasing pressure as local governments are expected to bear a greater share of the cost of public services.

TECHNOLOGICAL AND REGULATORY RISKS

  Portions of the water and wastewater treatment business are characterized by changing technology, competitively imposed process standards and regulatory requirements, each of which influences the demand for U.S. Filter's products and services. Changes in regulatory or industrial requirements may render certain of U.S. Filter's treatment products and processes obsolete. Acceptance of new products may also be affected by the adoption of new government regulations requiring stricter standards. U.S. Filter's ability to anticipate changes in technological and regulatory standards and to develop successfully and introduce new and enhanced products on a timely basis will be a significant factor in U.S. Filter's ability to grow and to remain competitive. There can be no assurance that U.S. Filter will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. In addition, U.S. Filter is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly. The market growth potential of acquired in-process research and development is subject to certain risks, including costs to develop and commercialize such products, the cost and feasibility of production of products utilizing the applicable technologies, introduction of competing technologies and market acceptance of the products and technologies involved.

  There can be no assurance that U.S. Filter's existing or any future trademarks or patents will be enforceable or will provide substantial protection from competition or be of commercial benefit to U.S. Filter. In addition, the laws of certain non-United States countries may not protect proprietary rights to the same extent as do the laws of the United States. Successful challenges to certain of U.S. Filter's patents or trademarks could materially adversely affect its competitive and financial position.

RISKS RELATED TO WATER RIGHTS AND TRANSFERS OF WATER

  U.S. Filter owns more than 47,000 acres of agricultural land (the "Properties"), situated in the Southwestern United States, the substantial majority of which are in Imperial County, California (the "IID Properties") located within the Imperial Irrigation District (the "IID"). Substantially all of the Properties are currently leased to third party agricultural tenants, including prior owners of the Properties. U.S. Filter acquired the Properties with appurtenant water rights, and is actively seeking to acquire additional properties with water rights, primarily in the Southwestern and Western United States. U.S. Filter may seek in the future to transfer water attributable to water rights appurtenant to the Properties, particularly the IID Properties (the "IID Water"). The circumstances under which transfers of water can be made and the profitability of any transfers are subject to significant uncertainties, including hydrologic risks of variable water supplies, conveyance risks from unavailable or inadequate transportation facilities, risks presented by allocations of water under existing and prospective priorities, and risks of adverse changes to or interpretations of U.S. federal, state and local laws, regulations and policies. The IID holds title to all of the water rights within the IID in trust for the landowners, and would control the timing and terms of any transfers of IID Water by U.S. Filter. Transfers of IID Water attributable to water rights appurtenant to the IID Properties (the "IID Water Rights") are subject to additional uncertainties. Allocations of Colorado River water, which is the source of all water deliveries to the IID Properties, are subject to limitations under complex international treaties, interstate compacts, U.S. federal and state laws and regulations, and contractual arrangements and, in times of drought, water deliveries could be curtailed by the U.S. government. Further, any transfers of IID Water would require the approval of the U.S. Secretary of the Interior. Additionally, the Metropolitan Water District of Southern California, a quasi-governmental agency, owns the Colorado River Aqueduct and could restrict its use. Any transfers must also comply with all U.S. federal and state environmental laws and regulations. Even if a transfer were approved, other California water districts and users could assert claims adverse to the IID Water Rights, including but not limited to claims that the IID has failed to satisfy U.S. federal law and California constitutional requirements that IID Water must be put to reasonable and beneficial use. A finding that the IID's water use is unreasonable or nonbeneficial could adversely impact title to the IID Water Rights and the ability to transfer IID Water. The uncertainties associated with water rights could have a material adverse effect on U.S. Filter's future profitability.

SHARES ELIGIBLE FOR FUTURE SALE

  The market price of the U.S. Filter Common Stock could be adversely affected by the availability for public sale of shares held on November 2, 1998 by security holders of U.S. Filter, including: (i) up to 2,806,263 shares which may be delivered by Laidlaw Inc. or its affiliates ("Laidlaw"), at Laidlaw's option in lieu of cash, at maturity pursuant to the terms of 5 3/4% Exchangeable Notes due 2000 of Laidlaw (the amount of shares or cash delivered or paid to be dependent within certain limits upon the value of the U.S. Filter Common Stock at maturity), or sold from time to time in accordance with Rule 144(k) under the Securities Act; (ii) 10,481,013 shares issuable upon conversion of U.S. Filter's 4 1/2% Convertible Subordinated Notes due 2001 at a conversion price of $39.50 per share of U.S. Filter Common Stock; (iii) 1,200,000 shares issuable upon exercise of warrants, 600,000 at an exercise price of $50.00 per share and 600,000 at an exercise price of $60.00 per share, in each case expiring on September 17, 2007 and exercisable at any time after the first sale of water from water rights appurtenant to the Properties (the "Warrants"); (iv) 5,815,450 outstanding shares that are currently registered for sale under the Securities Act pursuant to a shelf registration statement; and (v) 22,235,786 outstanding shares which are subject to agreements pursuant to which the holders have certain rights to request U.S. Filter to register the sale of such holders' U.S. Filter Common Stock under the Securities Act and/or, subject to certain conditions, to include certain percentages of such shares in other registration statements filed by U.S. Filter, of which such rights as to 8,000,000 shares are not exercisable until February 17, 2000. In addition, as of November 20, 1998, U.S. Filter has registered for sale under the Securities Act 10,019,045 shares which may be issuable by U.S. Filter from time to time in connection with acquisitions of businesses or assets from third parties.

                           THE UNIT SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

  The Unit Special Meeting will be held on January 22, 1999 at 8:00 a.m., local time, at Unit's principal executive offices located at 22600 Savi Ranch Parkway, Yorba Linda, California 92887.

PURPOSE OF THE UNIT SPECIAL MEETING

  At the Unit Special Meeting, shareholders of record of Unit as of the close of business on the Record Date will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreements and the Merger, and such other matters as may properly be brought before the Special Meeting.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE; QUORUM

  Only holders of record of Unit Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Unit Special Meeting. As of the close of business on the Record Date, there were 3,995,118 shares of Unit Common Stock outstanding and entitled to vote, held of record by approximately 1,571 shareholders. A majority, or 1,997,560 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each Unit Shareholder is entitled to one vote for each share of Unit Common Stock held as of the Record Date. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the Unit Special Meeting.

VOTE REQUIRED

  Pursuant to the California Corporations Code and Unit's Articles of Incorporation, approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Unit Common Stock entitled to vote. On December 4, 1998, the record date for the Unit Special Meeting (the "Record Date"), 3,995,118 shares of Unit Common Stock were outstanding, all of which are entitled to vote on the Merger Agreement and the Merger. As of December 4, 1998, shareholders who are not affiliates of Unit or U.S. Filter owned approximately 3,683,814, or 96.7%, of the outstanding shares of Unit Common Stock. U.S. Filter owns no shares of Unit Common Stock. The directors and officers of Unit together own approximately 3.3% of the Unit Common Stock. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the Merger.

VOTING OF PROXIES; REVOCABILITY OF PROXIES

  The proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the Unit Board for use at the Unit Special Meeting. Unit Shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Unit. All proxies that are properly executed and received by Unit in time to be voted at the Unit Special Meeting, and that are not revoked, will cause the shares of Unit Common Stock represented thereby to be voted at the Unit Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Agreement and the Merger. In accordance with California law, no other business may be brought before the Unit Special Meeting. Any shareholder who has given a proxy may revoke it at any time before it is exercised at the Unit Special Meeting, by
(i) delivering to the Secretary of Unit (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating that the proxy is revoked, addressed to the Secretary of Unit at 22600 Savi Ranch Parkway, Yorba Linda, California 92887, facsimile number (714) 921-0636, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date than the earlier proxy prior to the vote at the Unit Special Meeting or (iii) attending the Unit Special Meeting and voting in person (although attendance at the Unit Special Meeting will not, by itself, revoke a proxy).

  If a quorum is not obtained or if fewer shares of Unit Common Stock than the number required therefor are voted in favor of approval of the Merger Agreement and the Merger, it is expected that the Unit Special Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and at any subsequent reconvening of the Unit Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original Unit Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

SOLICITATION OF PROXIES AND EXPENSES

  Unit will bear the cost of the solicitation of proxies in the enclosed form from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Unit may solicit proxies from shareholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Unit will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Unit Common Stock and to request authority for the exercise of proxies. In such cases, Unit, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

  The Merger Agreement provides for the merger of Subcorp with and into Unit, with Unit to be the surviving corporation of the Merger, becoming a wholly-owned subsidiary of U.S. Filter. If the requisite approval of the Unit Shareholders is received, the Merger is expected to be consummated as soon as practicable after the satisfaction or waiver of each of the conditions to consummation of the Merger, which is expected to occur as soon as practicable following receipt of shareholder approval at the Unit Special Meeting. The Effective Time of the Merger will occur upon the acceptance of filing of the Agreement of Merger by the Secretary of State of the State of California or at such later time as is specified on such Agreement of Merger. The Effective Time of the Merger is currently expected to be on or about January 22, 1999. The filing of the Agreement of Merger will occur as soon as practicable after the satisfaction of the conditions set forth in the Merger Agreement. The Merger Agreement may be terminated by U.S. Filter or Unit if the Merger has not been consummated on or before January 29, 1999, and may also be terminated by either party under certain other conditions. See "The Merger Agreement-- Conditions to the Merger," "--Termination" and "--Fees and Expenses." The following discussion in this Proxy Statement/Prospectus of the Merger and the Merger Agreement is a description of material terms of the Merger and the Merger Agreement; provided, however, that such discussion is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and incorporated herein by this reference.

CONVERSION OF SHARES

  At the Effective Time of the Merger, each then outstanding share of Unit Common Stock (other than shares with respect to which the holders exercise appraisal rights), will be converted into and represent the right to receive a number of shares of U.S. Filter Common Stock equal to the Exchange Ratio calculated pursuant to the Merger Agreement by dividing the Merger Consideration by the U.S. Filter Share Value (calculated as the average of the closing price per share for shares of U.S. Filter Common Stock as reported on the New York Stock Exchange Composite Tape on each of the 20 consecutive trading days ending on the fifth trading day preceding the Closing Date). The Merger Consideration will be determined as follows: (i) if the U.S. Filter Share Value is greater than or equal to $22.00, then the Merger Consideration will equal $10.00; (ii) if the U.S. Filter Share Value is less than $22.00 and greater than $12.00, then the Merger Consideration will equal $8.00 plus the dollar amount equal to a fraction, the numerator of which will be the U.S. Filter Share Value minus $12.00 and the denominator of which will be five; and
(iii) if the U.S. Filter Share Value is less than or equal to $12.00, then the Merger Consideration will equal $8.00.

  The following table sets forth the number of shares of U.S. Filter Common Stock which would be issuable per share of Unit Common Stock based upon certain assumed U.S. Filter Share Value determinations:

                                  NUMBER OF SHARES OF      AGGREGATE VALUE OF
   U.S. FILTER SHARE VALUE      U.S. FILTER COMMON STOCK MERGER CONSIDERATION(1)
   -----------------------      ------------------------ -----------------------
     $10.00...................          0.80000                  $ 8.00
      12.00...................          0.66667                    8.00
      14.00...................          0.60000                    8.40
      16.00...................          0.55000                    8.80
      18.00...................          0.51111                    9.20
      20.00...................          0.48000                    9.60
      22.00...................          0.45455                   10.00
      24.00...................          0.41667                   10.00
      26.00...................          0.38462                   10.00
      30.00...................          0.33333                   10.00

--------
(1) The Aggregate Value of Merger Consideration data presented above is based upon the assumed U.S. Filter Share Value and therefore does not necessarily reflect the value of such consideration as of the date of the Unit Special Meeting, the effective time of the Merger, or any other time.

  In the event that the U.S. Filter Share Value is less than $11.00, U.S. Filter may terminate the Merger Agreement.

  As a result of the method used to calculate the Merger Consideration, changes in the trading price of U.S. Filter Common Stock may have certain effects on the trading price of Unit Common Stock. For example, as the trading price of U.S. Filter Common Stock increases, the trading price of Unit Common Stock may increase, provided that because the maximum Merger Consideration is $10.00, an increase in the trading price of U.S. Filter Common Stock would not be expected to be a factor that, by itself, would cause the trading price of Unit Common Stock to exceed $10.00. Conversely, as the trading price of U.S. Filter Common Stock decreases, the trading price of Unit Common Stock may decrease, provided that because the minimum Merger Consideration is $8.00, a decrease in the trading price of U.S. Filter Common Stock would not be expected to be a factor that, by itself, would cause the trading price of Unit Common Stock to fall below $8.00. However, in the event that the U.S. Filter Share Value decreases to and below $11.00, the trading price of Unit Common Stock may potentially decrease below $8.00 due to the risk that U.S. Filter may exercise its right to terminate the Merger Agreement.

  The foregoing statements regarding the possible effects that changes in the trading price of U.S. Filter Common Stock could have on Unit Common Stock are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the possible effects described in or implied by such forward-looking statements will actually occur, or that the effect of changes in the trading price of U.S. Filter Common Stock on the trading price of Unit Common Stock would be limited to the possible effects described. Actual trading prices of Unit Common Stock depend on many factors that are unrelated to the trading price of U.S. Filter Common Stock. For example, the trading price of Unit Common Stock could increase or decrease, including increases above $10.00 or decreases below $8.00, as a result of factors unrelated to the trading price of U.S. Filter Common Stock. See Unit's Annual Report on Form 10-K for the fiscal year ended May 31, 1998 for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from those described in or implied by such forward-looking statements.

FRACTIONAL SHARES

  No fractional shares of U.S. Filter Common Stock will be issued pursuant to the Merger. In lieu of any fractional shares of U.S. Filter Common Stock that a Unit Shareholder would otherwise be entitled to receive as a result of the Merger, such holder shall be entitled to receive cash in an amount equal to the value (determined with reference to the closing price of shares of U.S. Filter Common Stock as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Closing Date) of such fractional share.

BACKGROUND OF THE MERGER

  On August 11, 1997, the Unit Board decided to retain Needham to assist Unit in exploring and evaluating strategic alternatives for maximizing shareholder value. The Unit Board decided to take this action after considering various factors, including the stock market valuations for technology based companies, the mergers and acquisition environment, and the cyclical nature of the semiconductor equipment business.

  Subsequent to their appointment, Needham contacted approximately 25 parties regarding a possible transaction with Unit and circulated preliminary information packages describing Unit and its business to interested parties from among this contact group. U.S. Filter was one of those companies approached by Needham, and one of the companies that requested an information package. Another company, The Kinetics Group, Inc. ("Kinetics"), as an independent company and prior to being acquired by U.S. Filter, was not approached by Needham, but expressed interest in a possible acquisition of Unit, and was furnished with an information package. As part of this process, Needham requested interested parties to submit written indications of interest to acquire Unit in late October, 1997. Four companies expressed interest in pursuing a transaction and, after review by the Unit Board and Needham, two companies were invited to commence due diligence. Kinetics and U.S. Filter did not express interest in pursuing a transaction and were excluded from further consideration.

  During November and early December 1997, Unit conducted a number of meetings with these two prospective buyers. On November 26, 1997, Kinetics informed Needham that they would like to participate in due diligence activities with Unit, and were subsequently invited to perform a due diligence review of Unit. On December 15, 1997 and December 17, 1997, one interested party and Kinetics, respectively, submitted written non-binding offers for the acquisition of Unit. After careful review by the Unit Board, Needham was instructed to solicit enhanced offers from both companies and present these revised offers to the Unit Board. On December 22, 1997, Needham presented a revised offer from one of the prospective purchasers, while Kinetics declined to enhance their offer. The Unit Board was not able to reach a consensus on accepting or rejecting these offers and adjourned the meeting until December 24, 1997, so that each Board Member could independently review and consider the most appropriate direction for Unit. At the December 24, 1997 Unit Board meeting, the Board was not able to reach a consensus concerning the non-binding offers of interest and explored alternatives for Unit. On December 26, 1997, the Unit Board decided to defer a decision on pursuing either offer until the January 20, 1998 Board Meeting.

  Effective December 31, 1997, U.S. Filter acquired Kinetics.

  At the January 20, 1998 Unit Board meeting, after extensive discussion, the Board determined that long-term shareholder value could be maximized by focusing on expanding Unit's existing business opportunities.

  On February 20, 1998, a representative of U.S. Filter contacted Nick E. Yocca, Unit's outside counsel, to request a meeting with Unit. On February 26, 1998, after consultation with the Unit Board, management was authorized to arrange a meeting, which was subsequently held on March 3, 1998. At that meeting, Mr. Damian C. Georgino, Executive Vice President and General Counsel of U.S. Filter, initiated discussions with Mr. Gary N. Patten, Vice President and Chief Financial Officer of Unit, and Ms. Janice E. Robertson, Managing Director of Needham, regarding U.S. Filter's recent acquisition of Kinetics and their interest in pursuing a friendly business combination with Unit. Following this meeting, Mr. Michael J. Doyle, Chairman of the Board and
Chief Executive Officer of Unit, and Mr. Patten held a series of meetings with Mr. David J. Shimmon, President and Chief Executive Officer of Kinetics, and other representatives of Kinetics.

  From June 8, 1998 through June 12, 1998, representatives of U.S. Filter and Unit, along with legal advisors to Unit, held a series of meetings to negotiate the principal terms of a merger. On June 15, 1998, the Unit Board met to consider the terms of the proposed merger and authorized management to negotiate a definitive merger agreement on the terms presented to the Board. From June 16, 1998 through June 24, 1998, representatives of U.S. Filter and Unit, along with legal and financial advisors, met to negotiate the terms of the Merger Agreement. On June 25, 1998, the Unit Board approved the Agreement and Plan of Merger, subject to the resolution of certain items, and on August 13, 1998, the U.S. Filter Board approved the Agreement and Plan of Merger, subject to the resolution of certain items. On July 2, 1998, U.S. Filter and Unit entered into the Agreement and Plan of Merger.

  From July 2, 1998 to July 31, 1998, U.S. Filter undertook a due diligence review with respect to Unit. During this review, Unit announced that, in response to the continuing unforeseen downturn in the semiconductor manufacturing equipment market it would reduce its workforce and institute partial facility shutdowns worldwide. During the week of July 20, 1998, representatives of U.S. Filter met with representatives of Unit to discuss various due diligence issues that U.S. Filter had learned of during its review, including the significant decline in Unit's prospects and operating results as a result of the severe continuing downturn in the semiconductor manufacturing equipment market, the level of benefits payable under certain severance agreements to certain executive officers and employees of Unit, the level of compensation due to Needham in the event the Merger is consummated, the exercise of certain registration rights held by Needham with respect to certain shares issuable upon exercise of a warrant held by Needham, and potential liability arising out of certain tax audits pending with respect to Unit. On July 28, 1998, representatives of U.S. Filter and Unit met to discuss possible remedial actions with respect to such issues, including a reduction in the Exchange Ratio.

  On July 31, 1998, U.S. Filter formally notified Unit (the "Investigation Notice") that it was dissatisfied with certain matters that it had learned of during its due diligence review, as referenced above, and indicated that it intended to exercise its right to terminate the Merger Agreement pursuant to the Merger Agreement if such matters were not resolved to its satisfaction in accordance with the terms previously discussed by the parties.

  Following receipt of the Investigation Notice, Unit management conferred with outside legal counsel, Needham and each of the directors of Unit to discuss the matters set forth in the Investigation Notice, the terms of the Merger Agreement and potential actions to resolve the concerns raised in the Investigation Notice. Following a series of discussions between representatives of Unit and U.S. Filter, the parties agreed to amend the Merger Agreement to reduce the exchange ratio used to calculate the Merger Consideration by reducing the dollar amount by which the U.S. Filter Share Value was divided to $11.03 from $12.62 (the amount originally set forth in the Merger Agreement) and to reduce the minimum U.S. Filter Share Value to $26.00 from $27.00 (the amount originally set forth in the Merger Agreement), and Unit and U.S. Filter entered into the First Amendment to Agreement and Plan of Merger dated August 5, 1998 (the "First Amendment"), implementing such changes.

  Following the execution of the First Amendment, the trading price of the U.S. Filter Common Stock varied significantly, and between August 5, 1998 (the date of the First Amendment) and the execution of a second amendment of the Merger Agreement dated as of November 10, 1998 (the "Second Amendment"), U.S. Filter Common Stock traded as high as $27.25 per share and as low as $11.44 per share. Under the Merger Agreement as amended by the First Amendment, due to the minimum U.S. Filter Share Value of $26.00, if the 20-day average per share closing price of U.S. Filter Common Stock had been below $26.00, the value of the shares of U.S. Filter Common Stock issuable with respect to each share of Unit Common Stock would have been less than $11.03. In addition, prior to the execution of the Second Amendment, Unit had the right to terminate the Merger Agreement if the U.S. Filter Share Value was less than $24.00. Concurrently, the semiconductor equipment industry downturn continued to affect Unit. On August 7, 1998, Unit announced a net loss of $1.08 per share for its 1998 fiscal year, compared to a loss of $0.99 per share for its prior fiscal year. On October 1, 1998, Unit announced a net loss for its first fiscal quarter ended August 29, 1998 of $0.39 per diluted share, compared to net income of $0.08 per diluted share for the prior year's first quarter.

  In light of these developments, the parties entered into discussions which led to the revised merger terms contained in the Second Amendment. Specifically, the Second Amendment changed the method of calculating the Exchange Ratio from (i) $11.03 divided by the greater of the U.S. Filter Share Value or $26.00 to (ii) the Merger Consideration (calculated pursuant to the Merger Agreement as described under "Conversion of Shares," above) divided by the U.S. Filter Share Value. The Second Amendment also extended the date as of which either U.S. Filter or Unit may terminate the Merger Agreement if the Merger shall not have been consummated from December 31, 1998 to January 29, 1999, and gave U.S. Filter the right to terminate the Merger Agreement if the U.S. Filter Share Price is less than $11.00. As a result of the Second Amendment, Unit no longer has a right to terminate the Merger Agreement if the U.S. Filter Share Value is less than $24.00.

  Needham advised the Unit Board as of November 10, 1998, that the Exchange Ratio, as revised by the Second Amendment, is fair to the Unit Shareholders from a financial point of view, and the Unit Board unanimously resolved that the Exchange Ratio, as revised by the Second Amendment, is fair to Unit Shareholders and that it is in the best interests of Unit and its shareholders that Unit enter into the Second Amendment and to consummate the Merger in accordance with the Merger Agreement, as amended.

REASONS FOR THE MERGER

 U.S. Filter's Reasons for the Merger

  U.S. Filter believes that its acquisition of Unit through the Merger will further its strategy for its Industrial Products and Services Group (the "IP&S Group"). This strategy includes the goals of (i) becoming a leading provider of integrated products for the high-purity gas delivery market and of gas delivery systems to the semiconductor wafer fabrication equipment market, (ii) developing international operations, (iii) reducing costs, and (iv) increasing efficiencies.

  For example, three processes are fundamental to the semiconductor wafer fabrication process: ultra pure water, chemicals and gas. The IP&S Group currently offers turnkey ultra-pure water solutions and is developing turnkey chemical solutions. U.S. Filter believes the Merger would help further its IP&S Group strategy by complementing these existing and developing capabilities with Unit's turnkey gas delivery solutions.

  U.S. Filter also believes that both companies would benefit from strong cross-selling opportunities to wafer fabrication equipment manufacturers and end users. Unit stands to benefit from the IP&S Group's existing customer relationships with end users and gas companies, and U.S. Filter could gain from Unit's relationships and market penetration in the wafer fabrication equipment market.

  Unit and U.S. Filter's IP&S Group have a presence worldwide. U.S. Filter believes that the combination of its strategic offices and cleanroom space worldwide with Unit's existing foreign service centers offers potential for overhead reduction through consolidation of facilities, thereby giving the IP&S Group an opportunity to pursue its goals of reducing operating costs and increasing operating efficiencies, and expanding its international operations.

 Unit's Reasons for the Merger

  Prior to entering into the Merger Agreement, the Unit Board carefully considered the terms and conditions of the proposed Merger, and determined that the Merger was in the best interests of, and was on terms fair to, Unit Shareholders and unanimously approved the Merger Agreement, and the transactions contemplated thereby, including the Merger.

  In reaching its unanimous determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of, and on terms fair to, Unit Shareholders, the Unit Board considered a number of factors, which taken together supported such determination, including without limitation the following:

    (i) The Unit Board's knowledge of the semiconductor equipment market, its cyclical nature, the severity of the current industry downturn, the uncertainty of when the current downturn will end, the consolidation trend within the industry, both at the OEM and supplier level, and the expanding market dominance of a limited number of semiconductor equipment manufacturers and the adverse impact these factors could have on Unit's results of operations and financial condition (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS");

    (ii) The Unit Board's knowledge of the business, operations, properties, assets, financial condition and operating results of Unit, which provided the background and context for its deliberations and determinations;

    (iii) The Unit Board's determination that there is substantial risk that in the long term Unit will not produce shareholder value in excess of the Merger Consideration by continuing to operate as an independent entity, based upon advice of management and the uncertainty of business conditions within the semiconductor equipment market;

    (iv) The Unit Board's view that the ability to offer an integrated gas delivery system will be vital to competing in Unit's market, and the likelihood that some form of business combination and/or additional capital would most probably be required for Unit to be able to offer an integrated gas delivery solution to the semiconductor industry (see "THE BUSINESS OF UNIT");

    (v) The presentation by Needham and its opinion that the Exchange Ratio was fair, from a financial point of view, to such shareholders (see "THE MERGER AND RELATED TRANSACTIONS--Opinion of Financial Advisor");

    (vi) The Merger would provide Unit Shareholders with the opportunity to participate in the long-term growth of the semiconductor industry through ownership of shares of U.S. Filter Common Stock;

    (vii) The Merger would provide Unit Shareholders with the opportunity to receive a considerable premium for their shares of Unit compared to the market price preceding the June 29, 1998 announcement (see "TERMS OF MERGER; MERGER CONSIDERATION");

    (viii) The fact that the Merger Consideration is not subject to financing contingencies and that the U.S. Filter Common Stock is actively traded and hence offers good liquidity to Unit Shareholders.

    (ix) The relationship of the Merger Consideration to the historical and current market prices for Unit Common Stock preceding the announcement of the Merger and the Unit Board's belief that the public market's valuation of Unit and the semiconductor and manufacturing equipment industry in general, may limit the value realized by Unit in the public market; and

    (x) The terms of the Merger Agreement, as reviewed by the Board with its legal advisors.

  The Unit Board was continuing to pursue Unit's established business strategies discussed above until U.S. Filter made an offer to acquire Unit at a price which the Board did not believe would be offered by any other party. After detailed consideration, the Board determined that the price was substantially higher than Unit's stock price had been in recent months and that the price was so advantageous to Unit Shareholders that it would be imprudent not to enter into the Merger Agreement. In light of the significant experience of the Unit Board in analyzing the pricing for the potential sale of Unit, the Unit Board believed that the Merger Consideration was above the amount other potential acquirors would be willing to pay or that Unit could expect to otherwise achieve.

  Following U.S. Filter's due diligence review and its objection to certain matters as discussed above, the Unit Board carefully considered the terms and conditions of the Merger Agreement and the proposed Merger, as amended by the First Amendment, and determined that the Merger was in the best interests of, and was on terms fair to, the Unit Shareholders and unanimously approved the Merger Agreement, as so amended, and the transactions contemplated thereby, including the Merger.

  In reaching its unanimous determination that the Merger Agreement, as amended by the First Amendment, and the transactions contemplated thereby, were in the best interests of, and on terms fair to, the Unit Shareholders, the Unit Board considered a number of factors, which taken together supported such determination, including without limitation the factors listed above, which the Unit Board determined were also applicable to the terms of the Merger Agreement and the Merger as amended by the First Amendment, as well as the following additional factors:

    (i) information concerning Unit's and U.S. Filter's respective businesses, prospects, financial performance, financial condition and operations, which did not include forecasted financial information regarding U.S. Filter;

    (ii) the history of the trading prices and trading volume of Unit Common Stock and U.S. Filter Common Stock;

    (iii) premiums to market and multiples paid in other acquisition and merger transactions in the semiconductor equipment and other industries;

    (iv) the severity and uncertain duration of the current downturn in the semiconductor equipment market;

    (v) a financial presentation by Needham, including the opinion of Needham that, as of the date thereof, the Exchange Ratio, as amended by the First Amendment, was fair to the Unit shareholders from a financial point of view (while certain forecasted financial information derived from one of the publicly available analyst reports provided to Needham by U.S. Filter was included in the materials provided to the Unit Board by Needham, such information was not considered by the Unit Board); and

    (vi)   the terms and conditions of the First Amendment.

  Following the events giving rise to the Second Amendment and the discussions between the parties, the Unit Board has carefully considered the terms and conditions of the Merger Agreement and the proposed Merger, as amended by the First Amendment and the Second Amendment, and has determined that the Merger is in the best interests of, and is on terms fair to, the Unit Shareholders, and has unanimously approved the Merger Agreement, as so amended, and the transactions contemplated thereby, including the Merger.

  In reaching its unanimous determination that the Merger Agreement, as amended by the First Amendment and Second Amendment, and the transactions contemplated thereby, are in the best interests of, and or terms fair to, the Unit Shareholders, the Unit Board considered a number of factors, which taken together supported such determination, including without limitation the factors listed above, which the Unit Board determined were also applicable to the terms of the Merger Agreement and the Merger as amended by the First Amendment and the Second Amendment, as well as the following additional factors:

    (i) updated information concerning Unit's business, prospects, financial performance, financial condition and operations and U.S. Filter's business, stock price, financial performance, financial condition and operations;

    (ii) recent and historical trading prices and trading volume of Unit Common Stock and U.S. Filter Common Stock;

    (iii) premiums to market and multiples paid in recent and pending acquisition and merger transactions in the semiconductor equipment and other industries;

    (iv) the continued severity and uncertain duration of the current downturn in the semiconductor equipment market;

    (v) a financial presentation by Needham, including the opinion of Needham that, as of the date thereof, the Exchange Ratio, as amended by the First Amendment and Second Amendment, was fair to the Unit Shareholders from a financial point of view; and

    (vi) the terms and conditions of the Second Amendment.

  The foregoing discussion of the information and factors considered by the Unit Board addresses all of the material factors considered by the Unit Board in its consideration of the Merger. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Unit Shareholders. In reaching its determination, the Unit Board took the various factors into account collectively, did not perform factor-by-factor analysis, but rather its determination was made in consideration of all of the factors as a whole.

UNIT BOARD RECOMMENDATION

  THE UNIT BOARD HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF, AND IS ON TERMS THAT ARE FAIR TO, UNIT SHAREHOLDERS. THE UNIT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT THE UNIT SHAREHOLDERS APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Two executive officers and five additional senior management employees of Unit are covered by individual severance agreements which provide for payments upon termination following a change in control. Michael J. Doyle and Gary N. Patten, each an executive officer of Unit, have each entered into a severance agreement with Unit dated May 17, 1996 that provides for three years of salary upon termination following a change in control (the "Severance Agreement"). Each Severance Agreement had an initial term expiring on December 31, 1996 with automatic one-year renewals thereafter; however, if a Change in Control (as defined below) occurs, the term will be at least three years beyond such Change in Control. "Change in Control" is defined in the Severance

Agreement as (i) when any person becomes the beneficial owner of securities of Unit representing more than 20% of the combined voting power of Unit's then outstanding securities; (ii) if, during any period of two consecutive years, individuals who constitute the Board of Directors cease to constitute a majority of the Board of Directors; (iii) if all, or substantially all, of Unit's assets are sold or transferred to a third party; (iv) if Unit consolidates or merges with another company and Unit is not the survivor; or
(v) if Unit no longer has a class of securities registered pursuant to Section 12 of the Exchange Act. The Merger will constitute a Change in Control under the Severance Agreements.

  During the term of the Severance Agreement, if an employee is terminated within three (3) years following a Change in Control or prior to a Change in Control if due thereto, for any reason other than death, cause, disability or retirement, or if the employee voluntarily terminates employment following a Change in Control for "Good Reason" (generally, certain defined substantial adverse changes in the employee's status or position as an executive or resulting from the Change in Control), the employee will receive the following benefits: (i) within five business days of termination, cash payment equal to the product of (A) the employee's annual base salary plus any cash bonuses paid to the employee in the 12 months preceding the Change in Control and (B) three (3); (ii) continuation for three (3) years of insurance coverage providing benefits to the employee and dependents, provided the employee makes employee contribution payments as before the termination; (iii) continuation for three years of the employee's current auto allowance; (iv) acceleration of all non-vested stock options; and (v) payment of outplacement services, if requested by the employee within six months of termination. However, if any payments under the Severance Agreement or other benefits received by the employee from Unit constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such payments shall be reduced to the extent necessary to prevent imposition of excise tax.

  Pursuant to separate letter agreements, three additional employees of Unit who are not executive officers of Unit are each entitled to six months of severance pay if such employee is terminated in the first year after a change in control (defined in these agreements as an event of the type specified in clauses (i), (ii), (iii), (iv) or (v) of the definition of Change in Control in the Severance Agreement, including the Merger) or prior to such change of control if due thereto, for any reason other than death, cause, disability or retirement. In addition, each such employee would receive a continuation for six months of insurance coverage providing benefits to the employee and dependents, provided the employee makes employee contribution payments as before the termination.

  U.S. Filter has reached an agreement with certain current employees of Unit who are also holders of Unit Options and entitled pursuant to the Merger Agreement to have their Unit Options converted into Exchange Options at the Effective Time (the "Employee-Optionees"), whereby (i) the number of shares of U.S. Filter Common Stock underlying each such Employee Optionee's Exchange Options would be adjusted to equal the number of shares of Unit Common Stock underlying his or her corresponding Unit Options multiplied by a fraction, the numerator of which will be $10.00 and the denominator of which will be the U.S. Filter Share Value and (ii) the exercise price under his or her Exchange Options would be adjusted to equal (x) the lesser of (A) the exercise price per share of Unit Common Stock under his or her corresponding Unit Options or
(B) $10.00, divided by (y) a fraction, the numerator of which will be $10.00 and the denominator of which will be the U.S. Filter Share Value, provided he or she continues as an employee of U.S. Filter or Unit after the Effective Time.

  In addition, U.S. Filter has reached an arrangement with certain current employees of Unit, including Messrs. Doyle and Patten, whereby U.S. Filter will pay each such employee a monetary bonus provided that he or she continues as an employee of Unit or U.S. Filter after the Effective Time. The maximum aggregate amount of these bonus payments is $240,479, of which Mr. Doyle would receive $32,178 and Mr. Patten would receive $67,643.

OPINION OF FINANCIAL ADVISOR

  Needham was engaged to act as Unit's financial advisor in connection with the Merger pursuant to an engagement letter dated June 6, 1997, as amended by letter agreements dated September 4, 1998 and October 30,

1998 (the "Needham Engagement Letter"). Pursuant to the Needham Engagement Letter, Unit retained Needham to provide financial advisory and investment banking services in connection with a possible sale of or business combination involving Unit, and to render an opinion as to the fairness of the exchange ratio in such a business combination, from a financial point of view, to the holders of Unit Common Stock. The exchange ratio to be provided for in the Merger was determined through arm's length negotiations between Unit and U.S. Filter and not by Needham.

  At a meeting of the Unit Board on June 26, 1998, Needham delivered its oral opinion that, as of such date and based upon and subject to certain assumptions and other matters described in its written opinion, the exchange ratio initially proposed was fair to the holders of Unit Common Stock from a financial point of view. Needham subsequently delivered its written opinion to the Unit Board dated August 5, 1998 that, as of such date and based upon and subject to certain assumptions and other matters described therein, the exchange ratio set forth in the Merger Agreement, as amended as of such date, was fair to the holders of Unit Common Stock from a financial point of view. On November 10, 1998, Needham delivered its written opinion that, as of such date and based upon and subject to certain assumptions and other matters described therein, the Exchange Ratio was fair to the holders of Unit Common Stock from a financial point of view. NEEDHAM'S OPINIONS ARE ADDRESSED TO THE UNIT BOARD, ARE DIRECTED ONLY TO THE FINANCIAL TERMS OF THE MERGER AGREEMENT, AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF UNIT AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

  The complete text of the November 10, 1998 opinion (the "Needham Opinion"), which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham, is attached to this Proxy Statement/Prospectus as Appendix B, and the summary of the Needham Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the Needham Opinion. UNIT SHAREHOLDERS ARE URGED TO READ THE NEEDHAM OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, AND THE ASSUMPTIONS MADE BY NEEDHAM.

  In arriving at the Needham Opinion, Needham, among other things, (a) reviewed the Merger Agreement; (b) reviewed certain publicly available information concerning Unit and U.S. Filter, including certain publicly available "consensus" forecasted financial information obtained by Needham from I/B/E/S Corporation (the "I/B/E/S Projections") and several publicly available analyst reports containing forecasted financial information regarding U.S. Filter that were provided to Needham by U.S. Filter (which were not all of the publicly available analyst reports regarding U.S. Filter), and certain other relevant financial and operating data of Unit made available from the internal records of Unit; (c) reviewed the historical stock prices and trading volumes of the Unit Common Stock and the U.S. Filter Common Stock;
(d) held discussions with members of senior management of Unit and U.S. Filter concerning the current and future business prospects of each company; (e) reviewed certain financial forecasts and projections prepared by the management of Unit; (f) compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed relevant to similar data for Unit; (g) reviewed the financial terms of certain other business combinations that Needham deemed generally relevant; and (h) performed and/or considered such other studies, analyses, inquiries and investigations as Needham deemed appropriate. The foregoing list summarizes all material factors considered by Needham in arriving at the Needham Opinion. The forecasted financial information contained in the analyst reports provided to Needham by U.S. Filter differed from the I/B/E/S Projections due to the fact that the I/B/E/S Projections are "consensus" estimates, based on the estimates of several different analysts. The forecasted financial information contained in the analyst reports provided to Needham by U.S. Filter, as well as the I/B/E/S Projections obtained independently by Needham, differed from the forecasted financial information contained in this Proxy Statement/Prospectus under the heading "FIRST CALL CONSENSUS EARNINGS ESTIMATES" (the "First Call Projections") due to the fact that the First Call Projections were prepared as of November 6, 1998, whereas such analyst reports were prepared on various dates during and prior to August 1998. The forecasted financial information contained in the analyst reports provided to Needham by U.S. Filter also differed from the First Call Projections due to the fact that the First Call Projections are "consensus" estimates, based on the estimates of several different analysts.

  Needham assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinion. With respect to Unit's financial forecasts provided to Needham by Unit's management, Needham assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Unit. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Unit or U.S. Filter. The Needham Opinion states that it was based on economic, monetary and market conditions existing as of the date of such opinion. Needham expressed no opinion as to what the value of U.S. Filter Common Stock will be when issued to the shareholders of Unit pursuant to the Merger or the prices at which the U.S. Filter Common Stock will actually trade at any time. In addition, Needham was not asked to consider, and the Needham Opinion does not address, Unit's underlying business decision to engage in the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Unit, or the effect of any other transaction in which Unit might engage. No other limitations were imposed by Unit on Needham with respect to the investigations made or procedures followed by Needham in rendering the Needham Opinion.

  Based on this information, Needham performed a variety of financial analyses of the Merger and the Exchange Ratio. The following paragraphs summarize all material financial analyses performed by Needham in arriving at the Needham Opinion.

  Selected Company Analysis. Using publicly available information, Needham compared selected historical and projected financial and market data ratios for Unit to the corresponding data and ratios of certain other publicly traded semiconductor capital equipment companies: Advanced Energy Industries, Inc., Applied Science and Technology, Inc., Brooks Automation, Inc. and Helix Technology Corporation (the "Selected Companies"). Such data and ratios included total market capitalization to historical and projected revenue, price per share to historical and projected earnings per share, and market value to historical book value.

  Needham calculated multiples for the Selected Companies based on the closing stock prices on November 10, 1998 and for Unit based on the U.S. Filter Share Value of $18.58 as of November 10, 1998, which would result in Merger Consideration of $9.32 per share. For the Selected Companies, the multiples of total market capitalization to last twelve months ("LTM") revenues ranged from
0.7 to 2.6 with a mean of 1.5 and a median of 1.3, as compared with a multiple of 0.6 for Unit; the multiples of market capitalization to projected calendar 1998 revenues ranged from 0.9 to 2.7 with a mean of 1.7 and a median of 1.6, as compared with a multiple of 1.1 for Unit; and the multiples of market capitalization to projected calendar 1999 revenues ranged from 0.7 to 2.3 with a mean of 1.4 and a median of 1.4, as compared with a multiple of 0.9 for Unit. For the Selected Companies, the projected calendar 1999 price-earnings multiples ranged from 10.6 to 76.3 with a mean of 42.3 and a median of 41.1, as compared with a multiple of 34.5 for Unit; a comparison of LTM and projected calendar 1998 price-earnings multiples was not meaningful due to Unit's net losses or projected net losses for those periods. For the Selected Companies, the multiples of market value to historical book value ranged from
1.1 to 4.3 with a mean of 2.7 and a median of 2.6, as compared with a multiple of 1.4 for Unit.

  Selected Transaction Analysis. Needham also analyzed publicly available financial information for 19 selected mergers and acquisitions of companies in the semiconductor capital equipment industry since January 1, 1993 with transaction values less than $300 million (the "Selected Transactions"). In examining the Selected Transactions, Needham analyzed certain market price, income statement and balance sheet parameters of the acquired companies relative to the Merger Consideration, such as premiums of the consideration offered to the target's stock price one day and four weeks prior to the announcement date of the transaction; aggregate transaction value as multiples of LTM sales, earnings before interest and taxes ("EBIT"), and earnings before interest, taxes, depreciation and amortization ("EBITDA"); and multiples of market value to LTM net income and historical book value. In certain cases, complete financial data was not publicly available for the Selected Transactions and only partial information was used in such instances.

  Stock price premium information was available for only three Selected Transactions. For these transactions, the one-day stock price premium ranged from 11.4% to 52.6% with a mean of 34.4% and a median of 39.1%;

and the four-week stock price premium ranged from 26.3% to 97.3% with a mean of 50.1% and a median of 26.7%. These compared with one-day and four-week premiums for Unit implied by the proposed Merger of 5.0% and 49.1%, calculated based on the U.S. Filter Share Value of $18.58 as of November 10, 1998, which would result in Merger Consideration of $9.32 per share.

  For the Selected Transactions, the multiples of transaction value to LTM sales ranged from 0.5 to 3.5 with a mean of 1.8 and a median of 1.9; the LTM EBIT multiples ranged from 6.8 to 36.2 with a mean of 17.6 and a median of 15.6; and the LTM EBITDA multiples ranged from 5.6 to 24.7 with a mean of 12.6 and a median of 11.5. The multiples of market value to LTM net income ranged from 7.4 to 62.8 with a mean of 26.3 and a median of 23.3; and the multiples of market value to book value ranged from 1.0 to 7.5 with a mean of 4.0 and a median of 3.2.

  These ratios compared with the following for Unit, calculated based on the Merger Consideration of $9.32 per share of Unit Common Stock: LTM sales multiple of 0.6 and market to book value multiple of 1.4; a comparison of the LTM EBIT, EBITDA and net income multiples was not meaningful due to Unit's negative EBIT, EBITDA and net loss over such period.

  No company, transaction or business used in the "Selected Company Analysis" or "Selected Transaction Analysis" as a comparison is identical to Unit, U.S. Filter or the Merger. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions, or the business segment, company or transaction to which they are being compared.

  Other Analyses. In rendering its opinion, Needham considered certain other analyses, including, among other things, a history of trading prices and volumes for Unit and U.S. Filter, and a comparison of Unit's and U.S. Filter's stock price performance relative to the Standard & Poor's 500 Index.

  The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of the Needham Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Unit or U.S. Filter. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable as set forth therein. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Needham's opinions and related analyses were only one of many factors considered by the Unit Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Unit Board or management with respect to the Exchange Ratio or the proposed Merger.

  Pursuant to the terms of the Needham Engagement Letter, which were negotiated at arms-length between Unit and Needham, Unit has paid or agreed to pay Needham fees aggregating $275,000 for financial advisory services and for rendering its opinions. Needham will also receive an additional transaction fee, upon consummation of the Merger, of 1.25% of the aggregate consideration paid and indebtedness assumed in the Merger, against which $75,000 of the $275,000 previously paid or agreed to be paid would be credited. Based on the closing price of the U.S. Filter Common Stock on December 15, 1998, the total compensation payable to Needham in connection with the Merger would be approximately $714,000. Unit has also agreed to reimburse Needham for certain of its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Needham as financial advisor to Unit.

  Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by the Unit Board to act as Unit's financial advisor in connection with the Merger based on Needham's experience as a financial advisor in mergers and acquisitions, as well as Needham's familiarity with the semiconductor capital equipment industry and with Unit. In the normal course of its business, Needham may actively trade the equity securities of Unit or U.S. Filter for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in such securities. In connection with investment banking services rendered to Unit in 1994, Needham was issued a warrant to purchase 100,000 shares of Unit Common Stock at an exercise price of $8.925 per share. Such warrant expired unexercised on October 17, 1998.

                             THE MERGER AGREEMENT

REPRESENTATIONS AND WARRANTIES; COVENANTS

  Under the Merger Agreement, Unit, U.S. Filter and Subcorp made a number of representations regarding such matters as their valid existence and good standing and their authority to enter into the Merger Agreement and, subject to the approval of the Merger Agreement and the Merger by Unit shareholders, to consummate the Merger.

  Unit agreed that, until the consummation of the Merger or the termination of the Merger Agreement, it will maintain its business and it will not take certain actions outside the ordinary course of business without U.S. Filter's consent. Unit agreed to take certain actions necessary to effect the Merger, such as filing its proxy materials with the Commission, complying with all legal requirements of a Special Meeting, and, subject to the fiduciary duties of the officers and directors, using its best efforts to obtain shareholder approval of the Merger Agreement and the Merger. Unit has agreed not to directly or indirectly solicit, initiate, encourage, or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal or offer with respect to any recapitalization, merger, consolidation or other business combination involving, or any purchase of any material assets or any equity securities of, Unit and its subsidiaries, taken as a whole (a "Competing Transaction"), except that the Unit Board may provide information to and engage in negotiations with a third party regarding a Competing Transaction if failure to do so would constitute a breach of the Unit Board's fiduciary duties, as determined by the Unit Board in good faith after receipt of advice from Unit's outside counsel.

  U.S. Filter has agreed, if the Merger is consummated, to provide employees of Unit retained by U.S. Filter with employee benefits in the aggregate no less favorable than those benefits provided to U.S. Filter's similarly situated employees for a period of twelve months following the effectiveness of the Merger. U.S. Filter has also agreed, if the Merger is consummated, to indemnify the officers and directors of Unit, subject to any limitations imposed by applicable law, with respect to acts or omissions occurring prior to the Merger.

CONDITIONS TO THE MERGER

  In addition to the approval of the Unit Shareholders sought hereby, the obligations of Unit, U.S. Filter and Subcorp to consummate the Merger are also conditioned upon (i) the accuracy in all material respects of the representations and warranties made by the other party and the performance in all material respects of the covenants of the other party; (ii) the approval of the stockholders of U.S. Filter of the issuance of U.S. Filter Common Stock in the Merger, if required by applicable law and rules of the NYSE; (iii) the termination of the applicable waiting periods under the HSR Act relating to the Merger; (iv) the absence of any judgment, injunction, order or decree prohibiting or enjoining the consummation of the Merger; (v) the absence of any action by any governmental entity challenging or seeking to restrain the consummation of the Merger; (vi) the declaration by the Securities and Exchange Commission of the effectiveness of the Registration Statement under the Securities Act; and (vii) the approval by NYSE, subject to official notice of issuance, of the listing of U.S. Filter Common Stock to be issued in the Merger. Unit's obligations under the Merger Agreement are also conditioned upon the receipt by Unit of the opinion of its counsel to the effect that the Merger will constitute a reorganization under section 368(a) of the Internal Revenue Code (the "Code") and that the Unit Shareholders will not recognize any gain or loss as a result thereof, except with respect to cash received in lieu of fractional share interests in U.S. Filter Common Stock or in exchange for shares for which dissenters' rights are exercised. U.S. Filter's obligations under the Merger Agreement are also conditioned upon the following: (i) receipt of the consent and approval of each person whose consent is required in connection with the Merger under all agreements to which Unit is a party, and (ii) the absence of material adverse changes in the value, condition, prospects, business or results of operations of Unit (provided, however, that any deterioration in Unit's prospects or operating results, to the extent attributable to a decline in the market demand for semiconductor manufacturing equipment, shall not be deemed a material adverse change for purposes of this condition).

STOCK OPTIONS AND WARRANTS

  At the Effective Time, those outstanding options and warrants to purchase shares of Unit Common Stock that (a) were granted prior to the date of the Merger Agreement and (b) are unexpired and unexercised as of the Effective Time shall be automatically converted into an option or a warrant, as the case may be, to purchase a number of shares of U.S. Filter Common Stock equal to
(x) the number of shares of Unit Common Stock issuable immediately as of the date of the Merger Agreement upon exercise of such option or warrant multiplied by (y) the Exchange Ratio, with an exercise price equal to (i) the exercise price which existed under the corresponding Unit option or warrant divided by (ii) the Exchange Ratio, and with such other terms and conditions, subject to U.S. Filter's approval, as were in effect under such option and warrant as of the date of the Merger Agreement.

  U.S. Filter has reached an agreement with certain current employees of Unit who are also holders of Unit Options and entitled pursuant to the Merger Agreement to have their Unit Options converted into Exchange Options at the Effective Time (the "Employee-Optionees"), whereby (i) the number of shares of U.S. Filter Common Stock underlying each such Employee Optionee's Exchange Options would be adjusted to equal the number of shares of Unit Common Stock underlying his or her corresponding Unit Options multiplied by a fraction, the numerator of which will be $10.00 and the denominator of which will be the U.S. Filter Share Value and (ii) the exercise price under his or her Exchange Options would be adjusted to equal (x) the lesser of (A) the exercise price per share of Unit Common Stock under his or her corresponding Unit Options or
(B) $10.00, divided by (y) a fraction, the numerator of which will be $10.00 and the denominator of which will be the U.S. Filter Share Value, provided he or she continues as an employee of U.S. Filter or Unit after the Effective Time. See "THE MERGER AND RELATED TRANSACTIONS--Interests of Certain Persons in the Merger."

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT;
REIMBURSEMENT OF EXPENSES AND BREAKUP FEE

 Amendment of Merger Agreement

  The Merger Agreement may be amended by Unit, U.S. Filter and Subcorp prior to the Effective Time, at any time before or after approval of the Merger by the Unit Shareholders; provided, however, that after such shareholder approval, no amendment may be made without the further approval of such shareholders which would by law require further approval or authorization by Unit Shareholders.

 Termination of Merger Agreement

  The Merger Agreement may be terminated by mutual agreement of U.S. Filter and Unit or by either such party if (i) there shall have been a material breach by the other party of any of its representations, warranties, covenants or agreements in the Merger Agreement to be complied with or performed by such party at or prior to such date of termination, (ii) if the required approval of the Unit Shareholders is not obtained by reason of the failure to obtain the required vote, (iii) if the Merger has not been consummated by January 29, 1999, other than as a result of a material breach of the Merger Agreement by the terminating party, or (iv) if any judgment, injunction, order or decree enjoining U.S. Filter or Unit from consummating the Merger is entered and such judgment, injunction, order or decree has become final and nonappealable.

  The Merger Agreement may be terminated by U.S. Filter if the Unit Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to U.S. Filter or Subcorp, or if the U.S. Filter Share Value is less than $11.00. The Merger Agreement may be terminated by the Unit Board if Unit receives a proposal with respect to a Competing Transaction on terms the Unit Board (after consultation with its financial advisors) determines to be more favorable to Unit Shareholders than the terms of the Merger, and the Unit Board determines, after consultation with Unit's outside counsel, that to continue to recommend that Unit Shareholders vote in favor of the Merger, notwithstanding the receipt of such offer with respect to a Competing Transaction, would violate the fiduciary duties of the Unit Board to the Unit Shareholders and; provided, however, that Unit has provided U.S. Filter with the material terms and conditions of such Competing Transaction and a reasonable opportunity of not less than 48 hours to respond thereto; and provided, further, that Unit shall promptly pay to U.S. Filter the termination fees described below (a "Company Fiduciary Termination").

 Reimbursement of Expenses; Breakup Fee

  The Merger Agreement provides for the reimbursement of U.S. Filter's fees and expenses in connection with this transaction and the payment of an additional breakup fee of $1.5 million by Unit if (a) Unit terminates the Agreement pursuant to a Company Fiduciary Termination, or (b) Unit terminates the Merger Agreement because the required approval of the Unit Shareholders is not obtained by reason of the failure to obtain the required vote or U.S. Filter terminates the Merger Agreement as a result of the Unit Board's withdrawal or modification of (or resolution to withdraw or modify) its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to U.S. Filter or Subcorp, and at the time of such termination there is a publicly announced or disclosed Competing Transaction with respect to Unit involving a third party or, in the case of a termination as a result of Unit Board's withdrawal or modification of its approval or recommendation, at the time of such termination there is a Competing Transaction with respect to Unit involving a third party of which Unit is aware, and within nine months after such termination, Unit has consummated, or has entered into an agreement for, a "Business Combination." For the purposes of the Merger Agreement, "Business Combination" is defined to mean (i) a merger or similar transaction,
(ii) a sale or other disposition of any material asset of Unit or its subsidiaries, or (iii) the acquisition of beneficial ownership of more than 20% of the Unit Common Stock.

HSR ACT

  Transactions such as the Merger are reviewed by the Department of Justice and the Federal Trade Commission (the "FTC") under applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as certain information has been furnished to the Department of Justice and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. Notification forms were filed by Unit and U.S. Filter with the Department of Justice and the FTC under the HSR Act on August 12, 1998, and early termination of the waiting period under the HSR Act was granted on August 25, 1998.

AFFILIATES' RESTRICTIONS ON SALES OF U.S. FILTER COMMON STOCK

  All shares of U.S. Filter Common Stock received by Unit Shareholders in the Merger in exchange for issued and outstanding shares of Unit Common Stock will have been registered under the Securities Act by a Registration Statement on Form S-4, thereby allowing those shares to be traded without restriction by former holders of issued and outstanding shares of Unit Common Stock who (i) are not deemed to be "affiliates" (as that term is defined for purposes of Rule 145 under the Securities Act) of Unit at the time of the Unit Special Meeting and (ii) do not become affiliates of U.S. Filter after the Merger. Unit Shareholders who are identified by Unit as its affiliates will be so advised by Unit prior to the Merger.

  Unit has agreed to use its best efforts to cause each person who may be deemed to be an affiliate to agree not to make any public sale of any U.S. Filter Common Stock received upon consummation of the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder. Generally, this will require that sales be made in accordance with Rule 145(d) under the Securities Act, which in turn requires that for specified periods such sales be made in compliance with volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. The volume limitations should not impose any material limitation on any shareholder of Unit who owns less than 1% of U.S. Filter's outstanding Common Stock after the Merger unless, pursuant to Rule 144, such shareholder's shares are required to be aggregated with those of other shareholders.

ACCOUNTING TREATMENT

  U.S. Filter has advised Unit that it intends to treat the Merger as a purchase for accounting purposes. Under the purchase method of accounting, the purchase price of Unit, including direct costs of the Merger, will be allocated to the assets acquired and liabilities assumed based upon their estimated relative fair values, with the excess of fair value of net assets received over the purchase consideration allocated as a reduction to the value of the related long-lived assets. The results of U.S. Filter's operations will include the results of operations of Unit commencing at the Effective Time.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material anticipated U.S. federal income tax considerations relevant to the exchange of shares of Unit Common Stock for U.S. Filter Common Stock pursuant to the Merger. This summary is based upon the opinion delivered by Stradling Yocca Carlson & Rauth, counsel for Unit, delivered in connection with the filing of the Registration Statement, and a substantially similar opinion of Stradling Yocca Carlson & Rauth to be delivered to Unit at the Effective Time of the Merger (the "Tax Opinion"), that the Merger will constitute a tax-free "reorganization" within the meaning of Section 368 of the Code (a "Reorganization").

  Holders of Unit Common Stock should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Unit Shareholders in light of their particular circumstances. Shareholders with unique circumstances, such as dealers in securities, banks, insurance companies, tax exempt organizations, foreign persons, persons who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions, and persons who do not hold their Unit Common Stock as capital assets, are specifically not addressed herein. In addition, the following discussion is based on current legal authorities as of the date hereof, and no assurance can be given that further legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the discussion contained herein. Further, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws. Finally, the following discussion also does not address the tax consequences of transactions (other than the Merger) effectuated prior or subsequent to or concurrently with the Merger, including without limitation, transactions in which Unit Common Stock is acquired or sold, U.S. Filter shares are disposed of, or transactions in which Unit Common Stock is sold after the date of the Merger Agreement and prior to the Effective Time of the Merger.

  ACCORDINGLY, UNIT SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

  Subject to the limitations and qualifications referred to herein, qualification of the Merger as a Reorganization will result in the following federal income tax consequences:

    (a) No gain or loss will be recognized by Unit Shareholders solely upon their receipt of U.S. Filter Common Stock solely in exchange for Unit Common Stock pursuant to the Merger (gain or loss will be recognized as a result of cash received in lieu of a fractional share of U.S. Filter Common Stock and for cash received in exchange for Unit Common Stock for which dissenters' rights are exercised).

    (b) The aggregate tax basis of the U.S. Filter Common Stock received by each Unit Shareholder in the Merger will be the same as the aggregate tax basis of Unit Common Stock surrendered in exchange therefor (without regard to the tax basis, if any, allocated to fractional share interests).

    (c) The holding period of the U.S. Filter Common Stock received in the Merger will include the period for which the Unit Common Stock surrendered in exchange therefor was held, provided that the Unit Common Stock is held as a capital asset at the time of the Merger.

    (d) If a Unit Shareholder receives cash in lieu of a fractional share of U.S. Filter Common Stock, such shareholder will be treated as if such fractional share of U.S. Filter Common Stock had been issued in the Merger and then redeemed by U.S. Filter. A shareholder receiving such cash will generally recognize gain or loss upon such payment, equal to the difference (if any) between the amount of cash received and such shareholder's basis in the fractional share.

    (e) Unit Shareholders who receive cash in exchange for shares for which dissenters' rights are exercised ("Dissenting Shareholders") will recognize income equal to the lesser of the cash received or the gain realized in the Merger (the difference between (i) the amount of cash plus the fair market value of the U.S. Filter Common Stock, if any, received and (ii) the Dissenting Shareholder's basis in the Unit Common Stock exchanged). The character of such income will generally be capital gain or dividend depending on the Dissenting Shareholder's particular situation. Dissenting Shareholders should consult with their own tax advisors as to the character of such income to them.

    (f) Neither U.S. Filter, Subcorp nor Unit will recognize material amounts of gain solely as a result of the Merger.

  No ruling has been or will be obtained from the Internal Revenue Service (the "IRS") in connection with the Merger. The Tax Opinions do not and will not bind the IRS and the IRS is, therefore, not precluded from successfully asserting a contrary opinion. The Tax Opinions are and will also be subject to certain assumptions and certain representations made by U.S. Filter and Unit regarding, among other things, the conduct of the business of Unit following the Merger.

  The obligations of Unit to consummate the Merger are conditioned upon the receipt of the Tax Opinion. If Unit fails to receive the Tax Opinion and determines to waive the related condition to its obligation to consummate the Merger, and the material federal income tax consequences to the Unit Shareholders are different from those described above, Unit will resolicit the shareholders' vote prior to proceeding with consummation of the Merger.

  A successful IRS challenge to the reorganization status of the Merger would result in the Unit Shareholders recognizing taxable gain or loss, as of the Effective Time, with respect to each share of Unit Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the U.S. Filter Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the U.S. Filter Common Stock so received would equal its fair market value and the holding period for such stock would begin the day after the Effective Time.

RIGHTS OF DISSENTING SHAREHOLDERS

 Generally

  The rights of Unit Shareholders to dissent from approval of the Merger are governed by Chapter 13 of the CGCL, the full text of which is reprinted as Appendix C to this Proxy Statement/Prospectus. While the following summarizes all material rights of dissenting shareholders in the Merger, it is not intended to be complete and is qualified in its entirety by reference to Appendix C.

  Under the CGCL, Unit Shareholders will not have any dissenters' rights with respect to the Merger Agreement or the Merger unless demands for payment are duly filed with respect to five percent or more of the outstanding shares of Unit Common Stock. If the holders of five percent or more of the outstanding shares of Unit Common Stock duly file demands for payment and fully comply with Chapter 13 of the CGCL, they will have dissenters' rights to be paid in cash the fair market value of their shares.

  Dissenters' rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares. Persons who are beneficial owners of shares held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedures outlined below and set forth in Chapter 13 of the CGCL if such beneficial owners wish to assert their dissenters' rights.

  As described more fully below, in order for Unit Shareholders to perfect their dissenters' rights, they must (i) make written demand for the purchase of their dissenting shares to Unit or its transfer agent on or before the date of the Unit Special Meeting, (ii) vote their dissenting shares against approval of the Merger Agreement and the Merger, and (iii) within 30 days after the mailing to Unit Shareholders of notice of approval of the Merger Agreement and the Merger, submit the certificates representing their dissenting shares to Unit or its transfer agent. FAILURE TO FOLLOW ANY OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CGCL MAY RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

  Under the CGCL, "fair market value" is determined as of the day before the first announcement of the terms of the Merger Agreement, excluding any appreciation or depreciation as a consequence of the Merger (the "Fair Market Value"). If the parties are unable to agree on the Fair Market Value, the dissenting shareholder may request the Superior Court for the County of Orange to determine the Fair Market Value of the dissenting shareholders' shares. The terms of the Merger were publicly announced on July 2, 1998. On July 1, 1998, the last trading day prior to the public announcement of the terms of the Merger, the high and low sales prices for Unit Common Stock were $9.125 and $8.625, respectively.

 Demand for Purchase

  Dissenting shareholders must submit to Unit at its principal office at 22600 Savi Ranch Parkway, Yorba Linda, California 92887, or to its transfer agent, Continental Stock Transfer & Trust Company, at 2 Broadway, New York, New York 10004, a written demand that Unit purchase for cash those shares with respect to which they wish to act as dissenting shareholders. The written demand must
(i) state the number and class of the shares held of record by the dissenting shareholder which the shareholder demands that Unit purchase and (ii) contain a statement of what such dissenting shareholder claims to be the Fair Market Value of those shares (which statement constitutes an offer by the shareholder to sell the shares at such price). THE WRITTEN DEMAND WILL NOT BE EFFECTIVE FOR ANY PURPOSE UNLESS IT IS RECEIVED BY UNIT OR ITS TRANSFER AGENT NOT LATER THAN THE DATE OF THE UNIT SPECIAL MEETING. A shareholder may not withdraw a demand for payment without the consent of Unit.

  No shareholder who has a right to demand payment of cash for such shareholder's shares and who in fact makes such a demand will have any right to attack the validity of the Merger or have the Merger set aside or rescinded, except in an action to test whether Unit has received the number of shares required to approve the Merger. Any shareholder who does not demand payment of cash for such shareholder's shares and who institutes an action to attack the validity of the Merger or to have the Merger set aside or rescinded would not thereafter have any right to demand payment of cash pursuant to the exercise of dissenters' rights.

 Vote Against Approval of the Merger

  Dissenting shareholders must vote their dissenting shares against approval of the Merger. Record shareholders may vote part of the shares that they are entitled to vote in favor of the Merger or abstain from voting a part of such shares without jeopardizing their dissenters' rights as to other shares; however, if record shareholders vote part of the shares they are entitled to vote in favor of the Merger and fail to specify the number of shares they are so voting, it is conclusively presumed under California law that their approving vote is with respect to all shares that they are entitled to vote. Voting against the Merger will not of itself, absent compliance with the provisions of Chapter 13 of the CGCL summarized herein, satisfy the requirements of the CGCL for exercise and perfection of dissenters' rights. However, any shareholder desiring to execute dissenters' rights must vote against approval of the Merger.

 Notice of Approval

  If the Merger is approved by the Unit Shareholders, then within 10 days of such approval Unit will mail notice of such approval (the "Notice of Approval") to shareholders having a right to require Unit to purchase their shares for cash under the dissenters' rights provisions of the CGCL. The Notice of Approval will contain a statement of the price determined by Unit to represent the Fair Market Value of the dissenting shares (which statement will constitute an offer by Unit to purchase any dissenting shares at that price).

 Submission of Stock Certificates

  Within 30 days after the date of mailing of the Notice of Approval, dissenting shareholders must submit to Unit or its transfer agent (at their respective addresses set forth above) the certificates representing the shares which the shareholder demands that Unit purchase. Certificates so submitted will be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped and endorsed. A SUBMISSION WILL NOT BE EFFECTIVE FOR ANY PURPOSE IF NOT MADE WITHIN 30 DAYS AFTER THE DATE OF MAILING OF THE NOTICE OF APPROVAL, WHICH DATE WILL BE STATED IN THE NOTICE OF APPROVAL.

 Purchase of Dissenting Shares

  If Unit and a shareholder agree that such shareholder's shares qualify as dissenting shares and agree on the Fair Market Value of the shares, payment for the dissenting shares will be made by Unit within 30 days of such agreement upon surrender of the certificates representing the dissenting shares. The purchase price will bear interest from the date of such agreement until paid at the legal rate on judgments. Any agreement between dissenting shareholders and Unit fixing the Fair Market Value of any dissenting shares must be filed with the Secretary of Unit.

  If Unit denies that the shares qualify as dissenting shares, or if Unit and a dissenting shareholder fail to agree on the Fair Market Value of the shares, the dissenting shareholder may, within six months after the date of mailing of the Notice of Approval (but not thereafter), file a complaint in the Superior Court for the County of Orange, State of California, requesting that the Superior Court determine whether the shares are dissenting shares and to determine the Fair Market Value of such dissenting shares. Two or more shareholders may join together in any such action, or a shareholder may intervene in any pending action.

  The Superior Court will determine whether the shares which are the subject of that complaint qualify as dissenting shares, if disputed by Unit, and may determine or appoint appraisers to determine the Fair Market Value of the shares. The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by Unit, Unit shall pay the costs (including, in the court's discretion, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments if the Fair Market Value is determined by the court to exceed 125% of the price offered by Unit).

 Termination of Dissenting Share and Dissenting Shareholder Status

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following: (i) Unit abandons the Merger (whereupon Unit shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under Chapter 13 of the CGCL all necessary expenses incurred in such proceedings and reasonable attorneys' fees); (ii) the shares are transferred prior to their submission for endorsement or are surrendered for conversion into shares of another class; (iii) the dissenting shareholder and Unit do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Chapter 13 of the CGCL within six months after the date of mailing of the Notice of Approval; or (iv) the dissenting shareholder, with the consent of Unit, withdraws the shareholder's demand for purchase of the dissenting shares.

EXCHANGE OF CERTIFICATES

  Prior to the Effective Time, U.S. Filter will appoint a bank or trust company (the "Exchange Agent") for the purpose of exchanging stock certificates representing the Unit Common Stock for the Merger Consideration. U.S. Filter or Subcorp will make available to the Exchange Agent the Merger Consideration to be paid to Unit Shareholders on surrender of their stock certificates (the "Exchange Fund").

  As soon as practicable after the Effective Time, U.S. Filter will instruct the Exchange Agent to mail to each record holder of a certificate previously evidencing shares of Unit Common Stock a transmittal letter and instructions advising the holder of the procedure for surrendering such holder's certificates. The transmittal form will state that the delivery of the Merger Consideration will be made, and the risk of loss and title will pass, only upon proper delivery of the certificates to the Exchange Agent. Each holder of a certificate previously evidencing shares of Unit Common Stock will be entitled to receive, upon surrender of the certificate to the Exchange Agent, along with other documentation completed in accordance with the transmittal form, a certificate representing the number of whole shares of U.S. Filter Common Stock to which such holder is entitled to receive as the stock component of the Merger Consideration and cash in lieu of fractional shares due to such holder (if any) pursuant to the provisions of the Merger Agreement.

  In the event of a transfer of ownership of shares of Unit Common Stock which is not registered on the transfer records of Unit, a certificate representing the proper number of shares of U.S. Filter Common Stock, together with a check for the cash to be paid in lieu of fractional shares (if any) shall be issued to such transferee if the certificate representing such shares of Unit Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  Any portion of the Exchange Fund which remains undistributed to Unit Shareholders twelve months after the date of the mailing of the transmittal letter and instructions will be delivered to U.S. Filter upon demand, and holders of certificates previously representing shares of Unit Common Stock who have not theretofore complied with the procedures set forth in the transmittal letter and instructions will thereafter only be able to look to U.S. Filter for payment of any claim to shares of U.S. Filter Common Stock or cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof. None of U.S. Filter, Subcorp or Unit will be liable to any person in respect of any shares of Unit Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

  U.S. Filter's Common Stock is listed on the NYSE under the symbol "USF." The Unit Common Stock is traded on the NASDAQ National Market under the symbol "UNII." The following table sets forth, for the periods indicated, the high and low sales prices of U.S. Filter Common Stock, as reported on the NYSE Composite Tape, and the high and low sales prices of the Unit Common Stock, as reported by the NASDAQ National Market. Each fiscal year of U.S. Filter is ended March 31, and each fiscal year of Unit is ended May 31.

                                           U.S. FILTER
                                          COMMON STOCK     UNIT COMMON STOCK
                                          ------------- -----------------------
                                           HIGH   LOW    HIGH   LOW   DIVIDENDS
                                          ------ ------ ------ ------ ---------
FISCAL 1996
  First Quarter.......................... $13.08 $ 9.92 $17.63 $11.50   $0.06
  Second Quarter.........................  16.08  12.50  19.25  10.63     --
  Third Quarter..........................  18.00  13.42  15.25  11.63     --
  Fourth Quarter.........................  19.33  16.42  15.50  11.88     --
FISCAL 1997
  First Quarter.......................... $23.75 $18.42 $14.50   8.63     --
  Second Quarter.........................  34.75  18.50  10.63   8.25     --
  Third Quarter..........................  36.25  30.38  10.63   8.13     --
  Fourth Quarter.........................  39.00  28.88   9.63   7.25     --
FISCAL 1998
  First Quarter.......................... $33.38 $25.75 $14.50 $ 8.94     --
  Second Quarter.........................  43.19  26.94  14.25   9.75     --
  Third Quarter..........................  44.44  27.63  10.50   8.50     --
  Fourth Quarter.........................  36.44  28.75   9.75   6.38     --
FISCAL 1999
  First Quarter.......................... $36.25 $26.38 $10.75 $ 6.00     --
  Second Quarter.........................  31.25  14.06   9.00   3.13     --
  Third Quarter (through December 16,
   1998).................................  25.50  11.44   8.88   7.69     --

  The following table sets forth the last reported trading price per share of Unit Common Stock and U.S. Filter Common Stock as of June 26, 1998, the last full trading day preceding Unit's announcement that it was in merger discussions with an undisclosed party, on July 1, 1998, the last full trading day prior to Unit's announcement that the Merger Agreement had been executed, on August 4, 1998, the last full trading day prior to Unit's announcement that the First Amendment to Agreement and Plan of Merger dated as of August 5, 1998, had been executed, and on November 10, 1998, the last full trading day prior to Unit's announcement that the Second Amendment to Agreement and Plan of Merger dated as of November 10, 1998 had been executed:

                                                               UNIT  U.S. FILTER
                                                              COMMON   COMMON
                                                              STOCK     STOCK
                                                              ------ -----------
   June 26, 1998............................................. $6.56    $26.75
   July 1, 1998..............................................  8.88     29.50
   August 4, 1998............................................  9.38     27.50
   November 10, 1998.........................................  7.88     20.50

  The closing sales price of U.S. Filter Common Stock as of December 16, 1998, as reported on the NYSE Composite Tape, was $20.81. The closing sales price of Unit Common Stock as of December 16, 1998, as reported by the NASDAQ National Market, was $7.94. As of May 31, 1998, there were 263 holders of record of Unit Common Stock. As of June 26, 1998, there were 4,258 holders of record of U.S. Filter Common Stock.

  Shareholders are advised to obtain current market quotations for U.S. Filter Common Stock and Unit Common Stock prior to making any decision with respect to the Merger. Such quotations are available from Unit by telephone at (800) 229-8648. No assurance can be given as to the market price of U.S. Filter Common Stock or Unit Common Stock at, or in the case of the U.S. Filter Common Stock after, the Effective Time of the Merger.

  U.S. Filter currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on U.S. Filter Common Stock in the foreseeable future. Any payment of cash dividends on U.S. Filter Common Stock in the future will depend upon U.S. Filter's financial condition, earnings, capital requirements and such other factors as the U.S. Filter Board of Directors deems relevant. U.S. Filter's Amended and Restated Multicurrency Credit Agreement, dated as of October 20, 1997, imposes, and future debt or equity instruments or securities of U.S. Filter may impose, restrictions on U.S. Filter's ability to pay dividends.

  Unit has not declared any cash dividends on the shares of Unit Common Stock since the first quarter of fiscal 1996. Unit currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on Unit Common Stock in the foreseeable future. Any payment of cash dividends on Unit Common Stock in the future will depend upon Unit's financial condition, earnings, capital requirements and such other factors as the Unit Board of Directors deems relevant. Certain of Unit's future debt or equity instruments or securities may impose restrictions on Unit's ability to pay dividends.

                            BUSINESS OF U.S. FILTER

  U.S. Filter is a leading global provider of industrial, municipal, commercial and consumer water and wastewater treatment systems, products and services, with an installed base of systems that U.S. Filter believes is one of the largest worldwide. U.S. Filter offers a single-source solution to its customers through what U.S. Filter believes is one of the industry's broadest range of cost-effective systems, products, services and proven technologies. In addition, U.S. Filter markets a broad line of waterworks distribution products and services. U.S. Filter has one of the industry's largest networks of sales and service and distribution facilities through approximately 1,500 locations, including over 600 franchised dealerships, and approximately
850 company-owned or leased facilities, including manufacturing plants. U.S. Filter capitalizes on its large installed base, extensive distribution network and manufacturing capabilities to provide customers with ongoing local service and maintenance. U.S. Filter is a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. In addition, U.S. Filter is actively involved in the development of privatization initiatives for municipal water treatment facilities throughout the world and, specifically, in the United States, Mexico and Canada. U.S. Filter also owns a significant amount of properties with appurtenant water rights in the Western and Southwestern United States, substantially all of which are leased to agricultural tenants.

  Since 1991, U.S. Filter has acquired more than 150 United States based and international businesses. These acquisitions have enabled U.S. Filter to expand significantly the segments of the water and wastewater treatment industry and water-related industries in which it participates, to complement its technologies, products or services, to enter into additional geographic areas and serve additional industries, municipalities, governmental and other customers and to expand its installed base, service network, range of products and technologies and global distribution network. U.S. Filter intends to actively seek additional acquisitions that enhance its geographic network, customer base, and range of product offerings, technologies, markets and industries served, or that provide opportunities to implement U.S. Filter's one-stop-shop approach in terms of technology, distribution or service.

  Kinetics. Effective December 31, 1997, U.S. Filter acquired The Kinetics Group, Inc. ("Kinetics") in exchange for 5,803,803 shares of Common Stock. Kinetics is a leading United States manufacturer and supplier of sophisticated high-purity process piping systems for the handling of gases, water and chemicals. Such systems are provided primarily to the microelectronics, pharmaceutical and biotechnology industries, and are critical to these operations. For its fiscal year ended September 30, 1997, Kinetics' revenues were $387.8 million.

  Memtec. U.S. Filter completed the acquisition of Memtec in December 1997 for a total cash purchase price of $397.2 million. Memtec designs and manufactures large volume membrane-based systems featuring Memtec's proprietary microfiltration technology. It also designs and manufactures an extensive range of products and systems worldwide that are used in the filtration of liquid and gas streams in a wide variety of industrial, municipal and commercial applications. For its fiscal year ended June 30, 1997, Memtec's revenues were $243.6 million.

  Culligan. On June 15, 1998, U.S. Filter acquired Culligan, a leading manufacturer and distributor of water purification and treatment products and services for consumer, commercial and industrial applications. Products and services offered by Culligan range from those designed to solve residential water problems, such as filters for tap water and household water softeners, to equipment and services for commercial and industrial customers, such as ultrafiltration and microfiltration products. Culligan also offers desalination systems and portable deionization services designed for commercial and industrial applications. In addition, Culligan sells and licenses dealers to sell five-gallon bottled water under the Culligan trademark. Culligan has been an active participant in the water purification and treatment industry since 1936, and its Culligan, Everpure, Ametek and Bruner brands are among the most recognized in the industry. For its fiscal year ended January 31, 1998, Culligan's revenues were $505.7 million.

  Bass Properties. In September 1997, U.S. Filter acquired the Properties (including appurtenant water rights) in the Western and Southwestern United States from interests principally owned by affiliates of certain members of the Bass family of Fort Worth, Texas. The Properties were acquired in exchange for 8,000,000 shares of U.S. Filter Common Stock and non-transferable warrants to purchase 1,200,000 shares of U.S. Filter Common Stock. The substantial majority of the Properties are located in Imperial County, California within the Imperial Irrigation District, and substantially all of the Properties are currently leased to agricultural tenants.

                               BUSINESS OF UNIT

GENERAL

  Unit was incorporated in California in 1984 and is the successor-in-interest to Autoclave Engineers, Inc. ("Autoclave"), a Pennsylvania corporation founded in 1946. Unit commenced operations in 1980 and was acquired by Autoclave in 1984. From 1986 to 1995, the predecessor company consisted of three operating segments: Burton Corblin, Autoclave Engineers Group and Unit Instruments. Burton Corblin designed and manufactured high pressure diaphragm and piston compressors. Autoclave Engineers Group designed, manufactured and marketed autoclaves, compressors, valves, fittings and related systems, components and accessories, principally for elevated temperatures and/or pressure applications. During fiscal 1995, Burton Corblin was sold and a formal plan for the disposition of Autoclave Engineers Group was adopted by the Board of Directors of the predecessor company. In the second quarter of fiscal 1996, Autoclave Engineers Group was sold. At the Annual Meeting of Shareholders held in November, 1995, the shareholders approved the change of the predecessor company's state of incorporation from Pennsylvania to California, pursuant to a Plan of Merger which provided for Autoclave to be merged into its wholly-owned subsidiary, Unit Instruments, Inc. In conjunction with this action, the corporate office in Erie, Pennsylvania was relocated to Unit's facilities in Yorba Linda, California. As used herein, the term "Unit" shall mean and refer to Unit, its predecessor company and its subsidiary, as appropriate.

  Following the restructuring, Unit consists of one operating segment which designs, manufactures and markets mass flow controllers that are used to control the flow of process gases into semiconductor wafer fabrication chambers and other related semiconductor fabrication equipment. Also included in this segment is the design, manufacturing and marketing of ultra high purity gas isolation boxes, gas panels and valve manifold boxes for use in semiconductor wafer manufacturing processes. Wafer fabrication involves deposition, etching and stripping processes that each require the introduction of process gases that must be precisely controlled to ensure system throughput and process yields. Unit's products are marketed and sold worldwide through a direct sales force and sales representatives. Principal marketing and service centers are maintained in the United States, Ireland, Japan and Korea.

PROPERTIES

  Unit maintains its headquarters and principal manufacturing facility in a leased 82,000 square foot building in Yorba Linda, California. The lease on this facility expires in 2006 and provides for a 5-year renewal option. Unit owns a 7,000 square foot manufacturing facility in Dublin, Ireland; leases a 2,700 square foot manufacturing facility in Tokyo, Japan; has five leased service centers in San Jose, California, Chandler, Arizona, Dallas, Austin, Texas and Richmond, Virginia. Internationally, Unit has leased service centers in Kyusha Island and Osaka, Japan and Sungnam, Korea.

LEGAL PROCEEDINGS

  Unit has filed suit against six suppliers of zinc-plated fasteners in July 1997 in Superior Court of the State of California for the County of Orange. Unit is seeking actual and consequential damages to be determined. The suit alleges that Unit was shipped a defective batch of fasteners that failed in MFC products. Unit is not involved in any other legal proceedings as of December 15, 1998.

              SELECTED CONSOLIDATED FINANCIAL DATA OF U.S. FILTER

  The selected consolidated financial data of U.S. Filter set forth below are derived from U.S. Filter's audited consolidated financial statements and related notes thereto except as noted. Each fiscal year of U.S. Filter is ended March 31. The financial data as of and for the three months ended September 30, 1997 and 1998 are derived from unaudited consolidated financial statements of U.S. Filter which, in the opinion of U.S. Filter, reflect all adjustments (consisting principally of normal, recurring amounts) necessary for the fair statement of the financial position and results of operations for the periods presented and are not necessarily indicative of the results for any other interim period or for the full fiscal year. The selected consolidated financial data should be read in conjunction with and is qualified in its entirety by U.S. Filter's consolidated financial statements and related notes thereto and other financial information incorporated herein by reference.

                                                                                       SIX MONTHS ENDED
                                      FISCAL YEAR ENDED MARCH 31,(1)                    SEPTEMBER 30,(1)
                           --------------------------------------------------------  ----------------------
                           1994(2)    1995(3)     1996(4)     1997(5)     1998(6)     1997(7)     1998(8)
                           --------  ----------  ----------  ----------  ----------  ----------  ----------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues................   $884,782  $1,110,816  $1,395,247  $2,135,424  $3,740,324  $1,731,294  $2,345,213
Cost of sales...........    648,737     814,663   1,005,336   1,582,196   2,740,787   1,296,064   1,649,614
                           --------  ----------  ----------  ----------  ----------  ----------  ----------
 Gross Profit...........    236,045     296,153     389,911     553,228     999,537     435,230     695,599
Selling, general and
 administrative
 expenses...............    228,047     262,985     326,912     447,644     725,249     330,666     467,579
Purchased in-process
 research and
 development............        --          --          --          --      355,308         --        3,558
Merger, restructuring,
 acquisition and other
 related charges........        --        5,917         --        5,581     150,582         --      257,920
                           --------  ----------  ----------  ----------  ----------  ----------  ----------
                            228,047     268,902     326,912     453,225   1,231,139     330,666     729,057
                           --------  ----------  ----------  ----------  ----------  ----------  ----------
 Operating income
  (loss)................      7,998      27,251      62,999     100,003    (231,602)    104,564     (33,458)
Other income (expenses):
 Interest expense.......    (18,185)    (27,892)    (28,706)    (31,999)    (63,790)    (23,878)    (55,181)
 Interest and other in-
  come..................     (3,036)      3,448      10,366      11,334      38,212      33,880       7,730
                           --------  ----------  ----------  ----------  ----------  ----------  ----------
                            (21,221)    (24,444)    (18,340)    (20,665)    (25,578)     10,002     (47,451)
                           --------  ----------  ----------  ----------  ----------  ----------  ----------
 Income (loss) before
  income tax expense....    (13,223)      2,807      44,659      79,338    (257,180)    114,566     (80,909)
Income tax expense .....      2,070      14,582      35,239      30,945      48,221      41,708      14,277
                           --------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income (loss)......   $(15,293) $  (11,775) $    9,420  $   48,393  $ (305,401) $   72,858  $  (95,186)
                           ========  ==========  ==========  ==========  ==========  ==========  ==========
PER COMMON SHARE
 DATA:(9)
Basic:
 Net income (loss)......   $  (0.26) $    (0.19) $     0.11  $     0.47  $    (2.18) $     0.57  $    (0.59)
                           ========  ==========  ==========  ==========  ==========  ==========  ==========
 Weighted average number
  of common shares
  outstanding...........     61,060      64,991      78,953     102,250     139,867     128,274     161,271
                           ========  ==========  ==========  ==========  ==========  ==========  ==========
Diluted:
 Net income (loss)......   $  (0.26) $    (0.19) $     0.11  $     0.45  $    (2.18) $     0.56  $    (0.59)
                           ========  ==========  ==========  ==========  ==========  ==========  ==========
 Weighted average number
  of common shares
  outstanding...........     61,060      64,991      80,252     106,609     139,867     130,769     161,271
                           ========  ==========  ==========  ==========  ==========  ==========  ==========
CONSOLIDATED BALANCE
 SHEET DATA (END OF
 PERIOD):
Working capital.........   $158,957  $  155,683  $  214,205  $  594,575  $  704,423  $  652,514  $  901,065
Total assets............   $761,241  $  887,064  $1,295,886  $2,734,925  $4,465,445  $3,403,995  $4,834,583
Notes payable and long-
 term debt, including
 current portion........   $200,802  $  200,685  $  123,172  $  134,711  $1,098,071  $  227,587  $  540,476
Convertible subordinated
 debt...................   $ 60,000  $  105,000  $  200,000  $  554,000  $  554,000  $  554,000  $  414,000
ROARS...................   $    --   $      --   $      --   $      --   $      --   $      --   $  900,000
Shareholders' equity....   $224,059  $  248,792  $  526,479  $1,219,470  $1,591,438  $1,686,621  $1,569,686
OTHER DATA:
EBITDA(10)..............   $ 53,005  $  102,177  $  143,679  $  183,840  $  387,893  $  160,652  $  306,017
Ratio of earnings to
 fixed charges(11)......        N/A        1.1x        2.4x        3.1x         N/A        5.2x         N/A

--------
 (1) The historical consolidated financial data for the fiscal years ended March 31, 1994, 1995, 1996, 1997 and 1998 and for the six months ended September 30, 1997 have been restated to include the accounts and operations of Culligan which was merged with U.S. Filter in June 1998 and accounted for as a pooling of interests. Separate results of operations of U.S. Filter and Culligan for the years ended March 31, 1994 through March 31, 1998 and for the six months ended September 30, 1997 are presented below:

                                                                                         SIX MONTHS ENDED
                                          FISCAL YEAR ENDED MARCH 31,                      SEPTEMBER 30,
                             --------------------------------------------------------  ---------------------
                               1994(2)     1995(3)     1996(4)     1997(5)    1998(6)     1997(7)    1998(8)
                             ---------  ----------  ----------  ---------- ----------  ---------- ----------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
   REVENUES
   U.S. Filter (as previ-
    ously reported)........  $ 620,709  $  830,765  $1,090,745  $1,764,406 $3,234,580  $1,517,126 $2,345,213
   Culligan................    264,073     280,051     304,502     371,018    505,744     214,168        --
                             ---------  ----------  ----------  ---------- ----------  ---------- ----------
                             $ 884,782  $1,110,816  $1,395,247  $2,135,424 $3,740,324  $1,731,294 $2,345,213
                             =========  ==========  ==========  ========== ==========  ========== ==========
   OPERATING INCOME (LOSS)
   U.S. Filter (as previ-
    ously reported)........  $   3,999  $   40,721  $   61,385  $   66,020 $ (235,209) $   74,356 $  (33,458)
   Culligan................      3,999     (13,470)      1,614      33,983      3,607      30,208        --
                             ---------  ----------  ----------  ---------- ----------  ---------- ----------
                             $   7,998  $   27,251  $   62,999  $  100,003 $ (231,602) $  104,564 $  (33,458)
                             =========  ==========  ==========  ========== ==========  ========== ==========
   NET INCOME (LOSS)
   U.S. Filter (as previ-
    ously reported)........  $  (2,773) $   24,621  $   30,699  $   32,508 $ (299,779) $   36,794 $  (95,186)
   Culligan................    (12,520)    (36,396)    (21,279)     15,885     (5,622)     36,064        --
                             ---------  ----------  ----------  ---------- ----------  ---------- ----------
                             $ (15,293) $  (11,775) $    9,420  $   48,393 $ (305,401) $   72,858 $  (95,186)
                             =========  ==========  ==========  ========== ==========  ========== ==========
   NET INCOME (LOSS) PER
    COMMON SHARE(7):
    Basic:
      As previously
       reported............  $   (0.11) $     0.68  $     0.62  $     0.51 $    (3.13) $     0.42 $      --
      As restated..........  $   (0.26) $    (0.19) $     0.11  $     0.47 $    (2.18) $     0.57 $    (0.59)
    Diluted:
      As previously
       reported............  $   (0.11) $     0.66  $     0.61  $     0.49 $    (3.13) $     0.41 $      --
      As restated..........  $   (0.26) $    (0.19) $     0.11  $     0.45 $    (2.18) $     0.56 $    (0.59)

 (2) The fiscal year ended March 31, 1994 includes four months of results of Ionpure Technologies Corporation and IP Holding Company ("Ionpure"), acquired December 1, 1993 and accounted for as a purchase. Selling, general and administrative expenses for the year ended March 31, 1994 reflect four months of integration of Ionpure, certain charges totaling $2.4 million related to the rationalization of certain wastewater operations and the write-off of certain intangibles in U.S. Filter's Continental Penfield subsidiary totaling $3.7 million. In addition, the year ended March 31, 1994 includes a charge of $8.9 million to reflect a plan to shutdown and reorganize certain operations of Davis Water & Waste Industries, Inc. ("Davis"). Fiscal 1994 includes seven months of operations of Culligan and five months of operations of its predecessor.

 (3) The fiscal year ended March 31, 1995 includes the results of operations of Smogless S.p.A., Crouzat S.A., Sation S.A., Seral Erich Alhauser GmbH and the Cereflo ceramic product line from the dates of their respective acquisitions, accounted for as purchases. Results for this period include expenses incurred of $5.9 million related to a restructuring plan to consolidate the production facilities and administrative functions of certain Culligan operations in Europe.

 (4) The fiscal year ended March 31, 1996 includes the results of operations of The Permutit Company Limited and The Permutit Company Pty Ltd., Interlake Water Systems, Arrowhead Industrial Water Inc. and Polymetrics Inc. from the dates of their respective acquisitions, accounted for as purchases. Selling, general and administrative expenses for the year ended March 31, 1996 includes charges totaling $3.2 million related to the write-down of certain patents and equipment of Zimpro Environmental, Inc.

 (5) The fiscal year ended March 31, 1997 includes the results of operations of The Utility Supply Group, Inc., WaterPro Supplies Corporation, the Systems and Manufacturing Group of Wheelabrator Technologies Inc. and the businesses of the Process Equipment Division of United Utilities Plc from the dates of their respective acquisitions, accounted for as purchases. The year ended March 31, 1997 also includes merger expenses of $5.6 million, related to the acquisition of Davis, which was accounted for as a pooling of interests. Costs of goods sold for the year ended March 31, 1997 includes charges recorded by Kinetics totaling $26.0 million related to certain unreimbursed project costs. Selling, general and administrative expenses for the year ended March 31, 1997 includes charges totaling $6.8 million for increases in Kinetics allowance for doubtful accounts, the write-off of certain receivables, the write-down of certain assets and the establishment of certain accruals.

 (6) The fiscal year ended March 31, 1998 includes the results of operations for Memtec from the date of its acquisition on December 9, 1997, accounted for as a purchase. The year ended March 31, 1998 also includes a charge of $299.5 million related to the acquisition from Memtec of certain in-process research and development projects that had not reached technological feasibility and that had no alternative future uses. Additionally, U.S. Filter recorded charges totaling $141.1 million related to a restructuring plan that U.S. Filter implemented concurrent with the acquisitions of Memtec and Kinetics. Cost of goods sold for the year ended March 31, 1998 includes charges recorded by Kinetics totaling $13.7 million related to certain unreimbursed project costs. Selling, general and administrative expenses for the year ended March 31, 1998 includes charges recorded by Kinetics totaling $3.6 million related to increases in Kinetics allowance for doubtful accounts, the write-off of certain receivables, the write down of certain assets and the establishment of certain accruals. This period also includes the results of the Water Filtration Business of Ametek, Inc. (the "Water Filtration Business" or "Ametek") and Protean plc ("Protean") from the date of their acquisitions on August 1, 1997 and December 2, 1997, respectively, by Culligan accounted for as purchases. Culligan acquired from Ametek and Protean certain in-process research and development projects that had not reached technological feasibility and that had no alternative future uses. The estimated market value of such in-process research and development projects was approximately $55.8 million and was expensed during fiscal 1998. The year ended March 31, 1998 also includes a $31.1 million pre-tax gain recorded by Culligan on the sale of its investment in Anvil Holdings, Inc. for total cash proceeds of $50.9 million. The gain is included in other income in the fiscal year ended March 31, 1998. In addition, Culligan recorded charges totaling $9.5 million related to a restructuring plan that Culligan implemented concurrent with its acquisition of Ametek.

 (7) The six months ended September 30, 1997 includes a $31.1 million pre-tax gain recorded by Culligan on the sale of its investment in Anvil Holdings, Inc. for total cash proceeds of $50.9 million. The gain is included in other income in the six months ended September 30, 1997.

 (8) During the six months ended September 30, 1998, U.S. Filter recorded charges totaling $257.9 million related to a restructuring plan that U.S. Filter implemented concurrent with the acquisition of Culligan. Included in the restructuring charges is approximately $49.2 million of merger expenses incurred to consummate the Culligan transaction. In addition, the six months ended September 30, 1998 includes a charge of $3.6 million for purchased in-process research and development projects at the Analytical and Thermal Division of Protean. These projects had not reached technological feasibility and had no alternative future uses.

 (9) Net income (loss) per common share amounts are computed in accordance with SFAS 128 after dividends on the Series A Preferred Stock of $0.7 million for the fiscal year ended March 31, 1994, $0.7 million for the fiscal year ended March 1995 and $0.5 million for the fiscal year ended March 31, 1997. The Series A Preferred Stock was converted into shares of Common Stock in March 1996.

(10) EBITDA is defined as income before interest and taxes, excluding certain nonrecurring items, plus depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine U.S. Filter's ability to meet debt service requirements. However, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. The EBITDA measure presented by U.S. Filter may not be comparable to similarly titled measures by other companies.

(11) In the ratio of earnings to fixed charges, earnings are computed by adding "income (loss) before income tax expense (benefit)" to fixed charges. Fixed charges are computed by adding interest expense to one-third of rent expense, which is the portion of rent expense that U.S. Filter has determined to be fixed in nature. For the fiscal years ended March 31, 1994 and 1998 as well as for the six months ended September 30, 1998, earnings were inadequate to cover fixed charges.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF UNIT

  The following selected financial data as of May 31, 1998 and 1997 and for the years ended May 31, 1996, 1997 and 1998 have been derived from Unit's financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report. The selected financial data as of May 31, 1994, 1995 and 1996 and for the years ended May 31, 1994 and 1995 are derived from financial statements, which were also audited by PricewaterhouseCoopers LLP. The financial data as of and for the three months ended August 29, 1998 and 1997 are derived from unaudited consolidated financial statements of Unit which, in the opinion of Unit, reflect all adjustments (consisting principally of normal, recurring amounts) necessary for the fair statement of the financial position and results of operations for the periods presented and are not necessarily indicative of the results for any other interim period or for the full fiscal year. The data should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference.

                                 FISCAL YEAR ENDED MAY 31,               THREE MONTHS
                          -------------------------------------------  ENDED AUGUST 29,
                           (IN THOUSANDS, EXCEPT PER SHARE DATA)       ------------------
                           1994     1995     1996     1997     1998      1997      1998
                          -------  -------  -------  -------  -------  --------  --------
STATEMENT OF OPERATIONS
 DATA:(1)
Net sales...............  $33,141  $48,256  $65,568  $43,271  $52,234  $ 14,596  $  6,164
Cost of sales...........   20,840   30,014   39,501   33,582   36,141     9,961     5,211
                          -------  -------  -------  -------  -------  --------  --------
Gross profit............   12,301   18,242   26,067    9,689   16,093     4,635       953
Selling, general and ad-
 ministrative...........    9,983   13,317   14,587   12,337   12,091     3,108     2,461
Research, development
 and engineering........    1,792    2,871    3,757    4,035    4,533     1,105       939
Restructuring...........      --     1,230      373      558    4,931       --        213
                          -------  -------  -------  -------  -------  --------  --------
Operating profit
 (loss).................      526      824    7,350   (7,241)  (5,462)      422    (2,660)
Interest income.........       66      230      690      822      735       199       165
Interest (expense)......     (448)    (339)    (112)    (148)    (115)      (15)       (7)
Other income (expense)..       70      222     (132)      39     (441)       (8)       16
                          -------  -------  -------  -------  -------  --------  --------
Income (loss) from
 continuing operations
 before provision for
 income taxes, and
 cumulative effect of
 accounting change......      214      937    7,796   (6,528)  (5,283)      598    (2,486)
Provision (benefit) for
 income taxes...........      426      232    3,018   (2,220)    (634)      239      (920)
                          -------  -------  -------  -------  -------  --------  --------
Income (loss) from
 continuing operations
 before cumulative
 effect of accounting
 change.................     (212)     705    4,778   (4,308)  (4,649)      359    (1,566)
Cumulative effect of ac-
 counting change........      224      --       --       --       --        --        --
                          -------  -------  -------  -------  -------  --------  --------
Income (loss) from con-
 tinuing operations.....  $    12  $   705  $ 4,778  $(4,308) $(4,649) $    359  $ (1,566)
                          =======  =======  =======  =======  =======  ========  ========
BASIC EARNINGS PER
 SHARE:
Income (loss) from
 continuing operations
 before cumulative
 effect of accounting
 change.................  $ (0.05) $  0.17  $  1.16  $ (0.99) $ (1.08) $   0.08  $  (0.39)
Cumulative effect of ac-
 counting change........  $  0.05  $   --   $   --   $   --   $   --   $    --   $    --
                          -------  -------  -------  -------  -------  --------  --------
Income (loss) per share
 from continuing opera-
 tions..................  $   --   $  0.17  $  1.16  $ (0.99) $ (1.08) $   0.08  $  (0.39)
                          =======  =======  =======  =======  =======  ========  ========
DILUTED EARNINGS PER
 SHARE:
Income (loss) from
 continuing operations
 before cumulative
 effect of accounting
 change.................  $ (0.05) $  0.16  $  1.09  $ (0.99) $ (1.08) $   0.08  $  (0.39)
Cumulative effect of ac-
 counting change........  $  0.05      --       --       --       --        --        --
                          -------  -------  -------  -------  -------  --------  --------
Income (loss) from con-
 tinuing operations.....  $   --   $  0.16  $  1.09  $ (0.99) $ (1.08) $   0.08  $  (0.39)
                          =======  =======  =======  =======  =======  ========  ========
Cash dividend per
 share..................  $  0.24  $  0.24  $  0.06  $   --   $   --   $    --   $    --
AVERAGE SHARES USED IN
 COMPUTING EARNINGS PER
 SHARE:
Basic...................    4,214    4,218    4,125    4,375    4,295     4,443     3,995
Diluted.................    4,268    4,340    4,393    4,375    4,295     4,540     3,995

                                            AT MAY 31,
                              --------------------------------------- AUGUST 29,
                               1994    1995    1996    1997    1998      1998
                              ------- ------- ------- ------- ------- ----------
BALANCE SHEET DATA:
Working capital.............. $25,128 $27,573 $26,724 $23,696 $19,722  $ 9,038
Total assets................. $58,250 $51,902 $52,780 $50,964 $40,103  $36,104
Long Term debt............... $   952 $   453 $   --  $    58 $   --   $   --
Stockholders' equity......... $37,721 $38,478 $43,224 $42,661 $33,010  $31,493
Book value per share......... $  8.95 $  9.07 $ 10.57 $  9.72 $  8.26  $  7.88

--------
(1) Excludes discontinued operations of Burton Corblin and Autoclave Engineers Group.

                 UNIT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             UNIT'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THREE MONTHS ENDED AUGUST 29, 1998 COMPARED TO THREE MONTHS ENDED AUGUST 30,
1997

  Sales for the first fiscal quarter ended August 29, 1998 decreased 58% to $6,164,000 from $14,596,000 for the first fiscal quarter of the prior year. The substantial reduction in sales was primarily the result of a severe worldwide slump in the semiconductor equipment industry that began to affect Unit in January 1998. Management believes this industry downturn is one of the most severe the industry has experienced and is broad based in its impact. The major causes of this condition are a unique convergence of Asian economic difficulties, industry overcapacity, and a movement toward sub $1,000 personal computers.

  Unit suffered a 71% drop in its shipments in both semiconductor mass flow controllers ("MFCs") and fabricated gas systems in the current period, as compared to the first quarter of fiscal 1998. In response to this downturn, Unit has increased its efforts to penetrate the industrial and medical markets with its MFCs and fabricated gas systems. Shipments to these non-semiconductor customers increased to 7% of total sales in the current quarter from less than 1% of total sales in the comparable prior year period. Unit's market share in the industrial sector is still very small and management believes there is substantial opportunity to improve sales in the industrial and medical markets for MFCs and gas delivery technology.

  The semiconductor equipment industry is the major market for Unit's products and will likely remain a larger share of Unit's business than the industrial and medical markets. The semiconductor equipment industry is a cyclical industry and remains depressed. Unit has not noticed any improvement in order rates but the downward trend in orders appears to have stabilized, at least currently. Industry analysts have broadly different views on when the semiconductor equipment industry will recover and what the magnitude of the evidential recovery will be.

  Gross profit margin declined to 16% for the current quarter from 32% for the first quarter of the last fiscal year. The decrease resulted mainly from substantially reduced production, which increased overhead costs on a per unit basis. Labor costs per unit also increased due to reduced efficiency resulting from lower production levels. In addition, $382,000 was charged to cost of sales to supplement inventory reserves because of lower activity levels.

  Selling, general and administrative ("SG&A") expenses decreased to $2,461,000 in the first quarter of fiscal 1999 from $3,108,000 for the first fiscal quarter of the prior year. The reduction resulted mainly from cost savings effected by the restructuring incurred in the third quarter of fiscal 1998. As a percent of sales, SG&A expenses increased to 40% in the current quarter from 21% in the first quarter of the prior fiscal year due to lower sales volume. In addition, Unit incurred legal fees of approximately $120,000 for merger related matters and litigation expenses pertaining to defective fasteners.

  Restructuring expense of $213,000 was recorded in the current fiscal quarter. In response to the downturn in the semiconductor industry that intensified during the current quarter and the fourth quarter of fiscal 1998, Unit reduced its workforce by 46 positions, which represented approximately 15% of the worldwide workforce of Unit at the beginning of this fiscal year. The majority of the restructuring charge was for employee severance. Of the $213,000 restructuring expense recorded, $161,000 has been paid out and $52,000 is recorded as a current liability. A restructuring expense of $4,931,000 was recorded in the third quarter of fiscal 1998. Of the restructuring charge booked in the third quarter of fiscal 1998, $98,000 is classified as a current liability. The expected future benefit from the $213,000 restructuring expense recorded in the current fiscal quarter is a reduction in expense of approximately $1.9 million annually.

  Research, development and engineering ("RD&E") expenses decreased 15% to $939,000, or 15% of sales, for the current quarter from $1,105,000, or 8% of sales, in the first quarter of the prior fiscal year. RD&E activity is primarily directed towards new product development, including Unit's proprietary Z-BlocTM modular gas system. Unit believes that the continued timely development of new products and enhancements to its existing products is essential to maintaining its competitive position within the industry.

  Interest income declined to $165,000 in the current quarter from $199,000 in the prior year period due to lower average cash balances.

  A loss before income taxes of $2,486,000 was recorded in the current quarter. A pretax profit of $598,000 was recorded in the first quarter of the prior year. The current quarter loss was mainly due to a 58% reduction in sales in the current quarter, as compared to the prior year period. For the current quarter an income tax benefit of $920,000 was recorded, which represents a 37% tax rate. The tax benefit was favorably impacted by foreign earnings subject to a lower tax rate than the statutory U. S. rate of 34%, offset with a reduction in state income tax benefits due to potential expiration of some state tax loss benefits and certain foreign losses for which no tax benefit is available.

  A net loss of $1,566,000, which represents a loss of $0.39 per share, was recorded for the current quarter. Net income of $359,000 was reported for the first quarter of the prior fiscal year, which resulted in earnings per share of $0.08.

YEARS ENDED MAY 31, 1998, MAY 31, 1997 AND MAY 31, 1996

 1998 Compared to 1997

  Sales for fiscal 1998 increased 20.7% to $52.2 million from $43.3 million in fiscal 1997. Management believes the increase in sales was primarily due to the recovery in the semiconductor market that began approximately at the beginning of calendar 1997. This recovery continued until approximately the beginning of calendar 1998 when another, more severe, downward trend became apparent in the semiconductor equipment market. Unit was able to increase sales on a fiscal year basis because the most recent downturn did not affect the first and second quarters, and only negatively impacted the latter part of the third fiscal quarter.

  This gross profit margin for fiscal 1998 increased to 30.8%, from 22.4% in fiscal 1997. The increase was mainly the result of increased efficiency due to higher manufacturing volume, lower overhead rates due to higher volume, and cost cutting programs affecting material acquisition costs and labor efficiency.

  SG&A expenses decreased as a percentage of sales in fiscal 1998 to 23.1 %, from 28.5% in fiscal 1997. This was due to the increased sales base and a 2% reduction in actual SG&A expenses from fiscal 1997 to fiscal 1998. The reductions in expenses were attributable to cost cutting and the third quarter fiscal 1998 restructuring that began to result in cost savings in the fourth quarter of fiscal 1998.

  In January 1998, Unit approved a restructuring plan that included the closure of the Rio Rancho, New Mexico manufacturing and administrative facility of Unit's Control Systems, Inc. ("CSI") subsidiary. On February 3, 1998, operations and administrative functions for the Rio Rancho facility were transferred to Unit's Chandler, Arizona facility and the Yorba Linda, California corporate office, respectively. The restructuring was effected to lower the cost of operations of high-purity gas systems production and to improve efficiency by centralizing certain administrative and marketing functions.

  The categories of costs included in the restructuring charge are as follows:

     Severance and other employee related costs....................  $  288,000
     Facility closure costs........................................     136,000
     Impairment of CSI goodwill....................................   4,125,000
     Fixed asset disposition and write-off.........................     382,000
                                                                     ----------
     Total restructuring costs.....................................  $4,931,000
                                                                     ==========

  The CSI Rio Rancho facility was closed on February 3, 1998 and the lease was terminated in August 1998. Costs to maintain the facility and remove the leasehold improvements were accrued in the third quarter in the amount of $136,000. As of May 31, 1998, $95,000 of this accrual remains as a current liability.

  Control Systems, Inc. ("CSI") was acquired June 3, 1996. CSI manufactured high purity gas distribution systems that were sold exclusively to semiconductor manufacturers. Since the acquisition of CSI, the semiconductor industry and the manufacturers of semiconductor equipment have experienced two sharp business downturns that caused sales at CSI to decline significantly. In addition, a major customer of CSI significantly reduced domestic facility expansions and this also had a negative impact on CSI's revenue. Unit implemented several cost reduction steps at CSI since its acquisition to lower expenses and improve operating performance, but activity levels declined more precipitously than costs. In January 1998, it become clear that the semiconductor industry and the semiconductor equipment segment was in another sharp business contraction; management decided it was imperative to restructure the operations of CSI. Accordingly, management determined, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS 121") that an asset impairment existed. Management determined that future undiscounted cash flows from the high-purity gas system business are not sufficient to recover the carrying value of the related goodwill over its remaining life of approximately 10 years. Therefore, Unit determined that the high-purity gas system related goodwill, with a remaining unamortized carrying value of $4,125,000, is fully impaired and has written-off the entire carrying amount of such goodwill. No tax deduction is allowed for this goodwill write-off. The fixed assets of the CSI Rio Rancho facility that are useable were relocated to the Yorba Linda, California and Chandler, Arizona facilities. The fixed assets that were not useable or removable were written-off in the amount of $382,000.

  During fiscal 1997, a restructuring charge of $558,000 was incurred for severance related costs associated with the consolidation of the Tempe, Arizona service center into the Chandler, Arizona facility. Unit expects to save approximately $2.0 million on an annual basis from these restructuring actions. Such savings will be predominately derived from personnel reductions and the elimination of goodwill charges associated with the acquisition of CSI.

  RD&E expense for fiscal 1998 increased by 12.3% over fiscal 1997 RD&E expenses. As a percentage of sales, RD&E expenses were slightly reduced to 8.7% in fiscal 1998, as compared to 9.3% in fiscal 1997. Unit is continually applying resources to the enhancement of existing products and the development of new products and new versions of existing products. Unit believes that these efforts are essential to maintaining and increasing its competitive position.

  Interest income declined 10.6% in fiscal 1998, as compared to fiscal 1997, due to lower average cash balances.

  Other expense was $441,000 in fiscal 1998, as compared to $39,000 of income for fiscal 1997. Of the $441,000 expense, $265,000 was due to currency transaction losses incurred by Unit's Japanese subsidiary. The value of the Japanese yen, as measured in U.S. dollars, declined during fiscal 1998.

  A loss before income taxes of $5,283,000 was recorded in fiscal 1998, as compared to a loss before income taxes of $6,528,000 recorded in 1997. Without the restructuring charge of $4,931,000, the fiscal 1998 pre-tax loss was $352,000, compared to fiscal 1997 pre-tax loss of $5,970,000, excluding the fiscal 1997 restructuring charge of $558,000.

  The tax benefit for fiscal 1998 is $634,000, which is 12% of pre-tax loss, as compared to a tax benefit of $2,220,000 in fiscal 1997, which was 34% of fiscal 1997 pre-tax loss. The fiscal 1998 tax benefit was only 12% of pre-tax loss, mainly because the goodwill write-off of $4,125,000, described in the restructuring paragraphs above, is not deductible for income tax purposes.

  A net loss of $4,649,000, or $1.08 per share, was recorded in fiscal 1998, as compared to a net loss of $4,308,000 in fiscal 1997, or $0.99 per share. The net loss of fiscal 1998 was largely due to restructuring charges of $4,931,000, of which $4,125,000 was a non-tax deductible charge.

 1997 Compared to 1996

  Sales from continuing operations for fiscal 1997 decreased 34% to $43.3 million from $65.6 million in fiscal 1996. Management believes that this sales decline was mainly attributable to the industry slowdown that started approximately in the middle of 1996, and that the downturn appeared to bottom out near the end of calendar year 1996. Since that time, Unit has experienced a slow recovery in sales activity from the depressed business levels of late 1996 until January of 1998 when another industry downturn began to have a negative impact on Unit's sales orders.

  Unit primarily sells to original equipment manufacturers ("OEMs") that supply equipment used for the production of semiconductors. Therefore, the downturn in the semiconductor equipment industry had a strong negative impact on Unit's sales. As the market weakened, Unit's OEM customers immediately and substantially reduced their purchases of MFCs. Some OEMs began to liquidate their inventories of MFCs which exacerbated the effect the industry downturn had on Unit's sales volume. In addition, Unit generally has a limited backlog due to a short production cycle which accentuates fluctuations in order rates. The reduction in sales was partially offset by sales generated from CSI, which was acquired on June 3, 1996 (fiscal 1997) of approximately $5.1 million. Sales of CSI's gas distribution systems were also lower than expected due mainly to a reduction in capital spending by CSI's largest customer. The downturn in the semiconductor equipment market has been worldwide and has had a negative impact on both domestic and international sales of Unit.

  The gross profit margin for fiscal 1997 was 22.4%, as compared to 39.8% in the prior year. This reduction can be attributed to the large decrease in production due to substantially lower sales volume. The reduction in production reduced overhead absorption rates and labor efficiency, thereby negatively impacting the gross profit margin. Substantial layoffs in the production departments were made as a result of the reduced volumes and organization and cost cutting measures were implemented in response to the downturn. Selling, general and administrative expenses for fiscal 1997 decreased by 15.4% from fiscal 1996. However, as a result of the reduced sales volume, these expenses as a percent of sales for fiscal 1997 increased to 28.5% of sales as compared to 22.2% in the prior year. The expenses were reduced by restructuring some functions, reducing the workforce and reducing costs.

  A restructuring charge of $558,000 was incurred in fiscal 1997 for severance related expenses and costs associated with the consolidation of facilities. In fiscal 1996, a restructuring charge of $373,000 was recorded for employee severance expense, legal fees and other expenses associated with the closure of the Erie, Pennsylvania corporate office.

  Research, development and engineering expenses for fiscal 1997 increased by 7.4% over fiscal 1996. As a percent of sales, such expenses increased to 9.3% from 5.7% in fiscal 1996. Unit is committed to a strong research and engineering function, hence these expenses were not reduced in response to the change in sales activity. Unit believes that the continued timely development of new products and enhancement of existing products is essential to maintaining and increasing its competitive position.

  Interest income increased to $822,000 in fiscal 1997, from $690,000 in fiscal 1996, because the cash balances from the sale of AEG were available for the entire fiscal year.

  A loss from continuing operations before income taxes of $6.5 million was incurred in fiscal 1997 compared to income from continuing operations before income taxes of $7.8 million in fiscal 1996. This $14.3 million reduction in operating earnings, before income taxes, is almost entirely due to the reduction of $22.3 million of sales from fiscal 1996 to fiscal 1997.

  An income tax benefit on continuing operations was provided for at a rate of 34.0% for fiscal 1997. Income tax expense was provided for at a rate of 38.7% for fiscal 1996 on continuing operations. Both rates are negatively effected by the non-deductibility of goodwill amortization.

  A net loss of $4.3 million, or $.99 a share, was incurred for fiscal 1997. In fiscal 1996, Unit recorded income from continuing operations of $4.8 million, or $1.09 a share. In fiscal 1996, income from discontinued operations resulted from Autoclave Engineers Group operations through the date of sale in September, 1995. A net gain of $1.5 million was recorded on the sale of Autoclave Engineers Group. Net income for fiscal 1996 was $7.0 million, or $1.59 per share.

LIQUIDITY AND CAPITAL RESOURCES

  During the first quarter of fiscal 1999, Unit generated $833,000 in cash from its operating activities. Contributing to the operating cash flow were the conversion of receivables into cash, which generated $2,456,000, reductions of inventories of $785,000, and depreciation and amortization expenses of $628,000. The positive cash flows were offset by the $1,566,000 net loss and a usage of $1,045,000 due to reductions in accounts payable and accrued liabilities. During the quarter, Unit used $634,000 in investing activities, of which $528,000 was used to purchase two Nakamura lathes used for fabricating components previously purchased from vendors, and used $688,000 in financing activities, including $1,438,000 used to repay a note payable to a Japanese bank and $750,000 received from Snap-tite, Inc. in payment of a note receivable. The net cash used by Unit during the quarter was $440,000.

  In fiscal 1998, Unit generated $4,150,000 in cash from its operating activities. Contributing to the operating cash flow were depreciation and amortization expenses of $2,772,000, reductions in inventories of $1,062,000, and net tax refunds of $1,482,000. In addition to generating cash from operations, Unit obtained cash from the exercise of employee stock options and related tax benefit of $1,123,000. The reductions in inventories were due to an effort to reduce the amount of inventory on-hand and maintain the same level of response time of filling orders, generally within two weeks of receipt. Contributing to the net tax refund were refunds of federal income taxes received due to the carryback of the fiscal 1997 loss. The unusually large amount of cash received from the exercise of employee stock options was generally the result of a favorable stock market value in conjunction with a large number of option contracts expiring during fiscal year 1998. During fiscal 1998, Unit used $1,192,000 for the acquisition of fixed assets, of which $472,000 was used to establish a service center in Virginia. Unit used $6,042,000 to buy 519,000 shares of Unit stock. 412,000 of these shares were purchased from a former director and his family members. The net cash used by Unit in fiscal 1998 was $2,261,000.

  Cash balances as of August 29, 1998 were $9,502,000, as compared to cash of $9,942,000 as of May 31, 1998. Inventory balances as of August 29, 1998 were $6,853,000, as compared to $7,638,000 as of May 31, 1998.

  Unit's financial position remains strong. As of August 29, 1998, Unit had $9,502,000 in cash and no long-term debt. Unit expects that current cash balances and anticipated cash flow from operations will be adequate to meet its near-term financing needs for at least the next 12 months. Beyond that time, if Unit's cash generated from operations is insufficient to meet Unit's financing needs, Unit will be required to obtain additional financing. There can be no assurance that such financing will be available on satisfactory terms or at all.

YEAR 2000 COMPLIANCE

  Virtually all business and government organizations use computers and other electronic systems in their operations. Computer software routinely uses dates in order to process information or perform calculations correctly. Software is the set of instructions used to direct the functions of computers and other electronic devices. A considerable amount of software that is currently in use today stores dates using only two digits to specify the year instead of four digits. On January 1, 2000, the computer systems that are using software that incorporates two digit date fields may not recognize the year 2000 and operate on the assumption that the year is 1900, or perhaps some other date depending on what other instructions are in the software. Such an event could cause a great deal of havoc in an organization's operations. To avoid such problems, an enterprise must update its software and possibly its equipment so that information is processed correctly. An enterprise that has corrected its Year 2000 issues is considered to be Year 2000 compliant ("compliant").

  Unit uses information technology (IT) for its internal infrastructure, which consists of the main enterprise resource planning (ERP) system, individual workstations and the network system that links the individual workstations for communications purposes. It is important to Unit's operations that these computer systems be compliant. Unit also has several non-IT systems that use dates electronically that must be reviewed for compliance. These include employee time clocks, security systems, clean room environmental controls, fire detection systems, gas detection systems, elevator controls, voice mail and phone systems, lawn sprinkler systems, electrical systems, numerically controlled production machinery and computer based production equipment.

  The readiness of Unit to meet Year 2000 Compliance varies among the different systems. A new ERP system was placed in service in November, 1996 for purposes of improving Unit's managerial, financial and operating efficiency. The software and data base of this ERP system are compliant. However, the operating system is not in compliance with respect to some features that are not currently used by Unit. This will be remedied by installing a vendor supplied upgrade to the operating system. The other IT systems not included in the ERP that are usually considered part of an ERP system are the payroll, human resources and fixed asset systems. The human resources system and the fixed asset system are compliant. The payroll system requires a currently available upgrade to be compliant.

  Unit has numerous personal computers ("PCs") that are used as employee workstations. Some of these PCs are compliant. Unit has a plan to either upgrade or replace all PCs that are not compliant. The network that links the PCs for communications purposes is composed of file servers, switches, routers and hubs. The file servers use an operating system that is not compliant. An upgrade to the operating system is available to effect compliance, which Unit plans to purchase. The switches, routers and hubs are either compliant or do not have a compliance issue.

  Compliance issues can also apply to a company's products. Unit manufactures analog and digital MFCs. The analog versions have no date information in their electronics so compliance is not an issue. The digital MFCs do have date information capability in their software and these products are compliant. The Z-Bloc(TM) product and gas fabrication products do not incorporate electronics that could cause a compliance problem.

  Of the non-IT systems, the computer based production equipment has been upgraded to be compliant and the numerically controlled machines do not have date information. The other non-IT systems are in the process of being reviewed for compliance.

  Unit has requested compliance information from its bank, benefits administrator and forty major suppliers, representing all vendors with whom Unit has a material relationship. All have responded and the responses received have indicated that the respondents are in compliance.

  Unit's new ERP system, installed in November, 1996, is compliant, notwithstanding the fact that the primary reasons for acquiring the system were not related to this compliance issue. The cost of the system was $493,000. Additional economic costs were incurred due to temporarily lower productivity because of learning curves and other intangibles. The costs Unit expects to incur to become fully compliant in all areas are as follows:

       Upgrade PCs...................................................  $150,000
       Upgrade UNIX system...........................................     4,000
       Upgrade payroll system........................................     1,000
       Upgrade network servers.......................................    39,000
       Various non IT and other......................................    10,000
                                                                       --------
       Total estimate................................................  $204,000
                                                                       ========

  The source of funds for the estimated Year 2000 remediation will be provided from Unit's cash balances or cash generated from operations. Unit intends to charge such costs against earnings or a depreciating capital account, whichever is appropriate, as the costs are incurred.

  Unit solved most of the potential disruption that could be caused by non-compliance by its purchase of the new ERP system. However, if Unit were not to take any further action to insure compliance where compliance does not exist such as the PCs, the network server operating system and various non-IT systems, various disruptions could occur. Non-compliance at the PC level could reduce employee productivity by causing incorrect or misleading information. Non-compliance at the network server level could interrupt e-mail communication. Non-compliance of some of the non-IT systems could affect employee communications, safety and comfort. The risk from potential supplier non-compliance has been reduced because Unit has added the capability of manufacturing most of its finished metal parts in house. Electronic parts are supplied by compliant vendors and other vendors are available.

  Unit plans to perform the required modifications described in the previous paragraphs in order to become compliant. Unit's contingency plan for compliance is to implement the actions indicated in the previous paragraphs. Management deems the implementation of these actions to be sufficient for Year 2000 remediation. Contingency plans for the failure to implement compliance procedures have not been completed because it is Unit's intent to complete all required modifications and to test such modifications thoroughly prior to December 31, 1999. Management reviews the status of such modifications on a periodic basis, and will develop such a contingency plan if, by June 30, 1999, it believes that there is a reasonable possibility that such modifications will not be completed and tested prior to December 31, 1999.

                          SECURITY OWNERSHIP OF UNIT

  The following table set forth certain information regarding the beneficial ownership of Common Stock of Unit as of December 1, 1998 as to (i) each person known by management to be the beneficial owner of more than 5% of Unit Common Stock, (ii) each director of Unit, (iii) each of the executive officers paid in excess of $100,000 in fiscal 1997 and (iv) all directors and executive officers of Unit as a group:

                                         NUMBER OF SHARES    PERCENT OF UNIT'S
   NAME                                BENEFICIALLY OWNED(1)   COMMON STOCK
   ----                                --------------------- -----------------
   The Killen Group, Inc..............        534,300(2)           13.4%
    1199 Lancaster Avenue
    Berwyn, PA 19312-1298
   Dimensional Fund Advisors, Inc.....        338,626(3)            8.5%
    1299 Ocean Avenue, 11th Floor
    Santa Monica, CA 90401
   U.S. Bancorp.......................        263,548(4)            6.6%
    601 2nd Avenue South
    Minneapolis, MN 55402-4302
   George Boyadjieff..................          5,761(5)             *
   Michael J. Doyle...................        225,415(6)            5.5%
   Gary N. Patten.....................         80,572(7)            2.0%
   Edward Rogas, Jr. .................          5,761(8)             *
   Donald M. Spero....................         13,383(9)             *
   All Directors and Executive Offi-
    cers as a group (5 persons).......        330,892(10)           7.9%

--------
  *Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Unit Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of October 30, 1998 are deemed to be beneficially owned by the person holding such option or warrant for computing the percentage ownership of such person, but are not treated as outstanding for computing the percentage of any other person. Applicable percentages of beneficial ownership are based on 3,995,118 shares of common stock outstanding on December 1, 1998.

 (2) Based on Schedule 13G filed February 17, 1998, The Killen Group reports sole voting power for 267,993 shares and sole dispositive power for 534,300 shares.

 (3) Based on Schedule 13G filed on February 9, 1998, Dimensional Fund Advisors, Inc. reports sole voting power for 232,746 shares and sole dispositive power for 338,626 shares.

 (4) Based on Schedule 13G filed February 9, 1998, U.S. Bancorp reports sole voting power for 263,548 shares and sole dispositive power for 262,548 shares.

 (5) Includes 5,761 shares which Mr. Boyadjieff has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of December 1, 1998.

 (6) Includes 117,111 shares which Mr. Doyle has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of December 1, 1998.

 (7) Includes 57,572 shares which Mr. Patten has the right to acquire by the exercise of the stock options that are currently exercisable or will become exercisable within sixty (60) days of December 1, 1998.

 (8) Includes 5,761 shares which Mr. Rogas has the right to acquire by the exercise of the stock options that are currently exercisable or will become exercisable within sixty (60) days of December 1, 1998.

 (9) Includes 13,383 shares which Mr. Spero has the right to acquire by the exercise of the stock options that are currently exercisable or will become exercisable within sixty (60) days of December 1, 1998.

(10) Includes 199,588 shares which executive officers and directors have the right to acquire by exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of December 1, 1998.

             MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF U.S. FILTER

  For information concerning directors, executive officers, certain relationships and related transactions and voting securities and principal holders thereof of U.S. Filter, please see the Proxy Statement on Schedule 14A of U.S. Filter dated July 7, 1998 and the Annual Report on Form 10-K of U.S. Filter for the fiscal year ended March 31, 1998, each of which is incorporated herein by reference. See "AVAILABLE INFORMATION."

                    FIRST CALL CONSENSUS EARNINGS ESTIMATES

  The following consensus earnings estimates and the footnotes thereto (the "First Call Estimates") were calculated by First Call Corporation ("First Call") as of November 6, 1998, based on the earnings projections made by analysts who cover U.S. Filter. The First Call Estimates are provided for informational purposes only. Any opinions, estimates or forecasts regarding U.S. Filter's performance made by these analysts (and therefore the First Call Estimates) are theirs alone and do not represent opinions, forecasts or predictions of U.S. Filter or its management. U.S. Filter does not by its inclusion of the First Call Estimates imply that it is endorsing or concurring with the First Call Estimates. The First Call Estimates are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the earnings projected, estimated or implied by such forward-looking statements will be achieved. See the section entitled "Risk Factors" for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the matters covered in such forward-looking statements. U.S. Filter does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The First Call Estimates were not reviewed by the Unit Board in deciding whether to approve the Merger.

                            FIRST CALL CORPORATION
               CONSENSUS EARNINGS PER SHARE ESTIMATE SUMMARY(1)
                               NOVEMBER 6, 1998

                            QUARTER ENDED QUARTER ENDED QUARTER ENDED QUARTER ENDED FISCAL YEAR ENDED
         FISCAL YEAR           JUNE 30    SEPTEMBER 30   DECEMBER 31    MARCH 31        MARCH 31
         -----------        ------------- ------------- ------------- ------------- -----------------
   2000....................     $0.37(2)      $0.40(2)      $0.41(2)      $0.41(2)        $1.61(2)
   1999(3).................       --            --           0.36(4)       0.37(4)         1.44(4)

--------
(1) The First Call consensus 5-year growth rate for U.S. Filter is 15%.

(2) Includes estimates from 14 brokers.

(3) For the calendar year ended December 31, 1999, the consensus annual earnings per share estimate is $1.55. This includes estimates from 3 brokers.

(4) Includes estimates from 15 brokers.

 COMPARISON OF RIGHTS OF STOCKHOLDERS OF U.S. FILTER AND SHAREHOLDERS OF UNIT

  The rights of U.S. Filter's stockholders are governed by its Certificate of Incorporation (the "U.S. Filter Certificate"), its Amended and Restated Bylaws (the "U.S. Filter Bylaws") and the laws of the State of Delaware. The rights of Unit's shareholders are governed by its Articles of Incorporation ("Unit's Articles"), its Bylaws ("Unit's Bylaws") and the laws of the State of California. Upon consummation of the Merger, Unit Shareholders will become holders of U.S. Filter Common Stock. As a result, the rights of Unit Shareholders will be governed by the DGCL, the U.S. Filter Certificate and the U.S. Filter Bylaws instead of the CGCL, Unit's Articles and Unit's Bylaws. The following is a summary of the material differences between Delaware and California corporate law and between the rights of U.S. Filter stockholders and the rights of Unit Shareholders under their respective governing documents. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the U.S. Filter Articles, the U.S. Filter Bylaws, Unit's Articles, Unit's Bylaws, the DGCL and the CGCL.

AMENDMENT OF ARTICLES OR CERTIFICATE OF INCORPORATION AND BYLAWS

  U.S. Filter. Pursuant to the U.S. Filter Certificate, alteration, amendment, repeal or rescission of the U.S. Filter Certificate requires compliance with the DGCL. Under the DGCL, an amendment to a corporation's certificate of incorporation requires the recommendation of a corporation's board of directors, the approval of a majority of all shares entitled to vote thereon unless a higher vote is required in the corporation's certificate of incorporation and the approval of a majority of the outstanding stock of each class entitled to vote thereon. In addition, amendment to the U.S. Filter Certificate must be approved by a majority of U.S. Filter's board of directors (the "U.S. Filter Board") and by the affirmative vote of the holders of a majority of the outstanding voting stock of U.S. Filter; provided however, that any amendment to the U.S. Filter Certificate that deals with certain definitions contained in the U.S. Filter Certificate, the number of directors, the limitations on director liability, the bar on action of stockholders by written consent, the call of special meetings and the amendment mechanism of the U.S. Filter Certificate and U.S. Filter Bylaws must also be approved by either (i) a majority of the U.S. Filter Board and, if one or more Related Persons (as defined below) exist, by a majority of Continuing Directors (as defined below) with respect to all Related Persons, or (ii) by the affirmative vote of the holders of not less than 80% of the outstanding voting stock of U.S. Filter, and if the U.S. Filter Amendment is proposed by or on behalf of a Related Person or a director affiliated with a Related Person, by the affirmative vote of the holders of a majority of the shares held by stockholders other than the Related Person (the "Disinterested Shares"). Amendments of the U.S. Filter Bylaws must be approved either (i) by a majority of the authorized number of directors and, if one or more Related Persons exist, by a majority of the U.S. Filter Board who are Continuing Directors with respect to all Related Persons, or (ii) by the affirmative vote of the holders of not less than 80% of the outstanding voting stock of U.S. Filter and, if the amendment is proposed by or on behalf of a Related Person or a U.S. Filter Board member affiliated with a Related Person, by the affirmative vote of the holders of a majority of the Disinterested Shares. See "COMPARISON OF RIGHTS OF STOCKHOLDERS OF U.S. FILTER AND SHAREHOLDERS OF UNIT--Shareholder Voting." Subject to the foregoing, the U.S. Filter Board is expressly authorized to amend the U.S. Filter Bylaws, subject to any limitations expressed in the U.S. Filter Bylaws.

  Unit. The CGCL also requires approval of a majority of the outstanding shares for an amendment of articles of incorporation. It further provides that approval of a majority of a class of shares is required, whether or not such class is entitled to vote thereon by the provisions of the articles of incorporation, if the amendment would (i) increase or decrease the aggregate number of authorized shares of such class; (ii) effect an exchange, reclassification or cancellation of all or part of such class; (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into shares of such class; (iv) change the rights, preferences, privileges or restrictions of the shares of such class; (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of a class having rights, preferences or privileges prior to the shares of such class; (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences and privileges; and (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid. Amendments to Unit's Bylaws must be approved either by the Unit Board or the Unit Shareholders.

AUTHORIZED CAPITAL

  U.S. Filter. The authorized capital stock of U.S. Filter consists of 300,000,000 shares of U.S. Filter Common Stock and 3,000,000 shares of preferred stock, par value $0.10 per share (the "U.S. Filter Preferred Stock"). As of December 15, 1998, there were 176,358,939 shares of U.S. Filter Common Stock issued and outstanding and, as of November 2, 1998, of the unissued shares of U.S. Filter Common Stock, 27,631,223 shares were reserved for issuance upon conversion of convertible debt securities of U.S. Filter and exercise of warrants and stock options. The U.S. Filter Board has the authority to issue the U.S. Filter Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the U.S. Filter Stockholders. As of the U.S. Filter Record Date, there were no shares of U.S. Filter Preferred Stock issued and outstanding, and the U.S. Filter Board has no present intention of issuing shares of U.S. Filter Preferred Stock.

  Unit. Unit's Articles authorize 12,000,000 shares of Unit Common Stock, per value $0.15 per share, of which 3,995,118 shares were issued and outstanding on December 4, 1998.

DIVIDENDS AND REPURCHASES OF SHARES

  U.S. Filter. The U.S. Filter Certificate provides that (i) the U.S. Filter Board is authorized to fix any dividend rights of U.S. Filter preferred stock, including whether dividends are cumulative, and (ii) in the event of voluntary or involuntary dissolution, liquidation, or winding up of the affairs of U.S. Filter, and subject to the rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of U.S. Filter Common Stock shall be entitled to receive pro rata all of the remaining assets of U.S. Filter available for distribution to its stockholders after payment or provisions for payment of the debts and other liabilities of U.S. Filter. Delaware law permits a corporation to declare and pay dividends out of surplus or, if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase will not impair the capital of the corporation.

  Unit. Under California law, a California corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately before the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) will be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets will be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years).

QUORUM AT STOCKHOLDER MEETINGS

  U.S. Filter. Pursuant to the U.S. Filter Bylaws, the holders of a majority of the issued and outstanding capital stock entitled to vote thereat, present in person or by proxy, shall constitute a quorum at all stockholder meetings.

  Unit. Pursuant to Unit's Bylaws, the holders of a majority of the issued and outstanding capital stock entitled to vote thereat, present in person or by proxy, shall constitute a quorum at all shareholder meetings.

POWER TO CALL SPECIAL SHAREHOLDERS' MEETINGS

  U.S. Filter. Pursuant to the U.S. Filter Certificate, a special meeting of U.S. Filter Stockholders may be called by a majority of the U.S. Filter Board; provided, however, that where a proposal requiring stockholder approval is made by or on behalf of any individual or group owning 5% of the voting stock of U.S. Filter (subject to certain exceptions) (a "Related Person"), then an affirmative vote of the continuing directors unrelated to such individual or group (as further described in the U.S. Filter Certificate, a "Continuing Director") is required.

  Unit. Under California law, a special meeting of the shareholders may be called by the board of directors, the chairman, the president, the holders of shares entitled to cast not less than ten percent of the votes at such meeting and such additional persons as are authorized by the corporation's articles of incorporation or bylaws. Neither Unit's Articles or Unit's Bylaws authorize additional persons to call a special meeting of Unit's shareholders.

LIMITATION ON SHAREHOLDERS' ABILITY TO ACT BY WRITTEN CONSENT

  U.S. Filter. Pursuant to the U.S. Filter Certificate and the U.S. Filter Bylaws, no action may be taken by written consent of the stockholders without a meeting.

  Unit. Pursuant to Unit's Bylaws, any action may be taken by Unit's Shareholders by written consent without a meeting so long as the consent is signed by all shareholders entitled to vote on such action.

PROCEDURES FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

  U.S. Filter. Pursuant to the U.S. Filter Bylaws, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of U.S. Filter. To be timely, a stockholder's notice must be delivered to U.S. Filter from 30 to 60 days in advance of the meeting, or within 10 days after notice of the meeting is first given to stockholders when such notice is given less than 40 days prior to the meeting. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on U.S. Filter's books, of the stockholder proposing such business, (iii) the class and number of shares of U.S. Filter which are beneficially owned by the stockholder, and
(iv) any material interest of the stockholder in such business.

  In addition, the U.S. Filter Bylaws provide that for a stockholder to properly nominate a director at a meeting of stockholders, the stockholder must be entitled to vote for the election of directors at such meeting and must have given notice thereof to the Secretary of U.S. Filter. To be timely, a stockholder's notice must be delivered to the Secretary consistent with the deadlines set forth above with respect to other stockholder-sponsored business. Such stockholder's notice shall set forth: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election, or is otherwise required, in each case pursuant to the Exchange Act including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on U.S. Filter's books, of such stockholder and (ii) the class and number of shares of U.S. Filter which are beneficially owned by such stockholder.

  Unit. Unit's Articles and Unit's Bylaws do not impose comparable conditions on the submission of shareholder proposals or director nominations.

SIZE AND ELECTION OF BOARD OF DIRECTORS

  U.S. Filter. Pursuant to the U.S. Filter Certificate, the number of directors of U.S. Filter will not be less than three, with the precise number to be fixed from time to time by an affirmative vote of a majority of the

U.S. Filter Board. The current number of U.S. Filter directors is eleven. The U.S. Filter Certificate provides for the U.S. Filter Board to be divided into three classes, each of which is to be composed as nearly as possible of one-third of the directors. The U.S. Filter directors are elected for three-year terms by receiving the greatest number of votes of the shares present or represented by proxy at the annual stockholders meeting. A quorum at any meeting of the U.S. Filter Board consists of a majority of the total number of U.S. Filter directors, and a majority of the quorum present is required to approve any action of the U.S. Filter Board.

  Unit. Unit currently has a board consisting of four directors. In general, under California law, the number of directors must be approved by a majority of the corporation's outstanding shares; however, a California corporation's board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the corporation's shareholders. Unit's Bylaws provide that the number of directors shall be between four and seven until amended by Unit's Shareholders, with the exact number fixed within such range by the Board of Directors. Unit's Articles and Unit's Bylaws do not provide for a classified board of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

  U.S. Filter. Under the U.S. Filter Bylaws, newly created directorships and vacancies on the U.S. Filter Board may be filled by a majority of the directors then in office, even though less than a quorum, provided, however, that pursuant to the agreement whereby U.S. Filter acquired the Properties in exchange for 8,000,000 shares of U.S. Filter Common Stock and the Warrants in September 1997 (the "Properties Acquisition Agreement"), U.S. Filter has agreed that if a vacancy occurs in the U.S. Filter Board while the parties from whom the Properties were acquired (the "Parties") own at least 7 1/2% of the outstanding shares of U.S. Filter Common Stock, and such vacancy is the result of the cessation to serve of a non-employee director of U.S. Filter (other than cessation of service of a person designated by the Parties for election to the U.S. Filter Board (a "Designee"), which vacancy shall be filled with a successor Designee), the Parties must also approve the person filling such vacancy. See "RISK FACTORS--Potential Risks Related to Water Rights and Transfers of Water."

  Unit. Unit's Bylaws provide that any vacancy occurring in the Unit Board (except for a vacancy created by the removal of a director) may be filled, for the unexpired term of office, by the affirmative vote of a majority of the remaining directors, even though less than a quorum.

REMOVAL OF DIRECTORS

  U.S. Filter. The U.S. Filter Certificate provides that a U.S. Filter director may be removed by either a majority of the directors of U.S. Filter then in office or by the U.S. Filter stockholders and only for cause. The U.S. Filter Bylaws provide that removal of a director by U.S. Filter Stockholders requires the affirmative vote of the stockholders having a majority of the voting power of U.S. Filter at a special meeting of stockholders called for that purpose. Pursuant to the Properties Acquisition Agreement, if a Designee is removed from the U.S. Filter Board and the Parties own at least 5% of the outstanding shares of U.S. Filter Common Stock, the Parties have the right to designate the person filling the vacancy caused by such removal.

  Unit. Under California Law and Unit's Bylaws, any director or the entire board of directors of Unit may be removed, with or without cause, with the approval of a majority of Unit's outstanding shares entitled to vote for such director or directors. However, neither California law nor Unit's Bylaws permit the removal of any individual director (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting.

INSPECTION OF SHAREHOLDERS LIST

  U.S. Filter. Delaware law allows a stockholder to inspect the stockholders' list for purposes reasonably related to that person's interest as a stockholder. However, Delaware law does not give stockholders an absolute right of inspection of the stockholders' list, and no such right is granted under the U.S. Filter Certificate or the U.S. Filter Bylaws.

  Unit. California law allows any shareholder to inspect the shareholders' list for a purpose reasonably related to such person's interest as a shareholder. California law also gives an absolute right to inspect and copy a California corporation's shareholder list to persons holding an aggregate of five percent (5%) or more of the corporation's voting shares, or shareholders holding an aggregate of one percent (1%) or more of such shares who have filed a Schedule 14A with the Securities and Exchange Commission relating to the election of directors.

SHAREHOLDER VOTING

  Both California and Delaware law generally require that a majority of the shareholders of both acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the surviving corporation's existing certificate of incorporation, (b) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed twenty percent (20%) of the shares outstanding immediately before the merger. California law contains a similar exception to its voting requirements for reorganizations in which the shareholders or the corporation itself, or both, immediately before the reorganization will own equity securities constituting more than five-sixths ( 5/6) of the voting power of the surviving or acquiring corporation or its parent entity, immediately after the reorganization.

  Both California and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

  With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares.

  California law (but not Delaware law) also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than fifty percent (50%) but less than ninety percent (90%) of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction.

  California law also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement applies only to a California corporation that has at least 100 record shareholders, or to a transaction that has been qualified under California state securities laws. California law also provides that if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days before the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw tendered shares. Delaware law has no comparable provision.

VOTING BY BALLOT

  U.S. Filter. Under Delaware law, the right to vote by written ballot may be restricted if so provided in a Delaware corporation's certificate of incorporation. The U.S. Filter Certificate provides that election need not be by ballot unless the U.S. Filter Bylaws otherwise provide. The U.S. Filter Bylaws provide that if the chairman of the meeting specifically demands election of directors by ballot, then elections shall be held by ballot.

  Unit. California law provides that the election of directors may proceed in the manner described in a California corporation's bylaws. Unit's Bylaws provide that the election of directors at a shareholders' meeting may be by voice vote or ballot, unless before such vote a shareholder demands a vote by ballot, in which case such vote must be by ballot.

CUMULATIVE VOTING

  U.S. Filter. Under Delaware law, cumulative voting in the election of directors is not available unless provided for in a corporation's certificate of incorporation. The U.S. Filter Certificate does not provide for cumulative voting.

  Unit. Under California law, if any shareholder of a California corporation has given notice of his or her intention to cumulate votes for the election of directors, all shareholders are entitled to cumulate votes at such election. However, California corporations that are listed on the New York or American Stock Exchange, or that have 800 or more shareholders of record and have their stock designated as qualified for trading on the NASDAQ National Market (such as Unit), may eliminate cumulative voting rights by adopting amendments to their articles and bylaws effecting such elimination, and by having such amendments approved by their shareholders. Unit's Articles eliminate cumulative voting.

ANTI-TAKEOVER LAW

  U.S. Filter. Section 203 of the DGCL ("Section 203") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors has approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation that increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

  These provisions could have the effect of delaying, deferring or preventing a change of control of U.S. Filter. U.S. Filter's stockholders, by adopting an amendment to the U.S. Filter Certificate or the U.S. Filter By-laws, may elect not to be governed by Section 203, effective twelve months after adoption. However, no such amendment has been adopted to date and neither the U.S. Filter Certificate nor the U.S. Filter Bylaws currently excludes U.S. Filter from the restrictions imposed by Section 203.

  Unit. The CGCL does not have, and Unit is not subject to, the equivalent of
Section 203.

RIGHTS PLAN

  U.S. Filter. U.S. Filter has adopted a stockholder rights plan (the "Rights Plan"), which is designed to protect the interests of U.S. Filter stockholders in the event U.S. Filter and the U.S. Filter Board are confronted with coercive or unfair takeover tactics. Under certain circumstances, in accordance with the Rights Plan, holders of U.S. Filter Common Stock may have rights to acquire shares of U.S. Filter Common Stock, U.S. Filter Series A Junior Participating Preferred Stock, or common stock of a company acquiring U.S. Filter. See "DESCRIPTION OF U.S. FILTER COMMON STOCK--Rights Plan."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

  U.S. Filter. The DGCL permits a Delaware corporation to adopt a provision in its certificate of incorporation that limits or eliminates, with certain exceptions, directors' personal liability to the corporation or its stockholders for monetary damages resulting from a breach of the directors' fiduciary duty to the corporation. The U.S. Filter Certificate contains such a provision eliminating directors' liability to the fullest extent allowed under Delaware law. The DGCL does not, however, permit a Delaware corporation to eliminate or limit a director's liability for (i) breaches of the director's duty of loyalty to the corporation or its stockholders (as opposed to the director's duty of care), (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions or
(iv) a transaction in which the director receives an improper personal benefit.

  Delaware law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided that a determination has been made by a majority vote of the disinterested directors, even if less than a quorum, by independent legal counsel or by a majority vote of a quorum of shareholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made by a Delaware corporation in respect of any derivative action in which a person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. The
U.S. Filter Bylaws provide that U.S. Filter shall indemnify and hold harmless, to the fullest extent not prohibited by the DGCL, public policy, or other applicable law, each person made (or threatened to be made) a party to a proceeding by reason of the fact that such person is or was a director or officer of U.S. Filter, or is or was serving at the request of U.S. Filter as a director, officer, partner, trustee, employee or agent of another entity.

  Unit. Unit's Articles contain a provision that eliminates the liabilities of directors to the fullest extent permitted by California law. The CGCL does not permit the elimination of monetary liability where such liability is based on:
(i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest; and (vii) liability for improper distributions, loans or guarantees.

  California law permits indemnification of expenses incurred in derivative and third-party actions, except that in derivative actions (a) no indemnification may be made when a person is adjudged liable to a corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines that such person is entitled to indemnity for expenses, in which case indemnification for such expenses may be made only to the extent that such court determines, and (b) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval.

  Indemnification is permitted by California law only for acts taken in good faith and believed to be in the best interests of a California corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the corporation's directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the corporation's shareholders (excluding shares owned by the indemnified party) or the court handling the action. Unit's Articles and Unit's Bylaws provide that Unit shall indemnify and hold harmless, to the maximum extent not prohibited by California law, each person made (or threatened to be made) a party to a proceeding by reason of the fact that such person is or was a director or officer of Unit, or is or was serving at the request of Unit as a director, officer, partner, trustee, employee or agent of another entity,

  The indemnification and liability provision of California law, and not Delaware law, will apply to actions of the directors and officers of Unit made before the Merger. After the Merger, the indemnification and liability provisions of Delaware law will apply.

INTERESTED DIRECTOR TRANSACTIONS

  Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions are met. With some exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law, (a) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and in the case of board approval the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation, or (b) the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the disinterested directors, without counting the vote of interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum).

LOANS TO OFFICERS AND EMPLOYEES

  Under California law, any loan or guaranty to or for the benefit of a director or officer of a California corporation or its parent requires approval of a majority of the corporation's shareholders unless such loan or guaranty is provided under an employee benefit plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, under California law, shareholders of any California corporation with 100 or more shareholders of record may approve a bylaw authorizing the corporation's board of directors alone to approve loans or guarantees to or on behalf of officers (whether or not such officers are directors) if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. Under Delaware law, a Delaware corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

SHAREHOLDER DERIVATIVE SUITS

  California law provides that a shareholder bringing a derivative action on behalf of a California corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a stockholder of a Delaware corporation may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law also provides that a California corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

DISSENTERS' OR APPRAISAL RIGHTS

  Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' or appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation (unless otherwise provided in the certificate of incorporation),
(b) with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, the number of shares to be issued in the merger does not exceed twenty percent (20%) of the shares of the surviving corporation outstanding immediately before the merger and if certain other conditions are met.

  The limitations on the availability of appraisal rights under California law are different from those under Delaware law. The shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least five percent (5%) of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of such shares. Appraisal rights are unavailable if the shareholders of a corporation or the corporation itself, or both, immediately before the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths ( 5/6) of the voting power of the surviving or acquiring corporation or its parent entity. In general, California law affords appraisal rights in connection with sale-of-asset reorganizations.

DISSOLUTION

  Under California law, the shareholders of a California corporation who hold fifty percent (50%) or more of the corporation's total voting power may authorize the corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves a proposal to dissolve such corporation, the dissolution must be approved by shareholders holding one hundred percent (100%) of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's shareholders. In the event of a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The U.S. Filter Certificate contains no such supermajority voting requirement.

                    DESCRIPTION OF U.S. FILTER COMMON STOCK

GENERAL

  As of December 15, 1998, U.S. Filter was authorized to issue 300,000,000 shares of U.S. Filter Common Stock, par value $.01 per share, of which 176,358,939 shares were issued and outstanding, and 3,000,000 shares of preferred stock, par value $.10 per share, of which none were issued and outstanding. As of November 2, 1998, of the unissued shares of U.S. Filter Common Stock, 10,481,013 shares were reserved for issuance upon conversion of U.S. Filter's 4 1/2% Convertible Subordinated Notes due 2001, 1,200,000 shares were reserved for issuance upon exercise of the Warrants expiring September 17, 2007 and an aggregate of 15,950,210 shares were reserved for issuance upon exercise of options either outstanding or available for grant.

U.S. FILTER COMMON STOCK

  The holders of U.S. Filter Common Stock are entitled to one vote for each share held of record by them on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors; thus, the holders of shares having more than 50% of U.S. Filter's voting power (including both common and voting preferred shares, if any) voting for the election of directors can elect all of the directors. The holders of U.S. Filter Common Stock are entitled to receive dividends when, as and if declared by the U.S. Filter Board out

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

of funds legally available therefor, subject to the prior rights of preferred stockholders. In the event of liquidation, dissolution or winding up of U.S. Filter's affairs, the holders of U.S. Filter Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, including any preferred stock, that has preference over the U.S. Filter Common Stock. Except as described below under "Stock Purchase Rights," holders of shares of U.S. Filter Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the U.S. Filter Common Stock.

  U.S. Filter currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on the U.S. Filter Common Stock in the foreseeable future. Any payment of cash dividends on the U.S. Filter Common Stock in the future will depend upon U.S. Filter's financial condition, earnings, capital requirements and such other factors as the U.S. Filter Board deems relevant. U.S. Filter's Amended and Restated Multicurrency Credit Agreement, dated as of October 20, 1997, imposes, and future debt or equity investments or securities of U.S. Filter may impose, restrictions on U.S. Filter's ability to pay dividends.

  Under certain circumstances, in accordance with the Rights Plan adopted by U.S. Filter, holders of U.S. Filter Common Stock may have rights to acquire shares of U.S. Filter Common Stock, U.S. Filter Series A Junior Participating Preferred Stock, or common stock of a company acquiring U.S. Filter. See "DESCRIPTION OF U.S. FILTER COMMON STOCK--Rights Plan."

PREFERRED STOCK

  Shares of preferred stock may be issued without stockholder approval. The U.S. Filter Board is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders. U.S. Filter has no current plans for the issuance of any shares of preferred stock. Any preferred stock to be issued could rank prior to the U.S. Filter Common Stock with respect to dividend rights and rights of liquidation. The U.S. Filter Board, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of U.S. Filter Common Stock or create impediments to persons seeking to gain control of U.S. Filter. Under certain circumstances, shares of U.S. Filter Series A Junior Participating Preferred Stock may be issued in accordance with the Rights Plan adopted by U.S. Filter. See "DESCRIPTION OF U.S. FILTER COMMON STOCK--Rights Plan."

STOCK PURCHASE RIGHTS

  Laidlaw, which, as of November 1, 1998, held 2,806,263 shares of U.S. Filter Common Stock, or 1.6% of the outstanding U.S. Filter Common Stock, has certain rights to purchase voting securities of U.S. Filter in order to maintain its percentage voting interest. Except in connection with mergers or other acquisitions or in the ordinary course under an employee stock option or stock bonus plan, in the event U.S. Filter proposes to sell or issue shares of voting securities, Laidlaw has the right to purchase, on the same terms as the proposed sale or issuance, that number of shares or rights as will maintain its percentage interest in the voting securities of U.S. Filter, assuming the conversion of all convertible securities and the exercise of all options and warrants then outstanding. In addition, Laidlaw has other purchase rights with respect to sales or issuances of securities by U.S. Filter at prices below 85% of current market price at the time of sale or issuance or the prevailing customary price for such securities or their equivalent.

CERTAIN VOTING ARRANGEMENTS

  Pursuant to the agreements whereby U.S. Filter acquired Smogless S.p.A. in September 1994, Laidlaw has agreed to vote all shares owned by it for the nominees of U.S. Filter's Board for election to the Board, and on all other matters in the same proportion as the votes cast by other holders of voting securities, other than those that relate to any business combination or similar transaction involving U.S. Filter or any amendment to the U.S. Filter Certificate or the U.S. Filter Bylaws.

  Pursuant to the agreement whereby U.S. Filter acquired the Properties in exchange for 8,000,000 shares of U.S. Filter Common Stock and the Warrants in September 1997, U.S. Filter has agreed, so long as the parties from whom the Properties were acquired (the "Parties") own at least 5% of the outstanding U.S. Filter Common Stock, to nominate a person designated by the Parties for election to U.S. Filter Board (the "Designee"). The Designee, Ardon E. Moore, has been appointed by U.S. Filter's U.S. Filter Board to serve as a Class I director until U.S. Filter's Annual Meeting in 2000. If a vacancy occurs in U.S. Filter's U.S. Filter Board while the Parties own at least 7 1/2 % of the outstanding U.S. Filter Common Stock and such vacancy is the result of the cessation to serve of a non-employee director of U.S. Filter (other than the cessation of service of a Designee, which vacancy shall be filled with a successor Designee), the Parties must also approve the person filling such vacancy. In addition, the Parties agreed to vote all of their shares as recommended by a majority of the members of U.S. Filter's Board, except with respect to transactions involving the sale of all or substantially all of U.S. Filter's assets, merger or acquisition transactions in which U.S. Filter is not the survivor or the parent of the survivor (unless the holders of U.S. Filter's stock prior to such a transaction continue to own 80% or more of the outstanding voting stock of the survivor), transactions involving the issuance by U.S. Filter of U.S. Filter Common Stock representing 20% or more of the outstanding U.S. Filter Common Stock (or equivalents), or amendment of the U.S. Filter Certificate or the U.S. Filter By-Laws.

CERTAIN CHARTER AND BY-LAW PROVISIONS

  The U.S. Filter Certificate places certain restrictions on the voting rights of a "Related Person," defined therein as any person who directly or indirectly owns 5% or more of the outstanding voting stock of U.S. Filter. The founders and the original directors of U.S. Filter are excluded form the definition of "Related Persons," as are seven named individuals including Richard J. Heckmann, the Chairman of the Board, President and Chief Executive Officer of U.S. Filter. These voting restrictions apply in two situations. First, the vote of a director who is also a Related Person is not counted in the vote of the Board of Directors to call a meeting of stockholder where that meeting will consider a proposal made by the Related Person director. Second, any amendments to the U.S. Filter Certificate that relate to specified Articles therein (those dealing with corporate governance, limitation of director liability or amendments to the U.S. Filter Certificate), in addition to being approved by the U.S. Filter Board of Directors and a majority of U.S. Filter's outstanding voting stock, must also be approved by either (i) a majority of directors who are not Related Persons, or (ii) the holders of at least 80% of U.S. Filter's outstanding voting stock, provided that if the change was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required. In addition, any amendment to U.S. Filter's By-Laws must be approved by one of the methods specified in clauses (i) and (ii) in the preceding sentence.

  The U.S. Filter Certificate and U.S. Filter's By-Laws provide that the Board of Directors shall fix the number of directors and that the Board shall be divided into three classes, each consisting of one-third of the total number of directors (or as nearly as may be possible). Stockholders may not take action by written consent. Meetings of stockholders may be called only by the Board of Directors (or by a majority of its members). Stockholder proposals, including director nominations, may be considered at a meeting only if written notice of that proposal is delivered to U.S. Filter from 30 to 60 days in advance of the meeting, or within ten days after notice of the meeting is first given to stockholders.

  The U.S. Filter Certificate and U.S. Filter By-Laws also contain other provisions affecting the rights of stockholders. See "COMPARISON OF RIGHTS OF STOCKHOLDERS OF U.S. FILTER AND SHAREHOLDERS OF UNIT."

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

RIGHTS PLAN

  On December 11, 1998, the U.S. Filter Board paid a dividend distribution of one Right for each outstanding share of U.S. Filter Common Stock to U.S. Filter stockholders of record on that date. Each Right entitles the registered holder to purchase from U.S. Filter one one-thousandth of a share of Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"), at a purchase price of $80, subject to adjustment. In addition, so long as the Rights are attached to the U.S. Filter Common Stock, one additional Right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) shall be deemed to be delivered for each share of U.S. Filter Common Stock issued or transferred by U.S. Filter in the future. 300,000 shares of Series A Preferred Stock were initially reserved for issuance upon exercise of the Rights.

  The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between U.S. Filter and The Bank of New York, as Rights Agent. The following summary of the Rights does not purport to be complete and is qualified in its entirety by reference to the complete text of the Rights Plan and the exhibits attached to the Rights Plan.

  The Rights are not exercisable until the distribution date (the "Distribution Date"), which will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding shares of U.S. Filter Common Stock (the "Stock Acquisition Date"), other than as a result of repurchases of stock by U.S. Filter, or (ii) 10 business days (or such later date as the U.S. Filter Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Until a Right is exercised, the holder thereof, as such, will have no rights as a U.S. Filter stockholder, including, without limitation, the right to vote or to receive dividends. The Rights will expire at the close of business on November 27, 2008, unless earlier redeemed or exchanged by U.S. Filter.

  In the event that a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of U.S. Filter Common Stock that the independent directors of U.S. Filter determine to be fair to U.S. Filter stockholders and not inadequate and otherwise in the best interests of U.S. Filter and its stockholders), each holder of a Right will thereafter have the right to receive, upon exercise, at the option of the U.S. Filter Board of Directors, (i) U.S. Filter Common Stock, (ii) one one-thousandth of a share of Series A Preferred Stock and/or (iii) cash, property or other securities of U.S. Filter, each of (i), (ii) and (iii) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by U.S. Filter as set forth below.

  For example, at an exercise price of $80 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $160 worth of U.S. Filter Common Stock (or other consideration, as noted above) for $80. Assuming that the U.S. Filter Common Stock had a per share value of $20 at such time, the holder of each valid Right would be entitled to purchase 8 shares of U.S. Filter Common Stock for $80.

  In the event that, at any time following the Stock Acquisition Date, (i) U.S. Filter is acquired in a merger or other business combination transaction in which U.S. Filter is not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph), or (ii) fifty percent (50%) or more of U.S. Filter's assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which

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

previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding U.S. Filter Common Stock, the U.S. Filter Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of U.S. Filter Common Stock, or one one-thousandth of a share of Series A Preferred Stock (or of a share of a class or series of U.S. Filter's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

  At any time until 10 days following the Stock Acquisition Date, U.S. Filter may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, U.S. Filter Common Stock or other consideration deemed appropriate by the U.S. Filter Board). Redemption of the Rights may also occur after November 27, 2000 through a stockholder referendum if U.S. Filter receives a qualifying offer from a person owning less than 5% of the U.S. Filter Common Stock. Immediately upon the action of the U.S. Filter Board ordering redemption of the Rights or the effectiveness of the redemption of Rights pursuant to the stockholder referendum, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

  Any of the provisions of the Rights Agreement may be amended by the U.S. Filter Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the U.S. Filter Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment may be made at such time as the Rights are not redeemable.

  The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire U.S. Filter in a manner which causes the Rights to become exercisable unless the offer is conditioned on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of U.S. Filter and its stockholders as determined by a majority of the U.S. Filter directors who are not affiliated with the person making the offer, or willing to negotiate with the U.S. Filter Board. The Rights should not interfere with any merger or other business combination approved by the U.S. Filter Board since the U.S. Filter Board may, at its option, (i) at any time prior to the Distribution Date, amend the Rights Agreement, or (ii) at any time until ten days following the Stock Acquisition Date, redeem all but not less than all the then outstanding rights at the redemption price.

                           EXPENSES OF SOLICITATION

  The total costs of this solicitation, which total costs are currently estimated to be $50,000, will be borne by Unit. It is anticipated that banks, brokerage houses, and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners of the Unit Common Stock entitled to vote at the Special Meeting, and such persons will be reimbursed for their out-of-pocket expenses incurred in this connection. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Unit by personal interviews, telephone, telegraph and facsimile.

                          ANNUAL REPORT ON FORM 10-K

  UNIT WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A

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BENEFICIAL OWNER, OF UNIT COMMON STOCK AS OF THE CLOSE OF BUSINESS ON
DECEMBER 1, 1998. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF UNIT AT 22600 SAVI RANCH PARKWAY, YORBA LINDA, CALIFORNIA 92887.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Assuming that the Merger is approved and completed, no proxies will be solicited for Unit's 1999 Annual Meeting. If the Merger is not approved and completed, a proposal by a shareholder intended to be presented at the 1999 Annual Meeting must be received by Unit at its principal executive offices by April 25, 1999, to be included in the Proxy Statement for that Meeting, and all other legal requirements for such inclusion must be satisfied.

                                 LEGAL MATTERS

  The federal income tax consequences in connection with the Merger will be passed upon by Stradling Yocca Carlson & Rauth, Newport Beach, California. The validity of the shares of U.S. Filter Common Stock to be issued in connection with the Merger will be passed upon for U.S. Filter by Kirkpatrick & Lockhart LLP, counsel to U.S. Filter.

                                    EXPERTS

  The consolidated balance sheets of Unit as of May 31, 1998, May 31, 1997, and May 31, 1996, and the consolidated statements of income, retained earnings, and cash flows of Unit for each of the three years in the period ended May 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. No representative of PricewaterhouseCoopers LLP is expected to be present at the Unit Special Meeting.

  The consolidated financial statements of United States Filter Corporation and its subsidiaries as of March 31, 1997 and 1998 and for each of the three years in the period ended March 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, which as to years ended March 31, 1997 and 1996 are based in part on the reports of Ernst & Young LLP, independent auditors, incorporated herein and in the Registration Statement by reference, given upon the authority of said firms as experts in accounting and auditing. No representative of KPMG Peat Marwick LLP is expected to be present at the Unit Special Meeting.

  The consolidated financial statements of The Kinetics Group, Inc. at September 30, 1997 and for each of the two years in the period ended September 30, 1997 incorporated by reference herein and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. No representative of Ernst & Young LLP is expected to be present at the Unit Special Meeting.

  The consolidated financial statements of Memtec Limited as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 incorporated by reference herein have been so incorporated by reference in reliance on the report, issued in the name Price Waterhouse, of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting. No representative of PricewaterhouseCoopers is expected to be present at the Unit Special Meeting.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       UNITED STATES FILTER CORPORATION,

                          KINETICS ACQUISITION CORP.,

                                      AND

                             UNIT INSTRUMENTS, INC.

                            DATED AS OF JULY 2, 1998

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of July 2, 1998, by and among United States Filter Corporation, a Delaware corporation ("PARENT"), Kinetics Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("SUBCORP"), and Unit Instruments, Inc., a California corporation ("UNIT").

                            PRELIMINARY STATEMENTS

  A. The parties desire to effect the merger of Subcorp with and into Unit, with Unit as the surviving corporation (the "MERGER"), pursuant to which each share of Unit Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive shares of Parent Common Stock (as defined in Section 3.3), as more fully provided herein.

  B. The Board of Directors of Unit has determined that the Merger is in the best interests of the holders of shares of Unit Common Stock ("UNIT SHAREHOLDERS").

  C. The respective Boards of Directors of Parent and Subcorp have determined that the Merger is in the best interests of their respective stockholders.

  D. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), by reason of Section 368(a)(2)(E) thereof.

  E. The parties intend that the Merger be accounted for as a pooling-of-interests for accounting and financial reporting purposes.

                                   AGREEMENT

  Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the California Corporations Code (the "CCC"), Subcorp shall be merged with and into Unit at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Unit shall continue its existence under the laws of the State of California. Unit, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

  1.2 Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of California (the "CALIFORNIA SECRETARY OF STATE") a duly executed agreement of merger (the "MERGER AGREEMENT") in accordance with Section 1103 of the CCC. The Merger shall become effective (the "EFFECTIVE TIME") when the Merger Agreement has been filed with the California Secretary of State or at such later time as shall be agreed upon by Parent and Unit and specified in the Merger Agreement. Prior to the filing referred to in this Section 1.2, a closing (the "CLOSING") shall be held at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, Suite 1700, Newport Beach, California, as soon as practicable following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived, or at such other date as Parent and Unit may agree (provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date). The date on which the Closing takes place is referred to herein as the "CLOSING DATE." For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

  1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 1107 of the CCC.

  1.4 Articles of Incorporation and Bylaws. At the Effective Time (i) the Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain only the provisions contained immediately prior thereto in the Articles of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is "Unit Instruments, Inc."', and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case until amended in accordance with applicable law.

  1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be as follows, until their respective successors are duly elected and qualified:

              Directors:      Damian C. Georgino
                              Kevin L. Spence
                              David J. Shimmon
               Officers:      David J. Shimmon--Chairman
                              Michael Doyle--President
                              Kevin L. Spence--Vice President
                              Gary N. Patten--Vice President
                              Damian C. Georgino--Vice President
                              Dan Rubin--Vice President
                              Kurt Gilson--Vice President

  1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other acts or things are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Unit, or (b) otherwise carry out the provisions of this Agreement, Unit and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Unit or otherwise to take any and all such actions.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

  2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Subcorp or Unit or their respective shareholders:

    (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

    (b) Subject to the other provisions of this Article II, each share of Unit Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (as defined in Section 2.2(a)).

  2.2 Exchange Ratio; Fractional Shares; Adjustments.

    (a) The "EXCHANGE RATIO" shall equal $12.62 divided by the Parent Share Value. The "PARENT SHARE VALUE" shall be either (i) the average of the closing price per share for shares of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE COMPOSITE TAPE") on each of the twenty (20) consecutive trading days ending on the fifth
  (5th) trading day preceding the Closing Date (the "AVERAGE SHARE PRICE") if the Average Share Price is above $27.00, or (ii) $27.00 if the Average Share Price is equal to or less than $27.00. No certificates for fractional Shares of Parent Common Stock shall be issued as a result of the conversion provided for in Section 2.1(b).

    (b) In lieu of any such fractional shares, the holder of a certificate previously evidencing Unit Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for Unit Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of shares of Parent Common Stock as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Closing Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Unit Common Stock shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

    (c) In the event that prior to the Effective Time Parent shall declare a stock dividend or other distribution payable in shares of Parent Common Stock or securities convertible into shares of Parent Common Stock, or effect a stock split, reclassification, combination or other change with respect to shares of Parent Common Stock, the Exchange Ratio set forth in this Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

  2.3 Exchange of Certificates.

    (a) Exchange Agent. Promptly following the Effective Time, Parent shall deposit with American Stock Transfer & Trust Company or such other exchange agent as may be designated by Parent (the "EXCHANGE AGENT") for exchange in accordance with this Section 2.3 (i) certificates representing shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Unit Common Stock, and (ii) cash in an amount reasonably expected to be paid pursuant to Section 2.2(b) (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND").

    (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Unit Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(b), (i) a letter of transmittal (the form and substance of which shall have been reasonably approved by Unit prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to the holder within five
  (5) business days thereafter, (x) a certificate or certificates representing that whole number of shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as such holder may request, and
  (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. The shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Unit Common Stock. In the event of a transfer of ownership of shares of Unit Common Stock which is not registered on the transfer records of Unit, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, shall be issued to such transferee if the Certificate representing such shares of Unit Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

    (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 4.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

    (d) No Further Ownership Rights in Unit Common Stock. All shares of Parent Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Unit Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of Unit of shares of Unit Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

    (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Unit Shareholders twelve months after the date of the mailing required by Section 2.3(b) shall be delivered to Parent, upon demand therefor, and holders of Certificates previously representing shares of Unit Common Stock who have not theretofore complied with this Section
  2.3 shall thereafter look only to Parent for payment of any claim to shares of Parent Common Stock or cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

    (f) No Liability. None of Parent, Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Unit Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.3(e).

  2.4 Treatment of Stock Options and Warrants. At the Effective Time, such outstanding options and warrants to purchase shares of Unit Common Stock that
(a) were granted prior to the date of this Agreement

(which options and warrants are described on Schedule 2.4 hereto and referred to herein as the "UNIT OPTIONS" and the "UNIT WARRANTS," respectively), and
(b) are unexpired and unexercised as of the Effective Time shall be automatically converted into an option (a "PARENT EXCHANGE OPTION") or a warrant (a "PARENT EXCHANGE WARRANT"), as the case may be, to purchase (x) the number of shares of Unit Common Stock issuable immediately as of the date of this Agreement upon exercise of such Unit Option or Unit Warrant multiplied by
(y) the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Unit Option or Unit Warrant divided by the Exchange Ratio, and with such other terms and conditions, subject to Parent's approval, as were in effect under such Unit Option or Unit Warrant as of the date of this Agreement.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBCORP

  In order to induce Unit to enter into this Agreement, Parent and Subcorp hereby represent and warrant to Unit as follows:

  3.1 Organization and Standing. Parent and Subcorp are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and each has the corporate power and authority to own or lease its properties, and carry on its business. Parent is not in violation of its Restated Certificate of Incorporation, as amended (the "PARENT CERTIFICATE"), or its Restated Bylaws (the "PARENT BYLAWS"), and Subcorp is not in violation of its Amended and Restated Certificate of Incorporation or Bylaws. Parent has heretofore furnished to Unit a complete and correct copy of the Parent Certificate and Parent Bylaws.

  3.2 Corporate Power and Authority. Each of Parent and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Subcorp. This Agreement has been duly executed and delivered by each of Parent and Subcorp, and constitutes the legal, valid and binding obligation of each of Parent and Subcorp enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (b) the availability of injunctive relief and other equitable remedies.

  3.3 Capitalization of Parent and Subcorp. As of June 26, 1998, Parent's authorized capital stock consisted solely of (i) 300,000,000 shares of common stock, par value $.01 per share ("PARENT COMMON STOCK"), of which 161,565,388 shares were issued and outstanding, and (ii) 3,000,000 shares of Preferred Stock, par value $.10 per share, none of which was issued and outstanding or reserved for issuance. The Parent Common Stock to be issued to the Unit Shareholders pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or rights of first refusal. Subcorp's authorized capital stock consists solely of 1,000 shares of Common Stock, par value $.01 per share ("SUBCORP COMMON STOCK"), of which, as of the date hereof, 1,000 shares were issued and outstanding. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned, beneficially and of record, by Parent free and clear of any liens, claims or encumbrances.

  3.4 Brokerage and Finder's Fees. Except for Parent's obligations to Societe Generale Investment Banking, neither Parent nor any shareholder, director, officer or employee thereof has incurred or will incur on behalf of Parent any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

  3.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Subcorp nor the consummation of the transactions contemplated hereby will:

    (a) conflict with, or result in a breach of any provision of the Parent Certificate or Parent Bylaws or the Amended and Restated Certificate of Incorporation or Bylaws of Subcorp;

    (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time of otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party;

    (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets; or

    (d) require any action or consent or approval of, or review by, or registration or filing by Parent or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "GOVERNMENTAL AUTHORITY"), other than (i) authorization for inclusion of the shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance,
  (iii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), or any applicable foreign antitrust law, or (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

  3.6 Reorganization. Neither Parent nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Unit or any of its affiliates) would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

  3.7 Parent SEC Documents. Parent has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 under the Exchange Act or the Securities Act of 1933, as amended (the "SECURITIES ACT") (such documents, as supplemented and amended since the time of filing, collectively, the "PARENT SEC DOCUMENTS"). The Parent SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Parent included in the Parent SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

  3.8 Disclosure. None of the representations or warranties of Parent contained herein is false or misleading in any material respect or omits to state a fact herein necessary to make the statements herein or therein not misleading in any material respect.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF UNIT

  In order to induce Subcorp and Parent to enter into this Agreement, and except as disclosed in the Unit SEC Documents (as defined in Section 4.6 below) or in the disclosure schedules delivered by Unit to Parent and dated the date hereof (the "UNIT DISCLOSURE SCHEDULES"), all of which are incorporated in each of the following statements as exceptions thereto, Unit hereby represents and warrants to Parent and Subcorp as follows:

  4.1 Organization and Standing. Unit is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Unit and each subsidiary of Unit is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify. Unit is not in violation of any provision of its Articles of Incorporation, as amended and restated (the "UNIT ARTICLES"), or its Bylaws, as in effect on the date hereof (the "UNIT BYLAWS"). Unit has heretofore furnished to Parent a complete and correct copy of the Unit Articles and the Unit Bylaws.

  4.2 Subsidiaries. Unit does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities set forth in Section 4.2 to the Unit Disclosure Schedule. Except as set forth in
Section 4.2 to the Unit Disclosure Schedule, Unit owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Unit's subsidiaries. Each of the outstanding shares of capital stock of each of Unit's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Unit free and clear of all liens, pledges, security interests, claims or other encumbrances. Other than as set forth in Section 4.2 to the Unit Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Unit, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Unit, and neither Unit nor any subsidiary of Unit has any obligation of any kind to issue any additional securities of any subsidiary of Unit or to pay for or repurchase any securities of any subsidiary of Unit or any predecessor thereof.

  4.3 Corporate Power and Authority. Unit has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger by the Unit Shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Unit have been duly authorized by all necessary corporate action on the part of Unit, subject to approval of the Merger and the transactions contemplated hereby by Unit Shareholders. This Agreement has been duly executed and delivered by Unit and constitutes the legal, valid and binding obligation of Unit enforceable against it in accordance with its terms, except as such enforceability may be limited by
(a) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors' rights generally and (b) the availability of injunctive relief and other equitable remedies.

  4.4 Capitalization of Unit. Unit's authorized capital stock consists solely of (a) 12,000,000 shares of common stock, par value $.15 per share ("UNIT COMMON STOCK"), of which as of June 25, 1998, 3,995,118 shares were issued and outstanding. Except for 975,214 shares of Unit Common Stock reserved for issuance upon the exercise of outstanding options, no shares of Unit capital stock are reserved for issuance upon the exercise of outstanding options or warrants, or for the conversion or exchange of convertible or exchangeable securities. No shares of Unit capital stock are held in treasury or by subsidiaries of Unit. Each outstanding share of Unit capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in Section 4.4 to the Unit Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Unit of any securities of Unit, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Unit, and neither Unit nor any subsidiary of Unit has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Unit or any predecessor. Unit has no agreement, arrangement or understandings to register any securities of Unit or any of its subsidiaries under the Securities

Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement).

  4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Unit, nor the consummation by Unit of the transactions contemplated hereby or thereby, nor Unit's performance of and compliance with the terms hereof, will:

    (a) conflict with, or result in a breach of any provision of, the Unit Articles or the Unit Bylaws;

    (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the capital stock, properties or assets of Unit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Unit or any of its subsidiaries is a party, or result in the creation, maturation or acceleration of any liability or obligation of Unit (or give to any other person the right to cause such a creation, maturation or acceleration);

    (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Unit or any of its subsidiaries or any of their respective properties or assets; or

    (d) require any action or consent or approval of, or review by, or registration or filing by Unit or any of its affiliates with, any third party or any court, arbitral tribunal, administrative agency or commission, or any other governmental or regulatory body, agency, instrumentality or authority (a "GOVERNMENTAL AUTHORITY"), other than (i) approval of the Merger and the transactions contemplated hereby by Unit Shareholders and filing of the Merger Agreement with the California Secretary of State, (ii) actions required by the HSR Act, and (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

  4.6 Unit SEC Documents. Since October 1, 1995, Unit has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "UNIT SEC DOCUMENTS"). The Unit SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Unit included in the Unit SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and, taken as a whole, fairly present the consolidated financial position of Unit and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

  4.7 No Material Adverse Change. Except as disclosed in Section 4.7 to the Unit Disclosure Schedule or as may be disclosed by Unit pursuant to and in accordance with Section 6.3(d) of this Agreement, since February 28, 1998, there has been no change in the business, assets, condition (financial or other), results of operations or prospects of Unit which would constitute a Material Adverse Effect on Unit or any event, occurrence or development which would have a material adverse effect on the ability of Unit to consummate the Merger. Notwithstanding the foregoing sentence, since February 28, 1998, except as disclosed in Section 4.7 of the Unit Disclosure Schedule or as may be disclosed by Unit pursuant to and in accordance with Section 6.3(d) of this Agreement, there has not been any: (i) material adverse change in the financial condition, assets, liabilities, net worth, earning power, business or prospects of Unit; (ii) damage or destruction to any material asset of Unit, whether or not covered by insurance; (iii) strike or other labor trouble at Unit; (iv) creation of any encumbrance on any asset of Unit; (v) declaration or payment of any dividend or other distribution on or with respect to or redemption or purchase by Unit of any shares of capital stock of Unit, including any Unit Common Stock;
(vi) increase in the salary, wage or bonus of any managerial employee of Unit except those done in the normal course of business for periodic raises in accordance with past business practices, or any increase in the number of such employees; (vii) asset acquisition or expenditure in excess of $100,000 individually or $500,000 in the aggregate, other than the purchase of inventory in the ordinary course of business; (viii) change in any Plan (as defined in Section 4.16); (ix) change in any method of accounting; (x) disposition of any asset (other than inventory in the ordinary course of business) for less than fair market value; (xi) payment, prepayment or discharge of any liability other than in the ordinary course of business or any failure to pay any liability when due; (xii) write-offs or write-downs of any assets of Unit; (xiii) creation, termination or amendment of, or waiver of any right under, any material agreement of Unit; or (xv) agreement or commitment to do any of the foregoing.

  4.8 Taxes. Except as set forth in Section 4.8 to the Unit Disclosure Schedule or disclosed in the Unit SEC Documents:

    (a) Unit and its subsidiaries (i) have duly filed all federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Unit or its subsidiaries prior to the date hereof; (ii) have within the time and manner prescribed by Applicable Law (as defined in Section 4.9) paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid pursuant to such returns or reports; and
  (iii) have adequate reserves on their financial statements for any Taxes in excess of the amounts so paid. Neither Unit nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to May 31, 1994, all income Tax Returns (whether federal, state, local, foreign or otherwise) including Unit or any of its subsidiaries have been audited by the applicable taxing authority or are closed by the applicable statute of limitations. Neither Unit nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of Unit or any of its subsidiaries. Unit has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation. No claim has been made by any taxing authority of a jurisdiction where Unit or any of its subsidiaries does not file Tax Returns that Unit or such subsidiary, as the case may be, is or may be subject to taxation in that jurisdiction.

    (b) Neither Unit nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither Unit nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Unit or any of its subsidiaries which (i) requires Unit or any of its subsidiaries to make any Tax payment to or for the account of any other person, or (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Unit or any of its subsidiaries.

    (c) Unit and its subsidiaries have withheld and paid substantially all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

    (d) "Tax Returns" means returns, reports and forces required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

    (e) "Taxes" means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

  4.9 Compliance with Law. Unit is in compliance, and at all times since June 1, 1995 (and, to the best of Unit's knowledge, at all times prior to such date) has been in compliance, with all applicable laws, statutes, orders, rules, regulations or policies promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "APPLICABLE LAWS") relating to Unit or its business or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Unit or where such non-compliance has been cured. Except as disclosed in Section 4.9 to the Unit Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Unit is pending, or, to the knowledge of Unit, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.

  4.10 Intellectual Property Rights. Section 4.10 to the Unit Disclosure Schedule discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, registered copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by Unit in or applicable to Unit's business. Unit has the entire right, title and interest in and to, or has the royalty-free right to use, the intellectual property rights disclosed on Section 4.10 to the Unit Disclosure Schedule and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights used in or necessary to Unit's business ("INTELLECTUAL PROPERTY"), free and clear of all security interests, liens, and other encumbrances. Section 4.10 to the Unit Disclosure Schedule separately discloses all Intellectual Property under license. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. There has not been any written assertion or claim against Unit challenging the validity or the use by Unit of any of the foregoing. To the best knowledge of Unit, after due inquiry, the conduct of the businesses of Unit as currently conducted does not conflict with or infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party. To the best knowledge of Unit, after due inquiry, there are no infringements of any of the Intellectual Property owned by or licensed by or to Unit and the Intellectual Property is not the subject to any pending Action.

  4.11 Title to and Condition of Properties. Unit owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Unit as presently conducted. The buildings, fixtures, improvements, machinery, equipment, tools, furniture, improvements and tangible personal property of Unit are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are used in Unit's business.

  4.12 Registration Statement; Proxy Statement. None of the information provided in writing by Unit for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Unit Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and, except for such portions thereof that relate only to Parent and its subsidiaries, the Registration Statement, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

  4.13 Litigation. Except as set forth in Section 4.13 to the Unit Disclosure Schedule or in the Unit SEC Documents, there is no suit, claim, action, proceeding or investigation (an "ACTION") pending or, to the knowledge of Unit, threatened against Unit and Unit is not subject to any outstanding order, writ, injunction or decree.

  4.14 Brokerage and Finder's Fees; Expenses. Except for Unit's obligations to Needham & Company, Inc., neither Unit nor any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of Unit, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

  4.15 Reorganization. Neither Unit nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Parent any of its affiliates) would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

  4.16 Employee Benefits.

    (a) Benefit Plans; Company Plans. Section 4.16 of the Unit Disclosure Schedule discloses all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "BENEFIT PLAN"), whether or not funded and whether or not terminated, (i) maintained or sponsored by Unit, or (ii) with respect to which Unit has or may have liability or is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of Unit or their beneficiaries, or (iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "UNIT PLAN").

    (b) Unit Group Matters; Funding. Neither Unit nor any corporation that may be aggregated with Unit under Sections 414(b), (c), (m) or (o) of the Code (the "UNIT GROUP") has any obligation to contribute to or any direct or indirect liability under or with respect to any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. Unit does not have any liability, and after the Closing Unit will not have any liability, with respect to any Benefit Plan of any other member of the Unit Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to United States Pension Benefit Guaranty Corporation (the "PBGC"), withdrawal liability or otherwise. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Unit Plan or any Benefit Plan of any member of the Unit Group and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans.

    (c) Compliance. Each of the Unit Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all material respects in compliance with all applicable law and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Unit Plan is or is proposed to be under audit or investigation, and no completed audit of any Unit Plan has resulted in the imposition of any Tax, fine or penalty.

    (d) Qualified Plans. Section 4.16 of the Unit Disclosure Schedule discloses each Unit Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under
  Section 501(a) of the Code (a "QUALIFIED PLAN"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under
  Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter. No member of the Unit Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

    (e) No Defined Benefit Plans. No Unit Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "DEFINED BENEFIT PLAN"). No Defined Benefit Plan sponsored or maintained by any member of the Unit Group has been terminated or partially terminated after September 1, 1974, except as set forth on Schedule 4.16 of the Unit Disclosure Schedule. Each Defined Benefit Plan identified as terminated on Schedule 4.16 of the Unit Disclosure Schedule has met the requirement for standard termination of single-employer plans contained in
  Section 4041(b) of ERISA. During the five (5) year period ending on the Closing Date, no member of the Unit Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor in any manner described in Sections 414(b), (c), (m) or (o) of the Code.

    (f) Multiemployer Plans. No Unit Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"). No member of the Unit Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan. No Unit Plan covers any employees of any member of the Unit Group in any foreign country or territory.

    (g) Prohibited Transactions; Fiduciary Duties; Post-Retirement
  Benefits. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Unit Plan exists or has occurred that could subject Unit to any liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the Unit Group, nor any administrator or fiduciary of any Unit Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject Unit to any liability for a breach of fiduciary or other duty under ERISA or any other applicable Law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Unit Plan that is a welfare benefit plan as described in ERISA Section 3(1).

  4.17 Undisclosed Liabilities. Except as set forth in Section 4.17 of the Unit Disclosure Schedule, neither Unit nor any of its subsidiaries has any debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition, except: (i) those reflected or reserved against on the consolidated balance sheets of Unit as of February 28, 1998 included in the Unit SEC Documents in the amounts shown therein; (ii) those not required under generally accepted accounting principles to be reflected or reserved against therein and that have arisen in the ordinary course of business of Unit and have been consistent in amount and character with past practice and experience of Unit and which, individually or in the aggregate, has not had and will not have a Material Adverse Effect with respect to Unit.

  4.18 Environmental Matters. Except as disclosed in Section 4.18 of the Unit Disclosure Schedule or in the Unit SEC Documents:

    (a) Compliance; No Liability. Unit has operated its business and each parcel of Real Property, and any real property previously owned, used or leased by Unit, in compliance with all applicable Environmental Laws. Unit is not subject to any liability, penalty or expense (including legal fees) and will not hereafter suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law by Unit occurring prior to the Closing. "Environmental Law" means any applicable law or regulation relating to public health and safety or protection of the environment, including common law nuisance, property damage, and similar common law theories.

    (b) Treatment; CERCLIS. Unit has not treated, stored, recycled or disposed of any hazardous substance as defined by any Environmental Law and any other material regulated by any applicable Environmental Law, including petroleum-related material, crude oil or any fraction thereof, PCB's, and friable asbestos ("Regulated Material") on any real property, and to the best of Unit's knowledge, no other Person has treated, stored, recycled or disposed of any Regulated Material on any part of the Real Property. Unit has not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against Unit for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund. None of the Real

  Property is listed or proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

    (c) Notices; Existing Claims; Certain Regulated Materials; Storage
  Tanks. Unit has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. Unit is not required to place any notice or restriction relating to the presence of any Regulated Material at any Real Property or in any deed to any Real Property. There has been no past, and there is no pending or contemplated, claim by or against Unit under any Environmental Law or laws based on actions of others that may have impacted on the Real Property, and Unit has not entered into any agreement with any person regarding any Environmental Law, remedial action or other environmental liability or expense. All aboveground storage tanks and, to the best knowledge of Unit, all underground storage tanks located on the Real Property are disclosed on Section 4.18 of the Unit Disclosure Schedule, and all such tanks and associated piping are in sound condition and are not leaking and have not leaked.

  4.19 Opinion of Financial Advisors. Unit has received the oral advice of Needham & Company, its financial advisors, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Unit Shareholders from a financial point of view. Such oral advice has not been withdrawn or revoked or modified in any material respect and is to be confirmed in a written fairness opinion of Needham & Company, which opinion will be dated as of the date of this Agreement. Unit will promptly provide copies of such opinion to Parent.

  4.20 Board Recommendation. The Board of Directors of Unit, at a meeting duly called and held, has by unanimous vote of those directors present (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the Unit Shareholders, and (b) resolved to recommend that the Unit Shareholders approve this Agreement and the transactions contemplated herein, including the Merger (the "UNIT BOARD RECOMMENDATION").

  4.21 [Intentionally Omitted.]

  4.22 Inventory. All of the inventory owned by Unit is valued on the books and records of Unit and in the financial statements contained in the Unit SEC Documents at lower of cost or market, the cost thereof being determined on a FIFO basis in accordance with generally accepted accounting principles. All of the finished goods inventory of Unit is in good, merchantable and usable condition and is salable in the ordinary course of business within a reasonable time and at normal profit margins, and all of the raw materials and work-in-process inventory of Unit can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. No material portion of Unit's inventory is obsolete, slow-moving, has been consigned to others or is on consignment from others.

  4.23 Receivables. All trade and other accounts receivable of Unit ("RECEIVABLES"), whether reflected on the financial statements contained in the Unit SEC documents or created after the date of such financial statements, arose from bona fide sales transactions of Unit, and no portion of any Receivable is subject to counterclaim, defense or set-off or is otherwise in dispute. Except to the extent of the recorded reserve for doubtful accounts, all of the Receivables are collectible in the ordinary course of business and will be fully collected within one hundred twenty (120) days after having been created using commercially reasonable efforts, except for contract reserves and retainages.

  4.24 Permits. Unit holds all permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under any applicable law or otherwise advisable in connection with the operation of its assets and business (each, a "PERMIT" and collectively, "PERMITS"). Each Permit is valid, subsisting and in full force and effect. Unit is in compliance with and has fulfilled and performed its obligations under each Permit, and, no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or any of them) that could constitute a breach or default under any Permit. Unit has not received any notice of non-renewal of any Permit.

  4.25 Real Property. Section 4.25 of the Unit Disclosure Schedule identifies all real properties currently owned, used or leased by Unit or in which Unit has an interest (collectively, the "REAL PROPERTY") and identifies the record title holder of all of the Real Property. Unit has good and marketable fee simple title to (or a leasehold interest in, as the case may be) all Real Property shown as owned by it on Section 4.25 of the Unit Disclosure Schedule, free and clear of all liens and other encumbrances, other than (i) easements, covenants, rights-of-way and other encumbrances or restrictions of record,
(ii) zoning restrictions, and (iii) liens for current taxes not yet due, provided that any such encumbrance in clauses (i), (ii) and (iii) does not either adversely affect the value of the Real Estate or prohibit or interfere with the operations of Unit's business. Unit has the right to quiet enjoyment of all Real Property in which it holds a leasehold interest for the full term, including all renewal rights, of the lease or similar agreement relating thereto. Copies of all title insurance policies written in favor of Unit and all surveys in Unit's possession relating to the Real Property owned or leased by Unit have been delivered to Parent. All structures and other improvements on all Real Property owned by Unit are within the lot lines and do not encroach on the properties of any other person, and the use and operation of all Real Property conform to all applicable building, zoning, safety and subdivision laws, environmental laws and other laws, and all restrictive covenants and restrictions and conditions affecting title. Unit has not received any written or oral notice of assessments for public improvements or condemnation against any Real Property.

  4.26 Labor Relations. No employee of Unit is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or threatened against Unit. No complaint against Unit is pending or threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of Unit. Unit has no contingent liability for sick leave, vacation time, severance pay or any similar item other than that which has been adequately reserved against on the February 28, 1998 balance sheet of Unit. Unit has no contingent liability for any occupational disease of any of its employees, former employees or others, other than that which has been adequately reserved against on the February 28, 1998 balance sheet of Unit.

  4.27 Products Liability; Warranties.

    (a) Section 4.27 of the Unit Disclosure Schedule (i) sets forth Unit's warranty expense for each of Unit's last three (3) fiscal years ended May 30, 1998, and (ii) describes Unit's product return policy and the form of all warranties given or made by Unit with respect to products sold by Unit since October 1, 1995.

    (b) Unit has not been required to file any notification or other report with, nor has Unit been required to provide information to, any product safety commission, agency, board or other governmental authority or any jurisdiction concerning actual or potential hazards with respect to any product manufactured or sold by Unit.

    (c) Unit has not failed to obtain approval of any product or component which is used, manufactured or licensed by Unit in the conduct of its business and which is required to be approved by any independent or government-sponsored testing laboratory, industry trade association or similar body, agency or association.

    (d) Except as disclosed on Section 4.27 of the Unit Disclosure Schedule, there is no fact or event which has occurred at any time since June 1, 1995 (or, to the best of Unit's knowledge, prior to such date) which has formed or could reasonably be expected to form the basis of any claim against Unit, whether or not covered by insurance, for products liability or for breach of any express or implied product warranty, other than warranty claims asserted by customers in the ordinary course of business and consistent with Unit's past experience as set forth on Section 4.27 of the Unit Disclosure Schedule. The reserves taken by Unit for warranty expenses, as reflected on Unit's financial statements contained in the Unit SEC Documents, are adequate to cover warranty claims asserted by customers in the ordinary course of business.

  4.28 Insurance. Section 4.28 of the Unit Disclosure Schedule discloses all insurance policies with respect to which Unit is the owner, insured or beneficiary. Such policies are reasonable, in both scope and amount, in light of the risks attendant to Unit's business. Unit will not have any liability after the Closing for retrospective or retroactive premium adjustments, except as disclosed in Section 4.28 of the Unit Disclosure Schedule. For the past five (5) years, all insurance policies covering products liability and general liability maintained by or for the benefit of Unit have been "claims made" policies. Section 4.28 of the Unit Disclosure Schedule discloses the manner in which Unit provides coverage for workers' compensation claims.

  4.29 Customer Relations.

    (a) Section 4.29 to the Unit Disclosure Schedule identifies (i) Unit's ten (10) largest customers during fiscal 1998 in terms of the proportion of Unit's revenue represented by such customers (each a "MAJOR CUSTOMER") and
  (ii) each supplier or vendor which is the sole supplier or vendor to Unit of any supply or material used by Unit in its business (a "SOLE SOURCE PROVIDER").

    (b) To Unit's knowledge, no facts exist relating to any Major Customer or Sole Source Provider that could reasonably be expected to have a material adverse effect on Unit's relationship with such Major Customer or Sole Source Provider or otherwise have a Material Adverse Effect on Unit or its business.

  4.30 Contracts; Compliance. Section 4.30 to the Unit Disclosure Schedule identifies each contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, to which Unit is a party or by which it or its assets may be affected, except for service agreements whose annual contract price is less than $100,000 and that (i) is material to Unit's business or Unit's assets or operations, individually or in the aggregate, (ii) involves the purchase, sale or lease of any asset, materials, supplies, inventory or services in excess of $100,000 per year, (iii) has an unexpired term of more than one (1) year from the date hereof, taking into account the effect of any renewal options, (iv) relates to the borrowing or lending of any money or guarantee of any obligation, (v) limits the right of Unit to compete in any line of business or otherwise restricts any right Unit may have, (vi) is an employment or consulting contract involving payment of compensation and benefits, (vii) is a confidentiality or non-disclosure agreement or other agreement relating to Unit's trade secrets, confidential information, or the protection of Unit's intellectual property, or (viii) was not entered into in the ordinary course (each, a "CONTRACT" and collectively, the "CONTRACTS"). Each Contract is a legal, valid and binding obligation of Unit and is in full force and effect. Unit and each other party to each Contract has performed all obligations required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or any of them) that would become or cause a breach, default or event of default thereunder, would give to any person the right to cause such a termination or would cause an acceleration of any obligation thereunder. Unit is not currently renegotiating any Contract in excess of $100,000, except as those Contracts identified as such on Section 4.30 of the Unit Disclosure Schedule, nor has Unit received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract. year, (iii) has an unexpired term of more than one (1) year from the date hereof, taking into account the effect of any renewal options, (iv) relates to the borrowing or lending of any money or guarantee of any obligation, (v) limits the right of Unit to compete in any line of business or otherwise restricts any right Unit may have, (vi) is an employment or consulting contract involving payment of compensation and benefits, (vii) is a confidentiality or non-disclosure agreement or other agreement relating to Unit's trade secrets, confidential information, or the protection of Unit's intellectual property, or (viii) was not entered into in the ordinary course (each, a "CONTRACT" and collectively, the "CONTRACTS"). Each Contract is a legal, valid and binding obligation of Unit and is in full force and effect. Unit and each other party to each Contract has performed all obligations required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or any of them) that would become or cause a breach, default or event of default thereunder, would give to any person the right to cause such a termination or would cause an acceleration of any obligation thereunder. Unit is not currently renegotiating any Contract in excess of $100,000, except as those Contracts identified as such on Section 4.30 of the Unit Disclosure Schedule, nor has Unit received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract.

  4.31 Year 2000. To Unit's knowledge, (i) no material modifications are required to any of Unit's computer systems or computer software to assure that such systems and software contain no deficiencies relating to formatting for entering dates (commonly referred to and referred herein as the "YEAR 2000 PROBLEM"); (ii) Unit's computer systems and software in all material respects are susceptible to all necessary modification and Unit has adequate personnel or consultants under contract or other available means to timely modify (or, as applicable, replace and/or upgrade) its own computer systems and software. Unit is not aware of any inability on the part of any of its customers, insurance providers or vendors to timely address the Year 2000 Problem that will in any manner materially adversely affect Unit's business operations.

  4.32 Disclosure. None of the representations or warranties of Unit contained herein and none of the information contained in the Unit Disclosure Schedule is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                                   ARTICLE V

                           COVENANTS OF THE PARTIES

  The parties hereto agree that:

  5.1 Mutual Covenants.

    (a) Hart-Scott-Rodino; Reasonable Efforts.

      (i) The parties agree to use their reasonable efforts to take all actions necessary to comply with the HSR Act and to make all necessary filings with applicable authorities thereunder.

      (ii) The parties further agree to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Parent or Unit from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, the Prospectus and the Registration Statement, (D) the taking of all action necessary to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for as a pooling of interests for financial reporting purposes and to ensure that the Merger constitutes a tax-free reorganization within the meaning of
    Section 368(a)(1)(A), (E) the satisfaction of all conditions precedent to the parties' obligations hereunder, and (F) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party's right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied with its obligations under this
    Section 5.1(a).

    (b) Tax-Free Treatment. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to cooperate with one another in obtaining an opinion to Unit from Stradling Yocca Carlson & Rauth ("STRADLING, YOCCA"), counsel to Unit, as provided for in Section 6.2(d). In connection therewith, each of Parent and Unit shall deliver to Stradling, Yocca representation letters and Unit shall use all reasonable efforts to obtain representation letters from appropriate shareholders of Unit and shall deliver any such letters obtained to Stradling, Yocca in each case in form and substance reasonably satisfactory to Stradling, Yocca.

    (c) Public Announcements. The initial press release concerning the Merger and the transactions contemplated hereby shall be a joint press release. Unless otherwise required by Applicable Laws or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to
  Section 7.1, Parent and Unit shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

    (d) Pooling-of-Interests. Each of the parties agrees that it shall not, and shall not permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Parent from accounting, and shall use reasonable efforts (including, without limitation, providing appropriate representation letters to Parent's accountants) to allow Parent to account, for the Merger in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Commission ("APB NO. 16").

  5.2 Covenants of Parent.

    (a) Preparation of Registration Statement. Consistent with the timing for the Unit Shareholders Meeting, Parent shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following pre-filing of the Proxy Statement by Unit, approval by Parent thereof, and clearance thereof by the Commission and shall use reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Parent shall obtain knowledge of any information pertaining to Parent contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Proxy Statement, Parent will so advise Unit in writing and will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Proxy Statement. Parent shall promptly furnish to Unit all information concerning it as may be required for the Proxy Statement and any supplements or amendments thereto. Parent shall cooperate with Unit in the preparation of the Proxy Statement in a timely fashion and shall use all reasonable efforts to assist Unit in clearing the Proxy Statement with the Staff of the Commission. Parent also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Shares of Parent Common Stock in the Merger.

    (b) Merger Sub. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Parent) or any material liabilities.

    (c) NYSE Listing. Parent shall use its reasonable efforts to cause the Shares of Parent Common Stock issuable pursuant to the Merger (including, without limitation, the Shares of Parent Common Stock issuable upon the exercise of the Parent Exchange Options) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

    (d) Notification of Certain Matters. Parent shall give prompt notice to Unit of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Parent representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(j) shall not limit or otherwise affect the remedies available hereunder to Unit.

    (e) Indemnification. From and after the Effective Time, Parent shall indemnify, defend and hold harmless the present and former officers and directors of Unit in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted by Applicable Law, including with respect to taking all actions necessary to advance expenses to the extent permitted by Applicable Law. Parent agrees that (a) the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation or any successor entity relating to the indemnification of officers and directors shall not be amended so as to make such provisions less favorable to the officers and directors of the Surviving Corporation than the provisions contained in the Articles of Incorporation and Bylaws of Subcorp in effect as of the date hereof, and (b) the Surviving Corporation shall not be merged with any other entity unless the provisions of the Articles of Incorporation and Bylaws (or equivalent documents) of the surviving entity in such merger relating to the indemnification of officers and directors are at least as favorable to the officers and directors of the Surviving Corporation as the provisions contained in the Articles of Incorporation and Bylaws of Subcorp in effect as of the date hereof. The present and former officers and directors of Unit are intended third-party beneficiaries of the provisions of this Section as of and following the Effective Time.

    (f) Employees and Employee Benefits.

      (i) For at least one year from and after the Effective Time, Parent and its affiliates shall provide Unit Employees (as defined below) with
    (a) retirement and savings benefits, (b) health and medical benefits,
    (c) severance benefits, and (d) other employee benefits that are, in the case of each such category of benefits, no less favorable in the aggregate than the comparable benefits provided to comparable employees of Parent and its affiliates immediately before the Effective Time.

      (ii) From and after the Effective Time, Parent shall treat all service by Unit Employees (as defined below) with Unit and its affiliates and their respective predecessors prior to the Effective Time for all purposes as service with Unit (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Unit Employees participate after the Effective Time, Parent shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to pre-existing condition of any Unit Employee who was, as of the Effective Time, excluded from participation in a Unit benefit plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by a Unit Employee or a Unit Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and subsidiaries of Parent.

      (iii) Nothing in Section 5.2(f) shall be construed to impose upon Parent and its affiliates any obligation to continue the employment of any Unit Employee following the Effective Time. For purposes of this
    Section 5.2(f), "Unit Employees" shall mean persons who are, as of the Effective Time, employees of Unit or any of its subsidiaries.

  5.3 Covenants of Unit.

    (a) Unit Shareholders Meeting. Unit shall take all action in accordance with the federal securities laws, the CCC, the Unit Articles and the Unit Bylaws necessary to convene a special meeting of Unit Shareholders (the "UNIT SHAREHOLDERS MEETING") to be held on the date determined by Unit and acceptable to Parent, to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby, including the Unit Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d).

    (b) Information for the Registration Statement and Preparation of Proxy Statement. Unit shall promptly furnish Parent with all information concerning it as may be required for inclusion in the Registration Statement. Unit shall cooperate with Parent in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Parent in having the Registration Statement declared effective by the Commission as promptly as practicable consistent with the timing for the Unit Shareholders Meeting. If, at any time prior to the Effective Time, Unit obtains knowledge of any information pertaining to Unit that would require any amendment or supplement to the Registration Statement or the Proxy Statement, Unit shall so advise Parent and shall promptly furnish Parent with all information as shall be required for such amendment or supplement and shall promptly amend or supplement the Proxy Statement and cooperate with Parent to promptly amend or supplement the Registration Statement, as the case may be. Unit shall use all reasonable efforts to cooperate with Parent in the preparation and filing of the Proxy Statement with the Commission on a confidential basis. Consistent with the timing for the Unit Shareholders Meeting as determined by Unit, Unit shall use all reasonable efforts to mail at the earliest practicable date to Unit Shareholders the Proxy Statement, which shall include all information required under Applicable Law to be furnished to Unit Shareholders in connection with the Merger and the transactions contemplated thereby and shall include the Unit Board Recommendation to the extent not previously withdrawn in compliance with
  Section 5.3(d) and the written opinions of Needham & Company, Inc. described in Section 4.19.

    (c) Conduct of Unit's Operations. Unit shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Unit shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of
  Parent:

      (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock,
    (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Unit Options which are outstanding as of the date hereof or which are granted by Unit prior to the Effective Time in compliance with the terms of this Agreement), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

      (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

      (iii) make or propose any changes in the Unit Articles or the Unit
    Bylaws;

      (iv) merge or consolidate with any other person;

      (v) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

      (vi) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or in the ordinary course of business consistent with past practice;

      (vii) enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable Law;

      (viii) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Unit's regular independent accountants;

      (ix) take any action that will likely result in any of the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

      (x) enter into or carry out any other transaction other than in the ordinary and usual course of business;

      (xi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

      (xii) agree in writing or otherwise to take any of the foregoing actions.

    (d) No Solicitation. Unit agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Unit, or acquisition of any capital stock from Unit (other than upon exercise of Unit Options which are outstanding as of the date hereof) or acquisition of any material assets of Unit and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Unit of any material assets or capital stock of any other person, or any combination of the foregoing (a "COMPETING TRANSACTION"), or negotiate, explore or otherwise engage in discussions with any person (other than Parent, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the Unit Shareholders, Unit may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a proposal for a Competing Transaction if and so long as the Board of Directors of Unit determines in good faith by a majority vote (after consultation with and receipt of advice from outside legal counsel leading the Board of Directors to conclude) that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of Unit under Applicable Law. Unit shall immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding any other provision of this Section 5.3(d), in the event that prior to the approval of the Merger by the Unit Shareholders the Board of Directors of Unit determines in good faith by a majority vote (after consultation with and receipt of advice from outside legal counsel leading the Board of Directors to conclude) that failure to do so would constitute a breach of the fiduciary duties of the Unit Board of Directors under Applicable Law, the Board of Directors of Unit may withdraw, modify or change the Unit Board Recommendation and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed Unit Board Recommendation in connection with a tender or exchange offer for Unit securities. Unit shall immediately advise Parent, in writing, of any inquiry, offer or proposal regarding a Competing Transaction or any determination of the Unit Board of Directors with respect thereto or with respect to the Unit Board Recommendation, and shall keep Parent informed at all times of the status thereof.

    (e) Termination Right. If prior to the approval of the Merger by the Unit Shareholders the Board of Directors of Unit shall determine in good faith, after consultation with its financial and legal advisors, with respect to any written proposal from a third party for a Competing Transaction received after the date hereof that to continue to recommend the Merger notwithstanding the receipt of the offer pertaining to such Competing Transaction would constitute a breach of the fiduciary duties of the Board of Directors of Unit under Applicable Law and that such Competing Transaction is more favorable to the Unit Shareholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Parent in response to such Competing Transaction), Unit may terminate this Agreement and enter into an acquisition agreement or other similar definitive agreement (each, an "ACQUISITION AGREEMENT") with respect to such Competing Transaction. Prior to terminating this Agreement pursuant to this Section 5.3(e), Unit shall endeavor to provide Parent with a reasonable opportunity of not less than 48 hours to respond to any Competing Transaction which Unit may wish to accept, including in any case advising Parent of the material terms of any Competing Transaction. In the event Unit terminates that Agreement pursuant to this Section 5.3(e), Unit shall promptly pay the Termination Fee as provided in Section 7.2.

    (f) Affiliates of Unit. Unit shall use all reasonable efforts to cause such officers and directors of Unit as may be requested by Parent and, in any event, each person who may be at the Effective Time or was on the date hereof an "affiliate" of Unit for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling-of-interests accounting treatment, to execute and deliver to Parent no less than 30 days prior to the date of the Unit Shareholders Meeting, the written undertakings in the form attached hereto as EXHIBIT A (the "UNIT AFFILIATE LETTER"). No later than 45 days prior to the date of the Unit Shareholders Meeting, Unit, after consultation with its outside counsel, shall provide Parent with a letter (reasonably satisfactory to outside counsel to Parent) specifying all of the persons or entities who, in Unit's opinion, may be deemed to be "affiliates" of Unit under the preceding sentence.

    (g) Access. Unit shall, and Unit shall cause each of its subsidiaries to, afford to Parent, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, access during normal business hours during the period prior to the Effective Time to all of Unit's and each of its subsidiaries' respective properties, books, contracts, commitments, personnel and records and, during such period, Unit shall, and Unit shall cause each of its respective subsidiaries to, furnish promptly to Parent, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or its representatives may request. Except to the extent otherwise required by law, Parent will hold any confidential information obtained pursuant to this Section 5.3(g) in accordance with the Confidentiality Agreement dated August 20, 1997, between Parent and Unit (the "CONFIDENTIALITY AGREEMENT").

    (h) Notification of Certain Matters. Unit shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Unit representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of Unit to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(h) shall not limit or otherwise affect the remedies available hereunder to Parent.

                                  ARTICLE VI

                                  CONDITIONS

  6.1 Conditions to the Obligations of Each Party. The obligations of Unit, Parent and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

    (a) (i) This Agreement and the Merger shall have been approved and adopted by the Unit Shareholders in the manner required by any Applicable Law, and (ii) the issuance of the Shares of Parent Common Stock to be issued in the Merger shall have been approved by the Parent's stockholders if required by any Applicable Law and the applicable rules of the NYSE.

    (b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated, and any requirements of foreign jurisdictions applicable to the consummation of the Merger shall have been satisfied unless the failure of such requirements of foreign jurisdictions to be satisfied does not constitute a Material Adverse Effect in respect of either Unit or Parent.

    (c) No judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger.

    (d) There shall not be pending any Action by any federal Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger.

    (e) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission.

    (f) The Shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

  6.2 Conditions to Obligations of Unit. The obligations of Unit to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Unit:

    (a) The representations and warranties of Parent and Subcorp set forth in
  Article III shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

    (b) Each of Parent and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

    (c) Each of Parent and Subcorp shall have furnished Unit with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

    (d) Unit shall have received the opinion of Stradling, Yocca dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, (ii) Unit, Parent and Subcorp will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the shareholders of Unit upon the receipt of Shares of Parent Common Stock in exchange for shares of Unit Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional share interests in Shares of Parent Common Stock.

  6.3 Conditions to Obligations of Parent and Subcorp. The obligations of Parent and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Parent:

    (a) The representations and warranties of Unit set forth in Article IV shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

    (b) Unit shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

    (c) Unit shall have obtained the consent and approval of each person whose consent is required in connection with the Merger under all agreements to which Unit or any of its subsidiaries is a party.

    (d) From and including the date hereof, there shall not have occurred any Material Adverse Change with respect to Unit (other than as may be disclosed in writing by Unit to Parent not less than five (5) business days prior to the Investigation Date).

    (e) Unit shall have furnished Parent and Subcorp with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a), (b), (c) and (d) have been satisfied.

    (f) Parent shall have concluded an investigation of the business, condition (financial and other), properties, assets, liabilities, prospects, operations and affairs of Unit, and Parent shall be satisfied, in its reasonable discretion, with the results of such investigation; provided, however, that this condition shall be deemed satisfied unless Parent delivers written notice (an "INVESTIGATION NOTICE") to Unit by 5:00 p.m. PDT on July 31, 1998 (the "INVESTIGATION DATE"), which Notice shall state in reasonable detail the basis for Parent's dissatisfaction and, if applicable, Parent's intention to terminate this Agreement pursuant to Section 7.1(h). Unit's representations and warranties set forth in this Agreement shall remain in full force and effect notwithstanding any investigation conducted by Parent under this Section 6.3(g), and Parent's failure to give notice under this Section 6.3(g) shall not be deemed to constitute a waiver by Parent of any of Parent's rights or remedies in the event of a breach by Unit of any of such representations or warranties. Notwithstanding the foregoing, this condition shall not apply to any matter which is expressly disclosed in the Unit Disclosure Schedules or in the Unit SEC Documents filed with the Commission prior to the date of this Agreement, except to the extent that the disclosure contained therein (a) does not disclose with reasonable accuracy the nature or magnitude of the impact on Unit's business, assets, condition (financial or other), results of operations or prospects or Unit's exposure with respect to any actual or potential liability, or (b) references documents which have not yet been provided to Parent, or (c) otherwise does not contain detail reasonably sufficient for Parent to evaluate the matters disclosed.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

  7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Unit Shareholders):

    (a) by mutual written consent of Parent and Unit;

    (b) by either Parent or Unit if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction enjoining Parent or Unit from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

    (c) by either Parent or Unit if the Merger shall not have been consummated before December 31, 1998, provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

    (d) by Parent if the Board of Directors of Unit shall withdraw, or shall modify or change the Unit Board Recommendation in a manner adverse to Parent;

    (e) by Parent or Unit if at the Unit Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Unit Shareholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

    (f) by Unit, pursuant to Section 5.3(e);

    (g) by Parent or Unit if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in
  Section 6.2(a) or 6.2(b) (in the case of a breach by Parent) or Section 6.3(a), 6.3(b), 6.3(c) or 6.3(d) (in the case of a breach by Unit) or would result in a material adverse effect on the ability of Parent and/or Unit to consummate the Merger, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach;

    (h) by Parent, upon failure of the condition set forth in Section 6.3(g), unless Unit cures all conditions referenced in the Investigation Notice (if susceptible to cure) within 30 days after the receipt of such Investigation Notice; or

    (i) by Unit, if the Average Share Price is less than $24.00.

  7.2 Effect of Termination.

    (a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of
  Section 5.3(g) and the provisions of Sections 7.2 and 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, which will survive in accordance with its terms. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement by either party, then, in addition to other remedies at law or equity for breach of this Agreement, the breaching party shall indemnify and hold harmless the non-breaching parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation, preparation of filings, and shareholders' meetings and consents, and any litigation by third parties resulting from the execution of this Agreement ("COSTS").

    (b) Unit agrees that, if:

      (i) Unit terminates this Agreement pursuant to Section 7.1(f); or

      (ii) (A) Unit terminates this Agreement pursuant to Section 7.1(e) or Parent terminates this Agreement pursuant to Section 7.1(d), (B) at the time of such termination there is a publicly announced or disclosed Competing Transaction with respect to Unit involving a third party or, in the case of a termination pursuant to Section 7.1(d), at the time of such termination there is a Competing Transaction with respect to Unit involving a third party of which Unit is aware, and (C) within nine months after such termination, Unit shall enter into an Acquisition Agreement for a Business Combination (as defined below) or consummates a Business Combination;

    then, (X) in the case of a termination by Unit as described in clause
    (i) above, concurrently with such termination, or (Y) in the case of a termination by Unit or Parent as described in clause (ii) above upon the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, Unit will pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent (i) in reimbursement for Parent's expenses an amount in cash equal to the aggregate amount of Parent's costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees and (ii) a termination fee in an amount equal to $1.5 million (such amounts collectively, the "TERMINATION FEE"). For the purposes of this Section 7.2, "BUSINESS COMBINATION" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Unit as a result of which the Unit Shareholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of any material assets of Unit or its subsidiaries, or (iii) the acquisition, by a person (other than Parent or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the Unit Common Stock whether by tender or exchange offer or otherwise.

    (c) In the event that Unit shall fail to pay the Termination Fee or any other amount payable under Section 7.2(b) when due, such amount shall be increased to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2, together with interest on such unpaid Termination Fee or expenses, commencing on the date that such Termination Fee or expenses became due, at a rate equal to the rate of interest publicly announced by Bank of America, from time to time, in the City of Los Angeles as such bank's base rate plus 3.00%; provided, however, that such interest shall not exceed the maximum permitted under any applicable usury or similar law or regulation.

  7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Unit Shareholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the Unit Shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  7.4 Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to Unit) and Unit (with respect to Parent and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

  7.5 Exclusive Remedy. In the event that any Termination Fee is paid pursuant to Section 7.2, notwithstanding any other provision of this Agreement, it is understood and agreed that such Termination Fee shall be the exclusive remedy for any act or omission resulting in the termination of this Agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

                                 ARTICLE VIII

                                 MISCELLANEOUS

  8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)if to Parent or Subcorp:

    United States Filter Corporation
    40-004 Cook Street
    Palm Desert, California 92211
    Attention: Damian C. Georgino
    Telecopy No.: (760) 346-4024
    with a copy to

    Gary J. Singer, Esq.
    O'Melveny & Myers LLP
    610 Newport Center Drive, Suite 1700
    Newport Beach, California 92660
    Telecopy No.: (949) 823-6994

  (b)if to Unit:

    Unit Instruments, Inc.
    22600 Savi Ranch Parkway
    Yorba Linda, California 92687
    Attention: Mr. Gary Patten
    Telecopy No.: (714) 921-0636

    with a copy to

    Nick E. Yocca, Esq.
    Stradling Yocca Carlson & Rauth
    660 Newport Center Drive, Suite 1600
    Newport Beach, California 92660
    Telecopy No.: (949) 725-4100

  8.3 Interpretation.

    (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Unit, such reference shall be deemed to include any and all subsidiaries of Unit, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.7, 4.8, 4.12, 4.16, 4.17, 4.19,
  4.20, 4.21 and 8.3.

    (b) For the purposes of any provision of this Agreement, a "MATERIAL ADVERSE EFFECT" or a "MATERIAL ADVERSE CHANGE" with respect to any party shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which has a material adverse effect on the business, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include any change in or effect upon the business, financial condition, results of operations or prospects of such party or any of its subsidiaries directly or indirectly arising out of or attributable to or a consequence of (i) conditions, events, or circumstances generally affecting the industries in which Parent (and its subsidiaries) and Unit (and its subsidiaries) operate or the economy in general, (ii) the loss by such party (and its subsidiaries) of any of its customers, suppliers or employees as a result of the transactions contemplated hereby or the public announcement of this Agreement, or (iii) any action or change specifically contemplated by the provisions of this Agreement or specifically disclosed in the Unit Disclosure Schedule or the Parent Disclosure Schedule.

    (c) For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    (d) For purposes of this Agreement, "knowledge" of a party shall mean the actual knowledge of all officers of such party with a title of vice president or higher.

  8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which shall constitute an original.

  8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

  8.6 Third Party Beneficiaries. Except as expressly set forth in Section 5.2(e) hereof, nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

  8.7 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of California. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in California.

  8.8 Consent to Jurisdiction; Venue.

    (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of California and to the jurisdiction of any United States District Court located in California, for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any California state or federal court sitting in California. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

    (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

  8.9 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

  8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  8.11 Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

  IN WITNESS WHEREOF, Parent, Subcorp and Unit have signed this Agreement as of the date first written above.

                                          "PARENT"

                                          UNITED STATES FILTER CORPORATION, a
                                          Delaware corporation

                                          By: /s/ Damian C. Georgino
                                             ------------------------------
                                              Name: DAMIAN C. GEORGINO
                                              Title: Executive Vice President

                                          "SUBCORP"

                                          KINETICS ACQUISITION CORP.,
                                          a California corporation

                                          By: /s/ Damian C. Georgino
                                             ------------------------------
                                              Name: DAMIAN C. GEORGINO
                                              Title: Vice President

                                          "UNIT"

                                          UNIT INSTRUMENTS, INC., a California
                                          corporation

                                          By: /s/ Gary N. Patten
                                             ------------------------------
                                              Name: GARY N. PATTEN
                                              Title: Vice President and Chief
                                              Financial Officer

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

  This First Amendment to Agreement and Plan of Merger (this "AMENDMENT") is made and entered into as of August 5, 1998, by and among United States Filter Corporation, a Delaware corporation ("PARENT"), Kinetics Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("SUBCORP"), and Unit Instruments, Inc., a California corporation ("UNIT").

                            PRELIMINARY STATEMENTS

  A. The parties entered into an Agreement and Plan of Merger dated as of July 2, 1998 (the "MERGER AGREEMENT").

  B. The parties have decided to amend the Merger Agreement by amending, restating and supplementing certain provisions of the Merger Agreement as set forth in this Amendment.

                                   AGREEMENT

  Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

Section 1. Section 2.2(a) of the Merger Agreement is amended and restated in its entirety as follows:

    "(a) The "EXCHANGE RATIO" shall equal $11.03 divided by the Parent Share Value. The "PARENT SHARE VALUE" shall be either (i) the average of the closing price per share for shares of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE COMPOSITE TAPE") on each of the twenty (20) consecutive trading days ending on the fifth
  (5th) trading day preceding the Closing Date (the "AVERAGE SHARE PRICE") if the Average Share Price is above $26.00, or (ii) $26.00 if the Average Share Price is equal to or less than $26.00. No certificates for fractional Shares of Parent Common Stock shall be issued as a result of the conversion provided for in Section 2.1(b)."

  Section 2. In order to induce Subcorp and Parent to enter into this Amendment, Unit hereby represents and warrants to Parent and Subcorp as follows:

    (a) Unit has received the oral advice of Needham & Company, its financial advisors, to the effect that, as of the date of this Amendment, the Exchange Ratio is fair to the Unit Shareholders from a financial point of view. Such oral advice has not been withdrawn or revoked or modified in any material respect and is to be confirmed in a written fairness opinion of Needham & Company, which opinion will be dated as of the date of this Amendment. Unit will promptly provide copies of such opinion to Parent.

    (b) The Board of Directors of Unit has authorized this Amendment and, by unanimous written consent, (i) determined that the Merger Agreement, as amended by this Amendment, and the transactions contemplated thereby and hereby, including the Merger, taken together, are fair to and in the best interests of the Unit Shareholders, and (ii) resolved to recommend that the Unit Shareholders approve the Merger Agreement, as amended by the Amendment, and the transactions contemplated therein and herein, including the Merger (which recommendation shall be deemed part of the Unit Board Recommendation).

  Section 3. In addition to the conditions set forth in Section 6.3 of the Merger Agreement, the obligations of Parent and Subcorp to consummate the Merger and the other transactions contemplated by the Merger Agreement, as amended by this Amendment, shall be subject to the fulfillment of the following conditions unless waived by Parent:

    (a) The representations and warranties of Unit set forth in this Amendment shall be true and correct in all material respects on and as of the Closing Date.

    (b) Needham & Company shall have waived, in form and substance reasonably acceptable to Parent and Subcorp, all of its registration rights under that certain Warrant to Purchase 100,000 Shares of Common Stock of Autoclave Engineers, Inc. dated as of October 17, 1994.

  Section 4. In order to induce Unit to enter into this Amendment, Parent and Subcorp agree with Unit that, except as set forth in or contemplated by
Section 3 above, and notwithstanding the delivery to Unit of the letter from Parent's counsel dated July 31, 1998 pursuant to Section 6.3(f) of the Merger Agreement (the "INVESTIGATION NOTICE"):

    (a) The condition to Parent's and Subcorp's obligations set forth in
  Section 6.3(f) of the Merger Agreement shall be deemed to be satisfied;

    (b) The matters set forth in the Investigation Notice, to the extent of information pertaining thereto that has been specifically disclosed by Unit to Parent in the draft of Unit's annual report on Form 10-K delivered by Unit to Parent on July 22, 1998, in Unit's press release dated July 17, 1998 announcing certain workforce reductions (the "PRESS RELEASE"), or in other written material delivered by Unit to Parent and Subcorp prior to Parent's execution of this Amendment (collectively, the "PREVIOUSLY DISCLOSED INFORMATION"), shall be deemed to amend and supplement the Unit Disclosure Schedules for all purposes under Article IV of the Merger Agreement;

    (c) Parent and Subcorp hereby waive any breach of Unit's covenants under
  Section 5.1(c) or 5.3(c) of the Merger Agreement with respect to the issuance by Unit of the Press Release and the taking by Unit of actions specified in and consistent with the Press Release;

    (d) Unit shall be deemed to have complied with its notice obligations under Section 5.3(h) of the Merger Agreement with respect to the Previously Disclosed Information; and

    (e) The parties further agree that (i) for purposes of the condition set forth in Section 6.3(d) of the Merger Agreement, the Previously Disclosed Information shall be deemed to have been disclosed by Unit to Parent not less than five (5) business days prior to the Investigation Date and (ii) any deterioration in Unit's prospects or operating results after July 22, 1998, to the extent such deterioration is attributable to a decline after such date in the market demand for semiconductor manufacturing equipment, shall not be deemed a Material Adverse Change for the purposes of Section
  4.7 or Section 8.3(b) of the Merger Agreement.

  Section 5. Miscellaneous.

    (a) Effect of Amendment. The provisions of this Amendment are hereby incorporated into and made part of the Merger Agreement. Except as amended by this Amendment, all of the provisions of the Merger Agreement shall continue in full force and effect.

    (b) Definitions. Unless otherwise defined in this Amendment, capitalized terms have the meanings given in the Merger Agreement.

    (c) Entire Agreement. The Merger Agreement (including the documents and the instruments referred to therein), the Confidentiality Agreement, and this Amendment constitute the entire agreement among the parties and supersede all prior agreements, understandings and representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

    (d) Counterparts. This Amendment may be executed in counterparts, which shall constitute one and the same instrument. The parties may execute more than one copy of this Amendment, each of which shall constitute an original.

  IN WITNESS WHEREOF, Parent, Subcorp and Unit have signed this Amendment as of the date first written above.

                                          "PARENT"

                                          UNITED STATES FILTER CORPORATION, a
                                          Delaware corporation

                                          By: /s/ David J. Shimmon
                                             ------------------------------
                                            Name: DAVID J. SHIMMON
                                            Title: President & COO

                                          "SUBCORP"

                                          KINETICS ACQUISITION CORP.,
                                          a California corporation

                                          By: /s/ Kevin L. Spence
                                             ------------------------------
                                          Name: KEVIN L. SPENCE
                                          Title: Executive Vice President, CFO

                                          "UNIT"

                                          UNIT INSTRUMENTS, INC., a California
                                          corporation

                                          By: /s/ Gary N. Patten
                                             ------------------------------
                                          Name: GARY N. PATTEN
                                          Title: Vice President & CEO

               SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

  This Second Amendment to Agreement and Plan of Merger (this "AMENDMENT") is made and entered into as of November 10, 1998, by and among United States Filter Corporation, a Delaware corporation ("PARENT"), Kinetics Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("SUBCORP"), and Unit Instruments, Inc., a California corporation ("UNIT").

                            PRELIMINARY STATEMENTS

  A. The parties have entered into an Agreement and Plan of Merger dated as of July 2, 1998, as amended by a First Amendment to Agreement and Plan of Merger dated August 5, 1998 (as so amended, the "AGREEMENT").

  B. The parties have decided to further amend the Agreement by amending, restating and supplementing certain provisions of the Agreement as set forth in this Amendment.

                                   AGREEMENT

  Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

  Section 1. Section 2.2(a) of the Agreement is amended and restated in its entirety as follows:

    "(a) The "EXCHANGE RATIO" shall equal the Merger Consideration divided by the Parent Share Value. The "MERGER CONSIDERATION" shall be determined as follows: (i) if the Parent Share Value is greater than or equal to $22.00, then the Merger Consideration shall equal $10.00; (ii) if the Parent Share Value is less than $22.00 and greater than $12.00, then the Merger Consideration shall equal $8.00 plus the dollar amount equal to a fraction, the numerator of which shall be the Parent Share Value minus $12.00 and the denominator of which shall be five (5); and (iii) if the Parent Share Value is less than or equal to $12.00, then the Merger Consideration shall equal $8.00. The "PARENT SHARE VALUE" shall be the average of the closing price per share for shares of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE COMPOSITE TAPE") on each of the twenty (20) consecutive trading days ending on the fifth (5th) trading day preceding the Closing Date (the "AVERAGE SHARE PRICE"). No certificates for fractional Shares of Parent Common Stock shall be issued as a result of the conversion provided for in Section 2.1(b)."

  Section 2. Section 7.1(c) of the Agreement is amended and restated in its entirety as follows:

    "(c) by either Parent or Unit if the Merger shall not have been consummated before January 29, 1999, provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date."

  Section 3. Section 7.1(i) of the Agreement is amended and restated in its entirety as follows:

    "(i) by Parent, if the Average Share Price is less than $11.00."

  Section 4. In order to induce Subcorp and Parent to enter into this Amendment, Unit hereby represents and warrants to Parent and Subcorp as follows:

    (a) Unit has received the oral advice of Needham & Company, its financial advisors, to the effect that, as of the date of this Amendment, the Exchange Ratio is fair to the Unit Shareholders from a financial point of view. Such oral advice has not been withdrawn or revoked or modified in any material respect and is to be confirmed in a written fairness opinion of Needham & Company, which opinion will be dated as of the date of this Amendment. Unit will promptly provide copies of such opinion to Parent.

    (b) The Board of Directors of Unit has authorized this Amendment and, at a meeting duly called and held, has by unanimous vote of all of Unit's directors (i) determined that the Agreement, as amended by this Amendment, and the transactions contemplated thereby and hereby, including the Merger, taken together, are fair to and in the best interests of the Unit Shareholders, and (ii) resolved to recommend that the Unit Shareholders approve the Agreement, as amended by this Amendment, and the transactions contemplated therein and herein, including the Merger (which recommendation shall be deemed part of the Unit Board Recommendation).

  Section 5. In addition to the conditions set forth in Section 6.3 of the Agreement, the obligations of Parent and Subcorp to consummate the Merger and the other transactions contemplated by the Agreement, as amended by this Amendment, shall be subject to the conditions that (a) the representations and warranties of Unit set forth in this Amendment shall be true and correct in all material respects on and as of the Closing Date and (b) a Unit Affiliate Letter (as defined below) shall have been delivered to Parent by each Unit Affiliate (as defined below) who is also an officer of Unit, duly executed by such Unit Affiliate, at least twenty (20) days prior to the Closing Date.

  Section 6. Preliminary Statement "E", Section 5.1(d) and Section 5.3(f) are hereby deleted in their entirety.

  Section 7. Affiliates of Unit. Unit shall use all reasonable efforts to cause such officers and directors of Unit as may be requested by Parent and, in any event, each person who may be at the Effective Time or was on the date hereof an "affiliate" of Unit for purposes of Rule 145 under the Securities Act (each a "UNIT AFFILIATE"), to execute and deliver to Parent no less than 30 days prior to the date of the Unit Shareholders Meeting, the written undertakings in the form attached hereto as EXHIBIT A (the "UNIT AFFILIATE LETTER"). Concurrently with the delivery of this Amendment, Unit, after consultation with its outside counsel, shall provide Parent with a letter (reasonably satisfactory to outside counsel to Parent) specifying all of the persons or entities who, in Unit's opinion, may be deemed to be "affiliates" of Unit under the preceding sentence.

  Section 8. Miscellaneous.

    (a) Effect of Amendment. The provisions of this Amendment are hereby incorporated into and made part of the Agreement. Except as amended by this Amendment, all of the provisions of the Agreement shall continue in full force and effect.

    (b) Definitions. Unless otherwise defined in this Amendment, capitalized terms have the meanings given in the Agreement.

    (c) Entire Agreement. The Agreement (including the documents and the instruments referred to therein), the First Amendment to Agreement and Plan of Merger dated August 5, 1998 among Parent, Subcorp and Unit, the Confidentiality Agreement, and this Amendment constitute the entire agreement among the parties and supersede all prior agreements, understandings and representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

    (d) Counterparts. This Amendment may be executed in counterparts, which shall constitute one and the same instrument. The parties may execute more than one copy of this Amendment, each of which shall constitute an original.

                           [Signature Page Follows]

  IN WITNESS WHEREOF, Parent, Subcorp and Unit have signed this Amendment as of the date first written above.

                                          "PARENT"

                                          UNITED STATES FILTER
                                          CORPORATION,
                                          a Delaware corporation

                                          By: /s/ David J. Shimmon
                                             --------------------------------
                                            Name: DAVID J. SHIMMON
                                            Title: President and Chief
                                           Operating Officer,
                                          Industrial Products and Services
                                           Group

                                          "SUBCORP"

                                          KINETICS ACQUISITION CORP.,
                                          a California corporation

                                          By: /s/ David J. Shimmon
                                             --------------------------------
                                            Name: DAVID J. SHIMMON
                                            Title: President and Chief
                                           Executive Officer

                                          "UNIT"

                                          UNIT INSTRUMENTS, INC.,
                                          a California corporation

                                          By: /s/ Gary N. Patten
                                             --------------------------------
                                            Name: GARY N. PATTEN
                                            Title: Vice President

                                   EXHIBIT A

                        [Form of Unit Affiliate Letter]
                              November     , 1998

Ladies and Gentlemen:

  I have been advised that as of the date hereof I may be deemed an "affiliate" of Unit Instruments, Inc., a California corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933 (the "Act").

  Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 2, 1998, as amended as of August 5, 1998 and November 10, 1998 (as so amended, the "Agreement"), among United States Filter Corporation, a Delaware corporation ("Parent"), Kinetics Acquisition Corp., a California corporation ("Subcorp"), and the Company providing for the Merger of Subcorp with and into the Company (the "Merger"), and as a result of the Merger, I may receive shares of common stock of Parent, par value $.01 per share (the "Parent Common Stock"), in exchange for the shares of common stock of the Company, par value $.15 per share (the "Company Common Stock") owned by me at the Closing of the Merger as determined pursuant to the Agreement. As used herein the term "Parent Common Stock" means and includes those shares of Parent Common Stock issued to me as a result of the Merger.

  I represent, warrant and covenant to Parent and Subcorp that in such event:

  A. I shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations. In this connection, I understand that the issuance of the Parent Common Stock to me has been or will be registered under the Act, but that such registration would not cover resales by affiliates. Accordingly, the Parent Common Stock must be held by me indefinitely unless (a) the Parent Common Stock has been registered under the Act for sale by me, (b) a sale of the Parent Common Stock is made in conformity with the volume and other applicable limitations of paragraph (d) of Rule 145, or (c) another exemption from registration is available.

  B. I understand that neither Parent nor Subcorp is under any obligation to register the sale or other disposition of the Parent Common Stock by me or on my behalf or to take any other action to qualify for an exemption from registration.

  C. I have carefully read this letter and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

  D. I understand that stop transfer instructions will be given to Parent's transfer agents with respect to my Parent Common Stock and that there will be placed on the certificates for my Parent Common Stock a legend stating in substance:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION."

  E. I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put a legend on the certificates issued to my transferee stating in substance:

                              Exhibit A - Page 1

  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE U.S. SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION OF SUCH SHARES, AND SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT OF 1933."

                                          Very truly yours,



                              Exhibit A - Page 2

                                  APPENDIX B

                    [LETTERHEAD OF NEEDHAM & COMPANY, INC.]

                                                              November 10, 1998

Board of Directors
Unit Instruments, Inc.
22600 Savi Ranch Parkway
Yorba Linda, California 92887

Gentlemen:

  We understand that United States Filter Corporation ("US Filter"), Unit Instruments, Inc. ("Unit") and Kinetics Acquisition Corp., a wholly-owned subsidiary of US Filter ("Acquisition Sub"), have entered into an Agreement and Plan of Merger dated as of July 2, 1998, as amended by a First Amendment to Agreement and Plan of Merger dated as of August 5, 1998 and a Second Amendment to Agreement and Plan of Merger dated as of November 10, 1998 (such Agreement, as amended, the "Merger Agreement") whereby Acquisition Sub will be merged with and into Unit and Unit will become a wholly-owned subsidiary of US Filter (the "Merger"). The terms of the Merger are set forth more fully in the Merger Agreement.

  Pursuant to the Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each share of common stock, par value $.15 per share, of Unit ("Unit Common Stock") will be converted into the right to receive a number of shares of common stock of US Filter, par value $.01 per share ("US Filter Common Stock"), equal to the Exchange Ratio, which is defined in the Merger Agreement as the Merger Consideration divided by the Parent Share Value. The "Merger Consideration" is determined pursuant to the Merger Agreement as follows: (i) if the Parent Share Value is greater than $22.00, then the Merger Consideration shall equal $10.00; (ii) if the Parent Share Value is less than $22.00 but greater than $12.00, then the Merger Consideration shall equal $8.00 plus the dollar amount equal to a fraction, the numerator of which shall be the Parent Share Value minus $12.00 and the denominator of which shall be five; and (iii) if the Parent Share Value is less than or equal to $12.00, then the Merger Consideration shall equal $8.00. "Parent Share Value" is defined in the Merger Agreement as the average of the closing price per share for shares of US Filter Common Stock as reported on the New York Stock Exchange Composite Tape on each of the twenty consecutive trading days ending on the fifth trading day preceding the closing date under the Merger Agreement.

  You have asked us to advise you as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of Unit Common Stock ("Unit Shareholders"). Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have acted as financial advisor to Unit in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent on the consummation of the Merger. In addition, Unit has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

  For purposes of this opinion we have, among other things: (a) reviewed the Merger Agreement; (b) reviewed certain publicly available information concerning Unit and US Filter and certain other relevant financial and operating data of Unit made available from the internal records of Unit; (c) reviewed the historical stock prices and trading volumes of the Unit Common Stock and US Filter Common Stock; (d) held discussions with members of senior management of Unit concerning the current and future business prospects of Unit;

(e) reviewed certain financial forecasts and projections prepared by the management of Unit; (f) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Unit; (g) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (h) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

  In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us for purposes of rendering this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that (i) the Merger will be accounted for under the purchase method of accounting, (ii) the Merger will constitute a tax-free reorganization, and
(iii) any material liabilities (contingent or otherwise, known or unknown) of Unit and US Filter are as set forth in the consolidated financial statements of Unit and US Filter, respectively. With respect to Unit's financial forecasts provided to us by its management, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Unit. We express no opinion with respect to such forecasts or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Unit or US Filter. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Unit Shareholders of the Exchange Ratio and does not address Unit's underlying business decision to engage in the Merger. Our opinion does not constitute a recommendation to any Unit Shareholder as to how such Shareholder should vote on the proposed Merger.

  We are not expressing any opinion as to what the value of US Filter Common Stock will be when issued to the Unit Shareholders pursuant to the Merger or the prices at which US Filter Common Stock will actually trade at any time.

  In the ordinary course of our business, we may actively trade the equity securities of US Filter or Unit for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Unit and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement.

  Based upon and subject to the foregoing, it is our opinion that as of the date hereof the Exchange Ratio is fair to the Unit Shareholders from a financial point of view.

                                          Very truly yours,

                                          /s/ Needham & Company, Inc.

                                  APPENDIX C
             CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW
                              DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. DEMAND FOR PURCHASE.

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. ENDORSEMENT OF SHARES.

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. AGREED PRICE--TIME FOR PAYMENT.

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISERS' REPORT--PAYMENT--COSTS.

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined.
A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
  (i) of Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Certificate of Incorporation and the Bylaws of U.S. Filter provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, the state of incorporation of U.S. Filter.

  Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification when a person is made a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding.

  If such a proceeding is brought by or in the right of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper.

  Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

  U.S. Filter maintains an errors and omissions liability policy for the benefit of its officers and directors, which may cover certain liabilities of such individuals to U.S. Filter.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits. The following exhibits are filed as part of this registration statement:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 2.01    Agreement and Plan of Merger, dated as of July 2, 1998, by and among
          United States Filter Corporation, Kinetics Acquisition Corp. and Unit
          Instruments, Inc. (included as Appendix A to the Proxy
          Statement/Prospectus included in this Registration Statement)
 2.02    First Amendment to Agreement and Plan of Merger, dated as of August 5,
          1998, by and among United States Filter Corporation, Kinetics
          Acquisition Corp. and Unit Instruments, Inc. (included as Appendix A to the Proxy Statement/Prospectus included in this Registration
          Statement)
 2.03    Second Amendment to Agreement and Plan of Merger, dated as of November
          10, 1998, by and among United States Filter Corporation, Kinetics
          Acquisition Corp. and Unit Instruments, Inc. (included as Appendix A to the Proxy Statement/Prospectus included in this Registration
          Statement)
 4.01    Rights Agreement between United States Filter Corporation and The Bank of New York, as Rights Agent, dated as of November 27, 1998
          (incorporated by reference to Exhibit 1 of U.S. Filter's Registration
          Statement on Form 8-A dated December 2, 1998)

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
  5.01   Opinion of Kirkpatrick & Lockhart LLP as to the legality of the securities being registered (filed herewith)
  8.01   Opinion of Stradling Yocca Carlson & Rauth as to certain tax matters
          (filed herewith)
 23.01   Consent of KPMG Peat Marwick LLP (filed herewith)
 23.02   Consent of Ernst & Young LLP (filed herewith)
 23.03   Consent of PricewaterhouseCoopers (filed herewith)
 23.04   Consent of PricewaterhouseCoopers LLP (filed herewith)
 23.05   Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.01 filed herewith)
 23.06   Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 8.01 filed herewith)
 24.01   Powers of Attorney (included on signature page of this registration statement)
 99.1    Form of Unit Proxy (filed herewith)
 99.2    Consent of Needham & Company (filed herewith)

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the U.S. Filter Annual Report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (8) To supply by means of a post-effective amendment all information concerning a transaction, and the corporation being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Desert, State of California, on December 16, 1998.

                                             UNITED STATES FILTER CORPORATION


                                             By: /s/ Richard J. Heckmann
                                                -------------------------------
                                                    Richard J. Heckmann
                                                   Chairman of the Board
                                                and Chief Executive Officer

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin L. Spence and Damian C. Georgino, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                             CAPACITY                       DATE
             ---------                             --------                       ----

    /s/ Richard J. Heckmann          Chairman of the Board and Chief        December 16, 1998
____________________________________  Executive Officer (Principal
        Richard J. Heckmann           Executive Officer) and a Director

      /s/ David J. Shimmon           President and Chief Operating Officer  December 16, 1998
____________________________________
          David J. Shimmon

      /s/ Kevin L. Spence            Executive Vice President and           December 16, 1998
____________________________________  Chief Financial Officer (Principal
          Kevin L. Spence             Financial and Accounting Officer)

                                     President and Chief Operating          December   , 1998
____________________________________  Officer--North American
          Andrew D. Seidel            Wastewater Group and a Director

                                     President/Chief Operating Officer--    December   , 1998
____________________________________  North American Process Water
         Nicholas C. Memmo            Group and a Director

         /s/ James E. Clark          Director                               December 16, 1998
____________________________________
           James E. Clark


              SIGNATURE               CAPACITY          DATE
              ---------               --------          ----

      /s/ John L. Diederich           Director    December 16, 1998
 ____________________________________
          John L. Diederich

       /s/ Robert S. Hillas           Director    December 16, 1998
 ____________________________________
           Robert S. Hillas

       /s/ Arthur B. Laffer           Director    December 16, 1998
 ____________________________________
           Arthur B. Laffer

        /s/ Ardon E. Moore            Director    December 16, 1998
 ____________________________________
            Ardon E. Moore

    /s/ Alfred E. Osborne, Jr.        Director    December 16, 1998
 ____________________________________
        Alfred E. Osborne, Jr.

      /s/ J. Danforth Quayle          Director    December 16, 1998
 ____________________________________
          J. Danforth Quayle

    /s/ C. Howard Wilkins, Jr.        Director    December 16, 1998
 ____________________________________
        C. Howard Wilkins, Jr.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  2.01   Agreement and Plan of Merger, dated as of July 2, 1998, by and among
          United States Filter Corporation, Kinetics Acquisition Corp. and Unit
          Instruments, Inc. (included as Appendix A to the Proxy
          Statement/Prospectus included in this Registration Statement)
  2.02   First Amendment to Agreement and Plan of Merger, dated as of August 5,
          1998, by and among United States Filter Corporation, Kinetics
          Acquisition Corp. and Unit Instruments, Inc. (included as Appendix A to the Proxy Statement/Prospectus included in this Registration
          Statement)
  2.03   Second Amendment to Agreement and Plan of Merger, dated as of November
          10, 1998, by and among United States Filter Corporation, Kinetics
          Acquisition Corp. and Unit Instruments, Inc. (included as Appendix A to the Proxy Statement/Prospectus included in this Registration
          Statement)
  4.01   Rights Agreement between United States Filter Corporation and The Bank of New York, as Rights Agent, dated as of November 27, 1998
          (incorporated by reference to Exhibit 1 of U.S. Filter's Registration
          Statement on Form 8-A dated December 2, 1998)
  5.01   Opinion of Kirkpatrick & Lockhart LLP as to the legality of the securities being registered (filed herewith)
  8.01   Opinion of Stradling Yocca Carlson & Rauth as to certain tax matters
         (filed herewith)
 23.01   Consent of KPMG Peat Marwick LLP (filed herewith)
 23.02   Consent of Ernst & Young LLP (filed herewith)
 23.03   Consent of PricewaterhouseCoopers (filed herewith)
 23.04   Consent of PricewaterhouseCoopers LLP (filed herewith)
 23.05   Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.01 filed herewith)
 23.06   Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 8.01 filed herewith)
 24.01   Powers of Attorney (included on signature page of this registration statement)
 99.1    Form of Unit Proxy (filed herewith)
 99.2    Consent of Needham & Company (filed herewith)